                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [ ]  Confidential, for Use of the
                                              Commission Only (as Permitted by
[X]  Definitive Proxy Statement               Rule 14a-6(e)(2))

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                   TXU CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                   TXU CORP.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:


Notes:

                                                                   [LOGO OF TXU]

--------------------------------------------------------------------------------

TXU Corp.


Notice of Annual Meeting
of Shareholders,
Proxy Statement and
Financial Information


Annual Meeting of Shareholders:
Friday, May 11, 2001, at 9:30 a.m.
Dallas Ballroom
Conference Center
Adam's Mark Hotel
400 North Olive Street
Dallas, Texas 75201

 Whether or not you will be able to attend the annual meeting, please sign and return the proxy promptly so that you may be represented at the meeting.

                                   TXU Corp.

                               1601 Bryan Street
                            Dallas, Texas 75201-3411


                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                               ----------------

                                                                  March 23, 2001

To the Shareholders of TXU Corp.:

   The annual meeting of shareholders of TXU Corp. will be held in the Dallas Ballroom of the Conference Center of the Adam's Mark Hotel, 400 North Olive Street, Dallas, Texas on Friday, May 11, 2001 at 9:30 a.m. for the following purposes:

  1.  To elect a Board of Directors for the ensuing year; and

  2.  To approve the selection of auditors for the year 2001.

   The Board of Directors has fixed the close of business on March 12, 2001 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments shall be determined.

   Whether or not you will be able to attend the meeting, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY. No postage need be affixed to the reply envelope which is enclosed herewith for your convenience if it is mailed in the United States.

                                          Peter B. Tinkham
                                          Secretary

                                   TXU Corp.

                               1601 Bryan Street
                           Dallas, Texas 75201-3411

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                                                 March 23, 2001

   A proxy in the accompanying form is solicited by the Board of Directors of TXU Corp. for use at the annual meeting of shareholders to be held in the Dallas Ballroom of the Conference Center of the Adam's Mark Hotel, 400 North Olive Street, Dallas, Texas on Friday, May 11, 2001 at 9:30 a.m. and any adjournments thereof for the purposes set forth in the accompanying notice.

   The close of business on March 12, 2001 has been fixed as the time as of which shareholders entitled to notice of, and to vote with respect to, this meeting shall be determined. At such date there were outstanding and entitled to vote 258,129,397 shares of common stock. Except as indicated below, each share is entitled to one vote on all matters submitted to shareholders.

   Any shareholder may exercise the right of cumulative voting in the election of directors provided the shareholder gives written notice of such intention to the Secretary of the Company on or before the date preceding the election. When exercising this right the shareholder is entitled to one vote for each share held multiplied by the number of directors to be elected and may cast all such votes for a single nominee or spread such votes among the nominees in any manner desired.

   This Notice, Proxy Statement and form of proxy are being mailed or given to shareholders on or about March 23, 2001. Since the Summary Annual Report for 2000 contains abbreviated financial information, the audited consolidated financial statements and certain other financial information of the Company are included in Appendix B to this Proxy Statement.

   The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone. The Company has hired D.
F. King & Co. to assist in the solicitation of proxies at an estimated cost of $8,000 plus disbursements. Shareholders may assist the Company in avoiding expenses in this connection by returning their proxies promptly.

   Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time prior to the exercise thereof. The shares represented by any proxy duly given as a result of this request will be voted in the discretion of the persons named in the proxy unless the shareholder specifies a choice by means of the ballot space on the proxy, in which case the shares will be voted accordingly.

   The Company has adopted a confidential voting policy. Accordingly, tabulation of proxies and votes cast at the meeting will be conducted by an independent agent and the votes of individual shareholders will be kept private and not disclosed to the Company, except in limited circumstances.

   The presence in person or by proxy of the holders of a majority of the shares of the common stock entitled to vote shall constitute a quorum entitled to transact business at the meeting. Directors are elected by plurality vote of the votes cast at the meeting; abstentions and non-votes, as described below, will have no effect. The approval of the selection of auditors requires the affirmative vote of a majority of the shares represented at the meeting; abstentions and non-votes, i.e. shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on such matter, will be treated as negative votes.

                  2002 ANNUAL MEETING SHAREHOLDERS' PROPOSALS

   All proposals from shareholders to be considered at the next annual meeting scheduled for May 17, 2002 must be received by the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411, not later than the close of business on November 23, 2001.

   In addition, the rules of the Securities and Exchange Commission allow the Company to use discretionary voting authority to vote on any matter coming before the 2002 annual meeting of shareholders that is not included in the proxy statement for that meeting if the Company does not have notice of the matter by February 6, 2002.

                             ELECTION OF DIRECTORS

   It is the intent of the Board of Directors that the persons named in the proxy will vote your shares in favor of the nominees for directors listed hereafter, unless authority is withheld. All of the nominees are current members of the Board of Directors. The persons named in the proxy may cumulate the votes represented thereby and in case any such nominee shall become unavailable, which the Board of Directors has no reason to anticipate, may vote for a substitute.

   The names of the nominees for the office of director for the ensuing year and information about them, as furnished by the nominees themselves, are set forth below:

                           Served as
        Name         Age director since    Business experience during past five years
        ----         --- --------------    ------------------------------------------

Derek C. Bonham
 (3)(4)(6).......... 57       1998      Non-Executive Chairman of Imperial Tobacco Group
                                        PLC (since October 1996), Cadbury Schweppes PLC
                                        (since May 2000) and Fieldens PLC (since July
                                        1998). Chairman of The Energy Group PLC
                                        (February 1997 - July 1998); prior thereto
                                        Deputy Chairman and Chief Executive of Hanson
                                        PLC (November 1993 - February 1997); prior
                                        thereto Chief Executive of Hanson PLC (April
                                        1992 -November 1993). Director of TXU Europe
                                        Limited, Cadbury Schweppes PLC, Fieldens PLC,
                                        Glaxo SmithKline PLC and Imperial Tobacco Group
                                        PLC.

                           Served as
        Name         Age director since    Business experience during past five years
        ----         --- --------------    ------------------------------------------

J. S. Farrington
 (2)(5)............. 66       1983      Retired Chairman of the Board and Chief
                                        Executive of the Company; Consultant to the
                                        Company (May 1998 - May 2000); prior thereto
                                        Chairman Emeritus of the Company (May 1997 - May
                                        1998); prior thereto Chairman of the Board of
                                        the Company (May 1995 - May 1997); prior thereto
                                        Chairman of the Board and Chief Executive of the
                                        Company (February 1987 - May 1995); prior
                                        thereto President of the Company (May 1983 -
                                        February 1987).
William M. Griffin
 (1)(3)(4)(6)(7).... 74       1966      Principal, Griffin, Swanson & Co., Inc.
                                        (investments). Executive Vice President (until
                                        August 1985) and Chairman of the Finance
                                        Committees (until March 1986) of The Hartford
                                        Fire Insurance Company and Subsidiaries.
                                        Director of The Hartford Fire Insurance Company
                                        (until March 1991) and Shawmut National
                                        Corporation (until April 1992).
Kerney Laday
 (3)(4)(6)(7)....... 59       1993      President, The Laday Company (management
                                        consulting and business development) since July
                                        1995; prior thereto Vice President, field
                                        operations, Southern Region, U. S. Customer
                                        Operations, Xerox Corporation (January 1991 -
                                        June 1995); prior thereto Vice President and
                                        region general manager, Xerox (1986 - 1991).

Jack E. Little...... 62       2001      Retired President and Chief Executive Officer,
                                        Shell Oil Company, since July 1999; prior
                                        thereto President and Chief Executive Officer,
                                        Shell Oil Company (1998-1999); prior thereto
                                        President and Chief Executive Officer, Shell
                                        Exploration & Production Company (1995-1998).
                                        Director of Noble Drilling Corporation.
Margaret N. Maxey
 (2)(3)(4)(6)....... 74       1984      Director, Clint W. Murchison, Sr. Chair of Free
                                        Enterprise and Professor, Biomedical Engineering
                                        Program, College of Engineering, The University
                                        of Texas at Austin since 1982; prior thereto
                                        Assistant Director, Energy Research Institute,
                                        Columbia, South Carolina (1980 - 1982).

                             Served as
        Name           Age director since    Business experience during past five years
        ----           --- --------------    ------------------------------------------
Erle Nye
 (2)(5)(7)..........   63       1987      Chairman of the Board and Chief Executive of the
                                          Company since May 1997; prior thereto President
                                          and Chief Executive of the Company (May 1995 -
                                           May 1997); prior thereto President of the
                                          Company (February 1987 - May 1995); Chairman of
                                          the Board and Chief Executive, and Director of
                                          TXU Electric Company and TXU Gas Company.
                                          Director of TXU Europe Limited.
J. E. Oesterreicher
 (1)(2)(3)(4)(6)....   59       1996      Retired Chairman of the Board and Chief
                                          Executive Officer of J C Penney Company, Inc.
                                          (retailer) since September 2000; prior thereto
                                          Chairman of the Board and Chief Executive
                                          Officer (January 1997 -September 2000); prior
                                          thereto Chief Executive Officer (January 1995 -
                                           January 1997); prior thereto Vice Chairman of
                                          the Board (1995 - 1997); prior thereto
                                          President, J C Penney Stores and Catalog (1992 -
                                           1995). Director of Brinker International, Inc.
                                          and The Dial Corporation.
Charles R. Perry
 (1)(2)(3)(4)(5)(6)..  71       1985      Private investments, oil and gas interests.
                                          Chairman and Chief Executive Officer, Avion
                                          Flight Centre, Inc.; Chairman and Chief
                                          Executive Officer, Perry Management, Inc.;
                                          President, Colorado
                                          River Municipal Water District; formerly, member
                                          and Chairman, Texas National Research Laboratory
                                          Commission (1986 - 1994); Founder and former
                                          Chairman of the Board (1983 - 1987), Perry Motor
                                          Freight, Inc.
Herbert H.
 Richardson            70       1992      Associate Vice Chancellor for Engineering and
 (3)(4)(5)(6).......                      Director, Texas Transportation Institute, The
                                          Texas A&M University System; Associate Dean of
                                          Engineering, Regents Professor and Distinguished
                                          Professor of Engineering, Texas A&M University;
                                          Chancellor, The Texas A&M University System
                                          (1991 - 1993) and Deputy Chancellor for
                                          Engineering, The Texas A&M University System
                                          (1986 - 1991).

--------
(1) Member of Audit Committee.

(2) Member of Executive Committee.

(3) Member of Finance Committee.

(4) Member of Nominating Committee.

(5) Member of Nuclear Committee.

(6) Member of Organization and Compensation Committee.

(7) Member of Business Development Committee.

   During 2000 the Board of Directors held five meetings. The standing committees of the Board of Directors and the membership of each committee are shown on the preceding pages. During 2000 each of the Directors attended more than 96% of the aggregate of the Board of Directors meetings and the meetings of the Committees on which they serve.

   The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities applicable to the Company's auditing, accounting and financial reporting processes and the Company's system of internal control. The Committee has developed, and the Board of Directors has adopted, a written charter which is reproduced in Appendix A to this proxy statement. The Audit Committee held five meetings during 2000.

   The Executive Committee exercises the authority of the Board in the intervals between meetings of the Board. The Executive Committee held one meeting during 2000.

   The Finance Committee reviews and recommends to the Board, for its consideration, major financial undertakings and policies and performs such other duties as may be assigned to it from time to time by the Board. The Finance Committee held four meetings during 2000.

   The Nominating Committee selects and recommends to the Board, for its consideration, persons as nominees for election as directors of the Company and performs such other duties as may be assigned to it from time to time by the Board. The Nominating Committee held one meeting in 2000. Shareholders may recommend nominees for directors to the Nominating Committee by writing to the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411.

   The Nuclear Committee reviews, generally oversees, and makes reports and recommendations to the Board in connection with the operation of the Company's nuclear generating units. The Nuclear Committee held seven meetings during 2000.

   The Organization and Compensation Committee reviews and establishes the duties, titles and remuneration of officers of the Company. The Organization and Compensation Committee held five meetings in 2000.

   The Business Development Committee reviews and recommends to the Board, for its consideration, new business opportunities, proposed acquisitions and other transactions and performs such other duties as may be assigned to it from time to time by the Board. The Business Development Committee held six meetings during 2000.

   Except as described herein, directors were compensated in 2000 by a retainer at the annual rate of $36,000 plus $1,500 for each Board meeting attended and $1,000 for each Committee meeting attended. Effective July 1, 2000, the retainer for service on the Board was increased from an annual rate of $30,000 to an annual rate of $36,000. Also effective July 1, 2000, the annual retainers for service on the Nuclear Committee and the Business Development Committee were established at $5,000 compared to the previous retainers for service on such committees of $8,000 and $3,000, respectively. Directors who are officers, or former officers, of the Company do not receive any fees for service as a director. All directors are reimbursed for reasonable expenses incurred in connection with their services as directors.

   Directors who receive a retainer for their service as a director may elect to defer, in increments of 25%, all or a portion of their annual Board retainer pursuant to the TXU Deferred Compensation Plan for Outside Directors (Directors' Plan). Amounts deferred are matched by the Company. Under the Directors' Plan, a trustee purchases Company common stock with an amount of cash equal to each participant's deferred retainer and matching amount, and accounts are established for each participant containing performance units equal to such number of common shares. Directors' Plan investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (not fewer than three nor more than ten years, as selected by the participant) or upon death or disability while serving as a director, the value of the participant's accounts is paid in cash based on the then current value of the performance units.

   In lieu of the retainers and fees paid to other non-officer directors as described herein, Mr. Bonham received annual compensation from the Company in the amount of (Pounds)100,000 (approximately $149,310 based on 2000 year-end foreign exchange rates), under the terms of an agreement which also provides for administrative support, transportation expenses and health insurance. This agreement may be terminated at any time by either party upon three-months' notice.

   In addition to the retainers and fees described herein, Mr. Laday provides consulting services to the Company under an agreement which provides for a monthly retainer of $12,000 as well as reimbursement of certain travel expenses. The agreement may be terminated at any time by either party upon 60-days' written notice. Mr. Laday was paid $144,000 during 2000 under this agreement.

   Mr. Farrington entered into a management transition agreement with the Company pursuant to which he retired as an active employee of the Company in May of 1998. Under the agreement, which expired on May 31, 2000, he provided consulting services to the Company at an annual fee of $200,000 following his retirement.

              BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

   Each nominee for director and certain executive officers reported beneficial ownership of common stock of the Company, as of the date hereof, as follows:

                                                        Number of Shares
                                                  ------------------------------
                                                  Beneficially  Deferred
        Name                                         Owned      Plans(1)  Total
        ----                                      ------------  -------- -------
Derek C. Bonham..................................     4,000         N/A    4,000
J. S. Farrington.................................    23,642      15,873   39,515
William M. Griffin...............................    70,000(2)    5,596   75,596
Kerney Laday.....................................     2,100       5,596    7,696
Jack E. Little...................................       --          N/A      --
Margaret N. Maxey................................     5,646       7,416   13,062
Erle Nye.........................................   188,594      83,190  271,784
J. E. Oesterreicher..............................     2,600       7,623   10,223
Charles R. Perry.................................     5,700(3)    5,596   11,296
Herbert H. Richardson............................     2,100       5,107    7,207
H. Jarrell Gibbs.................................    48,415      37,486   85,901
David W. Biegler.................................   152,641(4)   33,416  186,057
Brian N. Dickie..................................    24,057      25,014   49,071
Michael J. McNally...............................    67,747      32,373  100,120
All Directors and Executive Officers as a group
 (15 persons)....................................   608,004     278,022  886,026

--------

(1) Share units held in deferred compensation accounts under the Deferred and Incentive Compensation Plan or the Directors' Plan. Although these plans allow such units to be paid only in the form of cash, investments in such units create essentially the same investment stake in the performance of the Company's common stock as do investments in actual shares of common stock. Since he does not receive a retainer, Mr. Bonham is not eligible to participate in the Directors' Plan. Dr. Little will first be eligible to participate in the Directors' Plan for the Plan Year beginning July 1, 2001.

(2) Shares reported include 10,000 shares owned by Mr. Griffin's spouse as her separate property in which Mr. Griffin disclaims any beneficial ownership.

(3) Shares reported include 200 shares owned by Mr. Perry's spouse as her separate property in which Mr. Perry disclaims any beneficial ownership.

(4) Shares reported include 106,451 shares subject to stock options exercisable within sixty days of the record date.

   Except as noted, the named individuals have sole voting and investment power for the shares of common stock reported as Beneficially Owned. Ownership of such common stock by each individual director and executive officer and for all directors and executive officers as a group constituted less than 1% of the Company's outstanding shares.

   The Company has no knowledge of any person who beneficially owned more than 5% of the common stock of the Company as of December 31, 2000. Mellon Bank, N.A. (Mellon), held as of such date, in its capacity as Trustee of the TXU Thrift Plan (Thrift Plan), a total of 12,710,249 shares of the Company's common stock, or 4.9% of the outstanding common shares, of which 8,050,253 shares, or 3.1% of the outstanding shares, have been allocated to Thrift Plan participants' accounts. Thrift Plan participants are entitled to direct Mellon as to how to vote shares allocated to their accounts, and Mellon disclaims beneficial ownership of such allocated shares.

                            EXECUTIVE COMPENSATION

   The Company and its subsidiaries have paid or awarded compensation during the last three calendar years to the following executive officers for services in all capacities:

                          SUMMARY COMPENSATION TABLE

                               Annual Compensation         Long-Term Compensation
                             -----------------------    -----------------------------
                                                               Awards         Payouts
                                                        --------------------- -------
                                              Other                                     All
                                             Annual     Restricted Securities          Other
                                             Compen-      Stock    Underlying  LTIP   Compen-
       Name and              Salary   Bonus  sation       Awards    Options/  Payouts sation
  Principal Position    Year   ($)   ($)(1)    ($)        ($)(2)    SARs (#)  ($)(3)  ($)(4)
  ------------------    ---- ------- ------- -------    ---------- ---------- ------- -------
Erle Nye, (6).......... 2000 950,000 380,000     --      593,750      --      399,793 218,101
 Chairman of the Board  1999 908,333 475,000     --      688,750      --       61,016 184,892
 and Chief Executive of 1998 818,750 350,000     --      541,250      --       19,674 156,906
 the Company

H. Jarrell Gibbs,...... 2000 537,500 150,000  69,897(5)  273,750      --       94,668 112,735
 Vice Chairman of the   1999 511,667 156,000 276,491     273,000      --       24,969  94,140
 Board of the Company   1998 443,750  97,500 142,860     210,000      --        7,390  77,213

David W. Biegler,...... 2000 650,000 162,500     --      308,750      --            0  96,924
 President of the
  Company               1999 641,667 164,000     --      310,250      --            0  81,509
                        1998 617,500 102,500     --      244,250      --            0 174,208

Brian N. Dickie, (6)... 2000 779,167 240,000     --      420,000      --            0  64,672
 Executive Vice
  President             1999 531,250       0 526,551     168,750      --            0 500,648
 of the Company         1998       0       0     --            0      --            0       0

Michael J. McNally,
 (6)................... 2000 466,667 150,000     --      262,500      --      190,094 129,159
 Executive Vice
  President             1999 395,000 145,000     --      239,500      --            0 134,852
 and Chief Financial
  Officer               1998 335,000 102,000     --      183,000      --            0 123,936
 of the Company

--------

(1) Amounts reported as Bonus in the Summary Compensation Table are attributable to the named officer's participation in the Annual Incentive Plan (AIP). Elected corporate officers of the Company and its participating subsidiaries with a title of Vice President or above are eligible to participate in the AIP. Under the terms of the AIP, target incentive awards ranging from 40% to 75% of base salary, and a maximum award of 100% of base salary, are established. The percentage of the target or the maximum actually awarded, if any, is dependent upon the attainment of per share net income goals established in advance by the Organization and Compensation Committee (Committee) as well as the Committee's evaluation of the participant's and the Company's performance. One-half of each award is paid in cash and is reflected as Bonus in the Summary Compensation Table. Payment of the remainder of the award is deferred and invested under the Deferred and Incentive Compensation Plan (DICP) discussed hereinafter in footnote (2).

(2) Amounts reported as Restricted Stock Awards in the Summary Compensation Table are attributable to the named officer's participation in the Deferred and Incentive Compensation Plan (DICP). Elected corporate officers of the Company and its participating subsidiaries with the title of Vice President or above are eligible to participate in the DICP. Participants in the DICP may defer a percentage of their base salary not to exceed a maximum percentage determined by the Committee for each Plan year and in any event not to exceed 15% of the participant's base salary. Salary deferred under the DICP is included in amounts reported as Salary in the Summary Compensation Table. The Company makes a matching award (Matching Award) equal to 150% of the participant's deferred salary. In addition, one-half of any AIP award (Incentive Award) is deferred and invested under the DICP. The Matching Awards and Incentive Awards are subject to forfeiture under certain circumstances. Under the DICP, a trustee purchases Company common stock with an amount of cash equal to each participant's deferred salary, Matching Award and Incentive Award, and accounts are established for each participant containing performance units (Units) equal to such number of common shares. DICP investments, including reinvested dividends, are restricted to Company common stock, and the value of each unit credited to participants' accounts equals the value of a share of Company common stock. On the expiration of the applicable maturity period (three years for Incentive Awards and five years for deferred salary and Matching Awards), the values of the participants' accounts are paid in cash based upon the then current value of the Units; provided, however, that in no event will a participant's account be deemed to have a cash value which is less than the sum of such participant's deferred salary together with 6% per annum interest compounded annually. The maturity period is waived if the participant dies or becomes totally and permanently disabled and may be extended under certain circumstances.

   Incentive Awards and Matching Awards that have been made under the DICP are included under Restricted Stock Awards in the Summary Compensation Table for each of the last three years. As a result of these awards, undistributed Incentive Awards and Matching Awards made under the Plan in prior years, and dividends reinvested thereon, the number and market value at December 31, 2000 of such Units (each of which is equal to one share of common stock) held in the DICP accounts for Messrs. Nye, Gibbs, Biegler, Dickie and McNally were 62,925 ($2,788,364), 26,816 ($1,188,284), 24,705
   ($1,094,740), 17,888 ($792,662) and 23,723 ($1,051,225), respectively.

(3) Amounts reported as LTIP payouts in the Summary Compensation Table are attributable to the vesting and distribution of performance based restricted stock awards under the Long-Term Incentive Compensation Plan (LTICP) and the distribution during the year of earnings on salaries previously deferred under the DICP.

   The LTICP is a comprehensive, stock-based incentive compensation plan providing for discretionary grants of common stock-based awards, including restricted stock. Outstanding awards to named executive officers vest at the end of a three year performance period and provide for an ultimate award of from 0% to 200% of the number of shares initially awarded based on the Company's total return to shareholders over the three year period compared to the total return provided by the companies comprising the Standard & Poor's Electric Utility Index. Dividends on the restricted stock are reinvested in Company common stock and are paid in cash upon release of the restricted shares. Based on the Company's total return to shareholders over the three year period ending March 31, 2000 compared to the returns provided by the companies comprising the Standard & Poor's Electric Utility Index, Messrs. Nye, Gibbs and McNally each received 50% of the restricted shares awarded in May of 1997, which stock was valued at $380,188, $86,406 and $190,094, respectively.

   Amounts reported also include earnings distributed during the year on salaries previously deferred under the DICP for Messrs. Nye and Gibbs of $19,605 and $8,262, respectively.

   As a result of restricted stock awards under the LTICP, and reinvested dividends thereon, the number of shares of restricted stock and the value of such shares at December 31, 2000 held for Messrs. Nye, Gibbs, Biegler, Dickie and McNally were 147,396 ($6,531,485), 32,598 ($1,444,499), 29,539
   ($1,308,947), 23,468 ($1,039,926) and 47,853 ($2,120,486), respectively.

   As noted, salaries deferred under the DICP are included in amounts reported as Salary in the Summary Compensation Table. Amounts shown in the table below represent the number of shares purchased under the DICP with these deferred salaries for 2000 and the number of shares awarded under the
   LTICP:

            Long-Term Incentive Plans -- Awards in Last Fiscal Year

                             Deferred and Incentive
                               Compensation Plan
                                     (DICP)           Long-Term Incentive Compensation Plan (LTICP)
                            ------------------------ ------------------------------------------------
                            Number of   Performance  Number of   Performance
                             Shares,     or Other     Shares,     or Other       Estimated Future
                             Units or  Period Until   Units or  Period Until          Payouts
                              Other    Maturation or   Other    Maturation or -----------------------
             Name           Rights (#)    Payout     Rights (#)    Payout     Minimum (#) Maximum (#)
             ----           ---------- ------------- ---------- ------------- ----------- -----------
   Erle Nye................   4,503       5 Years      75,000      3 Years          0       150,000
   H. Jarrell Gibbs........   2,607       5 Years      12,000      3 Years          0        24,000
   David W. Biegler........   3,081       5 Years      10,000      3 Years          0        20,000
   Brian N. Dickie.........   3,792       5 Years      12,000      3 Years          0        24,000
   Michael J. McNally......   2,370       5 Years      20,000      3 Years          0        40,000

(4) Amounts reported as All Other Compensation in the Summary Compensation Table are attributable to the named officer's participation in certain plans and as otherwise described hereinafter in this footnote.

  Under the TXU Thrift Plan (Thrift Plan) all eligible employees of the Company and any of its participating subsidiaries may invest up to 16% of their regular salary or wages in common stock of the Company, or in a variety of selected mutual funds. Under the Thrift Plan, the Company matches a portion of an employee's contributions in an amount equal to 40%, 50% or 60% (depending on the employee's length of service) of the first 6% of such employee's contributions. All matching amounts are invested in common stock of the Company. The amounts reported under All Other Compensation in the Summary Compensation Table include these matching amounts which, for Messrs. Nye, Gibbs, Biegler, Dickie and McNally were $6,120, $5,100, $6,120, $4,080 and $4,080, respectively, during 2000.

  The Company has a Salary Deferral Program (Program) under which each employee of the Company and its participating subsidiaries whose annual salary is equal to or greater than an amount established under the Program ($100,550 for the Program Year beginning April 1, 2000) may elect to defer a percentage of annual base salary, or any bonus or other special cash compensation for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof. Such deferrals may be up to a maximum of 50% of the employee's annual salary and/or 100% of the employee's bonus or other special cash compensation. The Company makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of salary deferred under the Program. Salary and bonuses deferred under the Program are included in amounts reported under Salary and

  Bonus, respectively, in the Summary Compensation Table. Deferrals are credited with earnings or losses based on the performance of investment alternatives selected by each participant. At the end of the applicable maturity period, the trustee for the Program distributes the deferrals and the applicable earnings in cash. The distribution is in a lump sum if the applicable maturity period is seven years. If the retirement option is elected, the distribution is made in twenty annual installments. The Company is financing the retirement option portion of the Program through the purchase of corporate-owned life insurance on the lives of participants. The proceeds from such insurance are expected to allow the Company to fully recover the cost of the retirement option. During 2000, matching awards, which are included under All Other Compensation in the Summary Compensation Table, were made for Messrs. Nye, Gibbs, Biegler, Dickie and McNally in the amounts of $76,000, $43,000, $52,000, $47,333 and $37,333, respectively.

  Under the Company's Split-Dollar Life Insurance Program (Insurance Program), split-dollar life insurance policies are purchased for elected corporate officers of the Company and its participating subsidiaries with a title of Vice President or above, with a death benefit equal to four times their annual Insurance Program compensation. New participants vest in the policies issued under the Insurance Program over a six year period. The Company pays the premiums for these policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments. Although the Insurance Program is terminable at any time, it is designed so that if it is continued, the Company will fully recover all of the insurance premium payments it has made either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of fifteen years of participation or the participant's attainment of age sixty-five. During 2000, the economic benefit derived by Messrs. Nye, Gibbs, Biegler, Dickie and McNally from the term insurance coverage provided and the interest foregone on the remainder of the insurance premiums paid by the Company amounted to $135,981, $64,635, $38,804, $13,259 and $16,519, respectively.

  An amount of $71,227 is included in the All Other Compensation column of the Summary Compensation Table for Mr. McNally for 2000 representing additional compensation that the Company agreed to pay Mr. McNally incident to his employment with the Company in lieu of payments he would have received from a prior employer.

(5) The amount reported for Mr. Gibbs as Other Annual Compensation for 2000 represents income taxes paid on Mr. Gibbs' behalf in connection with an extended assignment in the United Kingdom which ended in 2000. Such taxes are associated with certain benefits provided by the Company under its standard expatriate policy.

(6) The Company has entered into employment agreements with Messrs. Nye, Dickie and McNally as hereinafter described in this footnote.

  Effective June 1, 2000, the Company entered into an employment agreement with Mr. Nye. The agreement provides for Mr. Nye's continued service, through June 1, 2004 (Term), as the Company's Chairman of the Board and Chief Executive. Under the terms of the agreement, Mr. Nye will, during the Term, be entitled to a minimum annual base salary of $950,000, eligibility for an annual bonus under the terms of the AIP, and minimum annual restricted stock awards of 40,000 shares under the LTICP. The agreement also provides for the funding of the retirement benefit to which Mr. Nye will be entitled under the Company's supplemental retirement plan in an amount determined in accordance with the standard formula under such plan. Additionally, the agreement entitles Mr. Nye to certain severance benefits in the event he is terminated without cause during the Term, including a payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and bonuses he would have received for the remainder of the Term; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the Term, including a payment equal to the greater of three times his annualized base salary and target bonus, or the total base salary and bonus he would have received for the remainder of the Term; a payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

  The Company entered into an employment agreement with Mr. Dickie effective April 12, 1999, which provides for a minimum annual base salary of $750,000 through May 31, 2002, and a minimum annual incentive bonus equal to one-half of Mr. Dickie's then current annual base salary and minimum annual restricted stock awards of 10,000 shares under the LTICP for each of 1999, 2000 and 2001. Under the terms of the agreement, Mr. Dickie is also entitled to certain retirement compensation, as well as severance benefits in the event of a termination of Mr. Dickie's employment without cause, including a payment equal to annual base salary and target bonus; a payment for otherwise forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

  The Company entered into an employment agreement with Mr. McNally effective July 1, 2000. The employment agreement provides for the continued service by Mr. McNally through June 30, 2003 (Term). Under the terms of the agreement, Mr. McNally will, during the Term, be entitled to a minimum annual base salary of $500,000, eligibility for an annual bonus under the terms of the AIP, and minimum annual restricted stock awards of 20,000 shares under the LTICP. Additionally, the agreement entitles Mr. McNally to certain severance benefits in the event he is terminated without cause during the Term, including a payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and bonuses he would have received for the remainder of the Term; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the Term, including a payment equal to the greater of three times his annual base salary and target bonus, or the total base salary and bonus he would have received for the remainder of the Term; a payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payment.

   As a part of the acquisition of ENSERCH Corporation (predecessor by name change to TXU Gas Company) in 1997, options to purchase the common stock of ENSERCH which had been granted to various employees of ENSERCH were converted into options to acquire common shares of the Company. The table below shows, for each of the named officers, the information specified with respect to exercised, exercisable and unexercisable options under all existing stock option plans, converted into shares of the Company's common stock into which such options became exercisable at the time of the ENSERCH acquisition.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                                                Number Of Securities      Value of Unexercised
                                               Underlying Unexercised         In-the-Money
                                                     Options at                Options at
                           Shares                 December 31, 2000         December 31, 2000
                         Acquired on  Value              (#)                       ($)
                          Exercise   Realized ------------------------- -------------------------
          Name               (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Erle Nye................       0         0            0          0               0         0
H. Jarrell Gibbs........       0         0            0          0               0         0
David W. Biegler........       0         0      129,778          0       2,598,889         0
Brian N. Dickie.........       0         0            0          0               0         0
Michael J. McNally......       0         0            0          0               0         0

   The Company and its subsidiaries maintain retirement plans (TXU Retirement
Plan) which are qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (Code). Annual retirement benefits under the traditional defined benefit formula of the TXU Retirement Plan, which applied to each of the named officers, are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant's average annual earnings during his or her three years of highest earnings. Amounts reported under Salary for the named officers in the Summary Compensation Table approximate earnings as defined by the TXU Retirement Plan without regard to any limitations imposed by the Code. Benefits paid under the TXU Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code. As of February 28, 2001, years of accredited service under the TXU Retirement Plan for Messrs. Nye, Gibbs, Biegler, Dickie and McNally were 38, 38, 3, 1 and 4, respectively.

                            TXU PENSION PLAN TABLE

                                    Years of Service
                ----------------------------------------------------------------
Remuneration       20           25           30            35             40
------------    --------     --------     --------     ----------     ----------
$   50,000      $ 14,688     $ 18,360     $ 22,032     $   25,704     $   29,376
   100,000        29,688       37,110       44,532         51,954         59,376
   200,000        59,688       74,610       89,532        104,454        119,376
   400,000       119,688      149,610      179,532        209,454        239,376
   800,000       239,688      299,610      359,532        419,454        479,376
 1,000,000       299,688      374,610      449,532        524,454        599,376
 1,400,000       419,688      524,610      629,532        734,454        839,376
 1,800,000       539,688      674,610      809,532        944,454      1,079,376
 2,000,000       599,688      749,610      899,532      1,049,454      1,199,376

   Before the ENSERCH acquisition, Mr. Biegler earned retirement benefits under the Retirement and Death Benefit Program of 1969 of ENSERCH Corporation and Participating Subsidiary Companies (ENSERCH Retirement Plan) which was merged into, and became a part of, the TXU Retirement Plan effective December 31, 1997. In connection with this plan merger, the TXU Retirement Plan was amended to provide that the retirement benefit of certain ENSERCH employees will equal the sum of

(1) their accrued benefit under the ENSERCH Retirement Plan through the last pay period of 1997 and (2) their accrued benefit under the TXU Retirement Plan beginning with the first pay period of 1998; provided that the aggregate retirement benefit earned under the traditional defined benefit plan formula of the plans can be no less than the retirement benefit which would have been earned had all service under the traditional defined benefit formula been under the ENSERCH Retirement Plan. Mr. Biegler, whose employment with the Company began August 5, 1997, is treated in a similar manner. Amounts reported for Mr. Biegler under Salary and Bonus in the Summary Compensation Table approximate earnings as defined by the ENSERCH Retirement Plan without regard to any limitations imposed by the Code. Benefits paid under the ENSERCH Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code. As of February 28, 2001, Mr. Biegler had 29 years of accredited service under the ENSERCH Retirement Plan and, as noted, 3 years of accredited service under the TXU Retirement Plan.

                          ENSERCH PENSION PLAN TABLE

                                    Years of Service
              -------------------------------------------------------------
Remuneration     20       25        30         35         40         45
------------  -------- -------- ---------- ---------- ---------- ----------
$   50,000    $ 12,500 $ 15,625 $   18,750 $   21,875 $   23,125 $   24,375
   100,000      29,735   37,169     44,603     52,036     54,536     57,036
   200,000      64,735   80,919     97,103    113,286    118,286    123,286
   400,000     134,735  168,419    202,103    235,786    245,786    255,786
   800,000     274,735  343,419    412,103    480,786    500,786    520,786
 1,000,000     344,735  430,919    517,103    603,286    628,286    653,286
 1,400,000     484,735  605,919    727,103    848,286    883,286    918,286
 1,800,000     624,735  780,919    937,103  1,093,286  1,138,286  1,183,286
 2,000,000     694,735  868,419  1,042,103  1,215,786  1,265,786  1,315,786

   The Company's supplemental retirement plans (Supplemental Plan) provide for the payment of retirement benefits which would otherwise be limited by the Code or the definition of earnings in the TXU Retirement Plan or the ENSERCH Retirement Plan, as applicable. Under the Supplemental Plan, retirement benefits are calculated in accordance with the same formula used under the applicable qualified plan, except that, with respect to calculating the portion of the Supplemental Plan benefit attributable to service under the TXU Retirement Plan, earnings also include AIP awards (50% of the AIP award is reported under Bonus for the named officers in the Summary Compensation Table). The tables set forth above illustrate the total annual benefit payable at retirement under the TXU Retirement Plan and the ENSERCH Retirement Plan, respectively, inclusive of benefits payable under the Supplemental Plan, prior to any reduction for a contingent beneficiary option which may be selected by participants.

   The information contained herein under the headings Organization and Compensation Committee Report on Executive Compensation, Performance Graph and Audit Committee Report is not to be deemed to be (i) incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (Securities Acts) or (ii) "soliciting material" or "filed" with the Securities and Exchange Commission within the meaning of Item 402(a)(9) of SEC Regulation S-K of the Securities Acts.

                ORGANIZATION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   The Organization and Compensation Committee of the Board of Directors (Committee) is responsible for reviewing and establishing the compensation of the executive officers of the Company. The Committee consists of nonemployee directors of the Company and is chaired by J. E. Oesterreicher. Prior to his retirement from the Board in March, 2001, the Committee was chaired by James
A. Middleton. The Committee has directed the preparation of this report and has approved its content and submission to the shareholders.

   As a matter of policy, the Committee believes that levels of executive compensation should be based upon an evaluation of the performance of the Company and its officers generally, as well as in comparison to persons with comparable responsibilities in similar business enterprises. Compensation plans should align executive compensation with returns to shareholders with due consideration accorded to balancing both long-term and short-term objectives. The overall compensation program should provide for an appropriate and competitive balance between base salaries and performance-based annual and long-term incentives. The Committee has determined that, as a matter of policy to be implemented over time, the base salaries of the officers will be established around the median, or 50th percentile, of the top ten electric utilities in the United States, or other relevant market, and that opportunities for total direct compensation (defined as the sum of base salaries, annual incentives and long-term incentives) to reach the 75th percentile, or above, of such market or markets will be provided through performance-based incentive compensation plans. Such compensation principles and practices have allowed, and should continue to allow, the Company to attract, retain and motivate its key executives.

   In furtherance of these policies, a nationally recognized compensation consultant has been retained since 1994 to assist the Committee in its periodic reviews of compensation and benefits provided to officers. The consultant's evaluations include comparisons to the largest utilities as well as to general industry with respect both to the level and composition of officers' compensation. The consultant's recommendations including the Annual Incentive Plan, the Long-Term Incentive Compensation Plan and certain benefit plans have generally been implemented. The Annual Incentive Plan, which was first approved by the shareholders in 1995 and reapproved in 2000, is generally referred to as the AIP and is described in this report and in footnote 1 on page 8 of this proxy statement. The Long-Term Incentive Compensation Plan, referred to as the Long-Term Plan or LTICP, was approved by the shareholders in 1997 and is described in this report as well as in footnote 3 on pages 9 and 10 of this proxy statement.

   The compensation of the officers of the Company consists principally of base salaries, the opportunity to earn an incentive award under the AIP, awards of performance-based restricted shares under the Long-Term Plan and the opportunity to participate in the Deferred and Incentive Compensation Plan (referred to as the DICP and described in footnote 2 on pages 8 and 9 of this proxy statement). The value of future payments under the DICP, as well as the value of the deferred portion of any award under the AIP and the value of any awards of performance-based restricted shares under the Long-Term Plan, are directly related to the future performance of the Company's common stock. It is anticipated that performance-based incentive awards under the AIP and the Long-Term Plan, will, in future years, continue to constitute a substantial percentage of the officers' total compensation.

   Certain of the Company's business units have developed separate annual and long-term incentive compensation plans. Those plans focus on the results achieved by those individual business units and the compensation opportunities provided by those plans are considered to be competitive in the markets in which those units compete. Generally, officers may not participate in both the traditional incentive compensation plans as discussed herein and the business unit plans. None of the named officers participate in the individual business unit plans.

   The AIP is administered by the Committee and provides an objective framework within which annual Company and individual performance can be evaluated by the Committee. Depending on the results of such performance evaluations, and the attainment of the per share net income goals established in advance, the Committee may provide annual incentive compensation awards to eligible officers. The evaluation of each individual participant's performance is based upon the attainment of individual and business unit objectives. The Company's performance is evaluated, compared to the ten largest electric utilities and/or the electric utility industry, based upon its total return to shareholders and return on invested capital, as well as other measures relating to competitiveness, service quality and employee safety. The combination of individual and Company performance results, together with the Committee's evaluation of the competitive level of compensation which is appropriate for such results, determines the amount, if any, actually awarded.

   The Long-Term Plan, which is also administered by the Committee, is a comprehensive stock-based incentive compensation plan under which all awards are made in, or based on the value of, the Company's common stock. The Long-Term Plan provides that, in the discretion of the Committee, awards may be in the form of stock options, stock appreciation rights, performance and/or restricted stock or stock units or in any other stock-based form. The purpose of the Long-Term Plan is to provide performance-related incentives linked to long-term performance goals. Such performance goals may be based on individual performance and/or may include criteria such as absolute or relative levels of total shareholder return, revenues, sales, net income or net worth of the Company, any of its subsidiaries, business units or other areas, all as the Committee may determine. Awards under the Long-Term Plan constitute the principal long-term component of officers' compensation.

   In establishing levels of executive compensation at its May 2000 meeting, the Committee reviewed various performance and compensation data, including the performance measures under the AIP and the report of its compensation consultant. Information was also gathered from industry sources and other published and private materials which provided a basis for comparing the largest electric and gas utilities and other survey groups representing a large variety of business organizations. Included in the data considered were the comparative returns provided by the largest electric and gas utilities as represented by the returns of the Standard & Poor's Electric Utility Index which are reflected in the graph on page 19. Compensation amounts were established by the Committee based upon its consideration of the above comparative data and its subjective evaluation of Company and individual performance at levels consistent with the Committee's policy relating to total direct compensation.

   At its meeting in May 2000, the Committee provided awards of performance-based restricted shares under the Long-Term Plan to certain officers, including the Chief Executive. Information relating to awards made to the named executive officers is contained in the Table on page 10 of this proxy statement. The ultimate value of those awards will be determined by the Company's total return to shareholders over a three year period compared to the total return for that period of the companies comprising the Standard & Poor's Electric Utility Index. Depending upon the Company's relative total return for such period, the officers may earn from 0% to 200% of the original award and their compensation is, thereby, directly related to shareholder value. Awards granted in May 2000 contemplate that 200% of the original award will be provided if the Company's total return is in the 81st percentile or above of the returns of the companies comprising the Standard & Poor's Electric Utility Index and that such percentage of the original award will be reduced as the Company's return compared to the Index declines so that 0% of the original award will be provided if the Company's return is in the 40th percentile or below of returns provided by the companies comprising the Index. These awards, and any awards that may be made in the future, are based upon the Committee's evaluation of the appropriate level of long-term compensation consistent with its policy relating to total direct compensation.

   Additionally with respect to the Long-Term Plan, the Committee, at its meeting in May 2000, considered the restricted stock awards provided to certain officers in May of 1997. Based upon its review and comparison of the Company's total return to the returns provided by the companies comprising the Standard & Poor's Electric Utility Index, the Committee determined that the Company's performance during the three year performance period ending in March of 2000 permitted the payment of 50% of such 1997 awards. Payments of these awards were made in the form of the Company's stock and cash, and, for Messrs. Nye, Gibbs and McNally, the value of the stock at the date of distribution is included in the LTIP Payouts column of the Summary Compensation Table on page 8 of this proxy statement.

   During the year the Committee and the Board of Directors determined that it was in the best interests of the Company to enter into employment agreements with certain officers, including the Chief Executive. Accordingly, the Committee recommended, and the Board of Directors subsequently approved, an employment agreement with Mr. Nye which contemplates his continued service through June 1, 2004 as Chairman of the Board and Chief Executive. The agreement provides, among other things, for a minimum annual base salary, eligibility for an annual bonus under the terms of the AIP, minimum restricted stock awards under the Long-Term Plan, certain severance benefits upon termination of employment without cause and compensation and benefits under certain circumstances following a change in control of the Company. Additionally, the Committee ratified and approved employment contracts with certain other officers of the Company and its subsidiaries including agreements with Messrs. Dickie and McNally, named executive officers. The agreements with Messrs. Nye, Dickie and McNally are described in footnote 6 on pages 11 and 12 of this proxy statement.

   Mr. Nye's base salary as Chief Executive was not increased in 2000. Based upon the Committee's evaluation of individual and Company performance, as called for by the AIP, the Committee provided Mr. Nye with an AIP award of $760,000 compared to the prior year's award of $950,000. The Committee also awarded 75,000 shares of performance-based restricted stock to Mr. Nye. Under the terms of the award, Mr. Nye can earn from 0% to 200% of the award depending on the Company's total return to shareholders over a three-year period (April 1, 2000 through March 31, 2003) compared to the total return provided by the companies comprising the Standard & Poor's Electric Utility Index. This level of compensation was established based upon the Committee's subjective evaluation of the information described in this report. In addition, as previously noted in this report, the Committee approved the payment of 50% of the 1997 restricted stock awards under the Long-Term Plan, which for Mr. Nye was 11,000 shares.

   In discharging its responsibilities with respect to establishing executive compensation, the Committee normally considers such matters at its May meeting held in conjunction with the Annual Meeting of Shareholders. Although Company management may be present during Committee discussions of officers' compensation, Committee decisions with respect to the compensation of the Chief Executive are reached in private session without the presence of any member of Company management.

   Section 162(m) of the Code limits the deductibility of compensation which a publicly traded corporation provides to its most highly compensated officers. As a general policy, the Company does not intend to provide compensation which is not deductible for federal income tax purposes. Awards under the AIP in 1996 and subsequent years have been, and are expected to continue to be, fully deductible. Awards under the Long-Term Plan are expected to be fully deductible, and the DICP and the Salary Deferral Program have been amended to require the deferral of distributions of amounts maturing in years subsequent to 1995 until the time when such amounts would be deductible.

   Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company's offices.

                    Organization and Compensation Committee

        J. E. Oesterreicher, Chair  Margaret N. Maxey
        Derek C. Bonham             Charles R. Perry
        William M. Griffin          Herbert H. Richardson
        Kerney Laday

                               PERFORMANCE GRAPH

   The following graph compares the performance of the Company's common stock to the S&P 500 Index and S&P Electric Utility Index for the last five years. The graph assumes the investment of $100 at December 31, 1995 and that all dividends were reinvested. The amount of the investment at the end of each year is shown in the graph and in the table which follows.

                            Cumulative Total Returns
                       for the Five Years Ended 12/31/00


                                    [GRAPH]

                       TXU            S&P 500          S&P Electric
                      Corp.            Index          Utility Index

1995                   100              100                100
1996                   104              123                100
1997                   113              164                126
1998                   133              211                145
1999                   108              255                117
2000                   144              232                180

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors (Committee) assists the Board in providing oversight of the Company's auditing, accounting and financial reporting processes, and the Company's system of internal control. The role and responsibilities of the Committee are fully set forth in the Committee's written charter which was approved by the Board of Directors and which is reproduced in Appendix A to this proxy statement. The Committee consists solely of independent directors as defined by the listing standards of the New York Stock Exchange and is chaired by William M. Griffin. The Committee has directed the preparation of this report and has approved its content and submission to the shareholders.

   The Committee has received the written disclosures and letter from Deloitte & Touche LLP, the independent auditors for the Company, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and has discussed with Deloitte & Touche LLP its independence. In this regard the Committee considered whether or not the provision of non-audit services by Deloitte & Touche LLP for the year 2000 is compatible with maintaining the independence of the firm.

   The Committee reviewed and discussed with Company management and Deloitte & Touche LLP the interim unaudited financial statements and the audited consolidated financial statements of the Company for the year ended December 31, 2000. The Committee also discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) concerning the quality of the Company's accounting principles as applied in its financial statements.

   Based on its review and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. Additionally, as noted hereinafter in this proxy statement, the Committee recommended to the Board of Directors that Deloitte & Touche LLP be selected to act as independent auditors for 2001, subject to shareholder approval.

   Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company's offices.

                                Audit Committee

                           William M. Griffin, Chair
                              J. E. Oesterreicher
                               Charles R. Perry

                             SELECTION OF AUDITORS

   The Audit Committee has nominated to the Board of Directors for its consideration the firm of Deloitte & Touche LLP to act as independent auditors for the Company for the year 2001 and, subject to the approval of shareholders at the annual meeting, the Board has selected that firm to audit the books of account and records of the Company and to make a report thereon to the shareholders. The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution which will be submitted for consideration:

     RESOLVED that the selection of the firm of Deloitte & Touche LLP, independent auditors, to audit the books of account and records of the Company for the year 2001, to make a report thereon, and to perform other services, be, and it hereby is, approved.

   The firm of Deloitte & Touche LLP, independent auditors, has been the outside auditors for the Company since its organization in 1996 and for TXU Energy Industries Company (formerly Texas Utilities Company) since its organization in 1945, including the last fiscal year. During the year ended December 31, 2000 fees billed to the Company by Deloitte & Touche LLP were as follows:

     Audit Fees. Fees billed for professional services rendered in connection with the audit of the Company's annual consolidated financial statements and reviews of the consolidated financial statements included in the Company's Forms 10-Q were $3,170,000.

     Financial Information System Design and Implementation Fees. No fees were billed by Deloitte & Touche LLP for financial information system design and implementation services during 2000.

     All Other Fees. Deloitte & Touche LLP's fees for all other professional services rendered to the Company during 2000 totaled $9,676,000 including audit related fees of $6,908,000 and other fees of $2,768,000. Audit related fees included amounts billed in connection with financings, rate case proceedings, business development activities, certain statutorily required audits and employee benefit plan audits. Fees for other services were associated with management advisory and tax services.

   Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

   In August 1999, based upon the recommendation of its Audit Committee, the Board of Directors of TXU Europe Limited appointed Deloitte & Touche LLP as the principal accountants for TXU Europe Limited and its subsidiaries. TXU Europe Limited chose not to continue the engagement of PricewaterhouseCoopers, its former principal accountants. The decision by TXU Europe Limited to change principal accountants was made in order to align the principal accountants of TXU Europe Limited with those of the Company.

   No report of PricewaterhouseCoopers on TXU Europe Limited's financial statements contained any adverse opinion or disclaimer of opinion, nor was any report qualified in any manner. There were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. In addition, there were no "reportable events" as that term is defined in the SEC rules.

   The Board of Directors Recommends a Vote FOR the Approval of Auditors.

                                OTHER BUSINESS

   Other than as stated herein, the Board of Directors does not intend to bring any business before the meeting and it has not been informed of any matters that may be presented to the meeting by others. However, if any other matters properly come before the meeting, it is the intent of the Board of Directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

Dated: March 23, 2001


            Whether or not you will be able to attend the meeting, please sign and return the accompanying proxy promptly.

                                  APPENDIX A

                            AUDIT COMMITTEE CHARTER

   Role. The principal role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities applicable to the company's auditing, accounting and financial reporting processes and the company's system of internal control. Consistent with this role, the Committee is to encourage continuous improvement of, and foster adherence to, the company's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

  . Serve as an independent and objective party to monitor the company's financial reporting process and internal control system;

  . Review and appraise the audit activities of the company's independent auditor and internal audit staff; and

  . Foster open communication among the independent auditor, financial and senior management, internal audit and the Board of Directors.

   Composition. The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. To be a member of the Committee, a director must satisfy the independence requirements of the New York Stock Exchange. Additionally, all Committee members must be financially literate and at least one member shall have accounting or related financial management expertise, both as may be determined from time to time by the Board of Directors in the exercise of its business judgment.

   As soon as practical after the annual meeting of shareholders each year, the Board shall appoint the Committee to serve for the ensuing twelve months or until their successors shall be duly appointed and qualified. The Committee may elect a chairman and may make rules for the conduct of its business and appoint such committees and assistants as it may deem necessary. A majority of the members of the committee shall constitute a quorum.

   Meetings. The Committee shall meet at least four times annually, or more frequently as the Committee may determine. As part of its role to foster open communication, the Committee should meet semiannually with internal audit and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately.

   Responsibilities. In fulfilling its responsibilities and duties the Committee shall generally perform the following functions, subject to such modifications as the Committee may, from time to time, determine to be necessary or appropriate:

  . Recommend to the Board of Directors the selection and retention of the independent auditor who audits the financial statements of the company. In so doing, the Committee will: consider matters which might affect the auditor's independence, including the provision of non-audit services; discuss and consider the auditor's written affirmation that the auditor is in fact independent; discuss the nature and rigor of the audit process; receive and review all reports from the auditor; and provide to the independent auditor full access to the Committee (and the Board) to report on any and all matters deemed to be appropriate. It is recognized that the independent auditor is ultimately accountable to the Committee and the Board of Directors of the company.

  . Provide guidance and oversight to the internal audit function of the company including review of the organization, plans and results of such activities.

  . Review the financial statements and related information in the annual report to the Securities and Exchange Commission on Form 10-K with management and the independent auditor and make a recommendation to the Board as to whether or not the audited financial statements should be included in the Form 10-K. It is anticipated that these reviews will include discussions of the quality of earnings, discussions of significant items subject to management's judgment or estimate, consideration of the suitability of accounting principles, consideration of audit adjustments whether or not recorded and such other inquiries and discussions as may be appropriate.

  . Review the interim financial statements and related information in the quarterly report to the Securities and Exchange Commission on Form 10-Q with financial management and the independent auditor prior to its filing.

  . Discuss with management and the auditors the quality and adequacy of the company's internal controls.

  . Report on Committee activities to the full Board and prepare annually a summary report suitable for submission to the shareholders in the proxy statement.

  . Establish, review and update periodically a Code of Conduct and review the systems and practices that management has established to enforce the Code.

  . Perform any other activities consistent with this charter, the company's by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

   Revision and Publication of Charter. In addition to its other responsibilities, the Committee shall review the adequacy and appropriateness of this charter at least annually and make recommendations to the Board with respect thereto. The charter will be included in the proxy statement at least every three years.

                                   APPENDIX B

                           TXU CORP. AND SUBSIDIARIES

                             FINANCIAL INFORMATION

                               DECEMBER 31, 2000

INDEX TO FINANCIAL INFORMATION
December 31, 2000


                                                                          Page
                                                                          ----
Selected Financial Data -- Consolidated Financial and Operating
 Statistics.............................................................. B-2
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... B-4
Statement of Responsibility.............................................. B-28
Independent Auditors' Reports............................................ B-29
Financial Statements:
Statements of Consolidated Income........................................ B-31
Statements of Consolidated Comprehensive Income.......................... B-32
Statements of Consolidated Cash Flows.................................... B-33
Consolidated Balance Sheets.............................................. B-34
Statements of Consolidated Shareholders' Equity.......................... B-35
Notes to Financial Statements............................................ B-36

                           TXU CORP. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                       CONSOLIDATED FINANCIAL STATISTICS

                                            Year Ended December 31,
                                    -------------------------------------------
                                     2000     1999     1998     1997     1996
                                     ----     ----     ----     ----     ----
                                    (Millions of US Dollars, except ratios)
Total assets -- end of year.......  $44,990  $40,898  $39,507  $24,864  $21,376
--------------------------------------------------------------------------------
Property, plant & equipment -- net
 -- end of year...................  $23,301  $23,640  $22,867  $18,571  $17,598
 Capital expenditures.............    1,382    1,632    1,168      583      433
--------------------------------------------------------------------------------
Capitalization -- end of year
 Long-term debt, less amounts due
  currently.......................  $15,281  $16,325  $15,134  $ 8,759  $ 8,668
 Mandatorily redeemable, preferred
  securities of subsidiary
 trusts, each holding solely
  junior subordinated debentures
 of the obligated company (trust
  securities):
  TXU Corp. obligated.............      368      368      223      --       --
  Subsidiary obligated............      976      971      969      875      381
 Preferred securities of
  subsidiary perpetual trust of
  TXU Europe......................      150      --       --       --       --
 Preferred stock of subsidiaries:
 Subject to mandatory redemption..       21       21       21       21      238
 Not subject to mandatory
  redemption......................      190      190      190      304      465
 Common stock repurchasable under
  equity forward contracts........      190      --       --       --       --
 Preference stock.................      300      --       --       --       --
 Common stock equity..............    7,476    8,334    8,246    6,843    6,033
                                    -------  -------  -------  -------  -------
  Total...........................  $24,952  $26,209  $24,783  $16,802  $15,785
                                    =======  =======  =======  =======  =======
Capitalization -- ratios end of
 year (a)
 Long-term debt, less amounts due
  currently.......................     61.2%    62.3%    61.1%    52.1%    54.9%
 Trust securities.................      6.0      5.1      4.8      5.2      2.4
 Preferred stock of subsidiaries..       .8       .8       .8      2.0      4.5
 Common stock repurchasable under
  equity forward contracts........       .8      --       --       --       --
 Preference stock.................      1.2      --       --       --       --
 Common stock equity..............     30.0     31.8     33.3     40.7     38.2
                                    -------  -------  -------  -------  -------
  Total...........................    100.0%   100.0%   100.0%   100.0%   100.0%
                                    =======  =======  =======  =======  =======
--------------------------------------------------------------------------------
Embedded interest cost on long-
 term debt -- end of year.........      7.1%     7.0%     7.7%     7.9%     8.1%
Embedded distribution cost on
 trust securities -- end of year..      8.1%     7.1%     8.0%     8.3%     8.7%
Embedded dividend cost on
 preferred stock of
 subsidiaries --
 end of year (b)..................      7.0%     8.4%     9.4%     9.2%     7.5%
--------------------------------------------------------------------------------
Net income available for common
 stock............................  $   904  $   985  $   740  $   660  $   754
Dividends declared on common
 stock............................  $   625  $   647  $   597  $   496  $   456
--------------------------------------------------------------------------------
Common stock data
 Shares outstanding -- average
  (millions)......................      264      279      265      231      225
 Shares outstanding -- end of year
  (millions)......................      258      276      282      245      225
 Basic earnings per share.........  $  3.43  $  3.53  $  2.79  $  2.86  $  3.35
 Diluted earnings per share.......  $  3.43  $  3.53  $  2.79  $  2.85  $  3.35
 Dividends declared per share.....  $ 2.400  $ 2.325  $ 2.225  $ 2.125  $ 2.025
 Book value per share -- end of
  year............................  $ 28.97  $ 30.15  $ 29.21  $ 27.90  $ 26.86
 Return on average common stock
  equity..........................     11.4%    11.9%     9.8%    10.3%    12.8%
Ratio of earnings to fixed
 charges..........................     1.74     1.87     1.84     2.14     2.18
Ratio of earnings to fixed charges
 and preference dividends.........     1.72     1.87     1.84     2.14     2.18

--------------------------------------------------------------------------------
(a) Including the effect of restricted cash pledged against future lease obligations that is included in other investments (See Note 16 to Financial Statements), the capitalization ratios at December 31, 2000 consisted of 59.6% long-term debt, 6.2% trust securities .9% preferred stock, .8% common stock repurchasable under equity forward contracts, 1.3% preference stock and 31.2% common stock equity.

(b) Includes the unamortized balance of the loss on reacquired preferred stock and associated amortization. The embedded dividend cost excluding the effects of the loss on reacquired preferred stock is 6.2% for 2000, 6.2% for 1999, 5.9% for 1998, 6.6% for 1997 and 6.8% for 1996.

Financial and operating statistics include the operations of companies during their period of ownership.

Certain previously reported financial statistics have been reclassified to conform to current classifications.

                           TXU CORP. AND SUBSIDIARIES
                       CONSOLIDATED OPERATING STATISTICS

                                          Year Ended December 31,
                                -----------------------------------------------
                                  2000      1999      1998      1997     1996
                                  ----      ----      ----      ----     ----
Sales volumes
 Electric (gigawatt hours --
   GWh)
   Residential.................   58,643    54,881    47,593    36,377   35,855
   Commercial and industrial...   90,005    84,234    79,786    61,337   59,863
   Other.......................    3,251     3,366     4,261     4,499    4,626
                                --------  --------  --------  -------- --------
     Total electric............  151,899   142,481   131,640   102,213  100,344
                                ========  ========  ========  ======== ========
 Gas (billion cubic feet --
   Bcf)
   Residential.................      161       136        98        33      --
   Commercial and industrial...      156       158       104        24      --
 Pipeline transportation
  (Bcf)........................      601       551       599       255      --
 US energy
   Gas (Bcf)...................    1,242     1,102     1,115       292      --
   Electric (GWh)..............   21,917     6,544    16,268       --       --
 Europe wholesale energy sales
   Gas (Bcf)...................    1,000       447       148       --       --
   Electric (GWh)..............  100,132    78,950    51,060       --       --
Operating revenues (millions)
 Electric
   Residential................. $  3,977  $  3,938  $  3,239  $  2,248 $  2,252
   Commercial and industrial...    3,788     3,802     3,543     2,357    2,370
   Other electric utilities....      125       105       121       139      146
   US fuel (including
    over/under-recovered)......    2,756     1,688     1,788     1,696    1,671
   Transmission service........      168       148       126       114      --
   Other.......................      628       729       465       108      112
                                --------  --------  --------  -------- --------
     Subtotal..................   11,442    10,410     9,282     6,662    6,551
   Earnings in excess of
    earnings cap...............     (310)      (92)      --        --       --
                                --------  --------  --------  -------- --------
     Total electric............   11,132    10,318     9,282     6,662    6,551
                                --------  --------  --------  -------- --------
 Gas
   Residential.................    1,021       787       572       206      --
   Commercial and industrial...      637       540       370       124      --
                                --------  --------  --------  -------- --------
     Total gas.................    1,658     1,327       942       330      --
                                --------  --------  --------  -------- --------
 Pipeline transportation.......      123       116       121        57      --
 US energy.....................    5,508     3,072     3,225       859      --
 Europe wholesale energy
  sales........................    3,318     2,168     1,199       --
 Other revenues, net of
  intercompany eliminations....      270       117       (33)       38      --
                                --------  --------  --------  -------- --------
     Total operating revenues.. $ 22,009  $ 17,118  $ 14,736  $  7,946 $  6,551
                                ========  ========  ========  ======== ========
Customers (end of year -- in
 thousands)
 Electric......................    7,547     6,054     6,255     2,972    2,913
 Gas...........................    2,984     2,622     2,156     1,355      --

--------
Financial and operating statistics include the operations of companies during their period of ownership.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

BUSINESS

   In May 2000, Texas Utilities Company changed its corporate name to TXU Corp. TXU Corp. is a Texas corporation which was formed in 1997 as a holding company. TXU Corp. is the successor to TXU Energy Industries Company, the holding company for the TXU system prior to the August 5, 1997 acquisition of TXU Gas Company. TXU Energy Industries Company was organized in 1945 as Texas Utilities Company.

   TXU Corp. engages in the generation, purchase, transmission, distribution and sale of electricity; the purchase, transmission, distribution and sale of natural gas; and energy marketing, energy services, telecommunications and other businesses. TXU Corp. is a multinational energy services company and one of the largest energy services companies in the world with more than $22 billion in revenue and $45 billion of assets. TXU Corp. has 30,000 megawatts of power generation and sells 270 terawatt hours of electricity and 2 trillion cubic feet of natural gas annually. TXU Corp. delivers or sells energy to approximately 11 million customers primarily in the United States (US), Europe and Australia.

   TXU Corp.'s five reportable operating segments are either strategic business units that offer different products and services or are geographically integrated. They are managed separately because each business requires different marketing strategies or is in a different geographic area.

   (1) US Electric -- operations involving the generation, purchase, transmission, distribution and sale of electric energy in the north central, eastern and western portions of Texas (primarily TXU Electric Company (TXU Electric), TXU SESCO Company (TXU SESCO), TXU Fuel Company (TXU Fuel) and TXU Mining Company (TXU Mining) operations);

   (2) US Gas -- operations involving the purchase, transmission, distribution and sale of natural gas in Texas (primarily TXU Lone Star Pipeline and TXU Gas Distribution, divisions of TXU Gas Company);

   (3) US Energy -- operations involving purchasing and selling natural gas and electricity and providing risk management and retail energy services for the energy industry throughout the US and parts of Canada (primarily TXU Energy Trading Company (TXU Energy Trading) and TXU Energy Services Company (TXU Energy Services) operations);

   (4) Europe -- operations involving the generation, purchase, distribution, marketing and sale of electricity; the purchase and sale of natural gas; and energy merchant trading; within the UK but increasingly throughout the rest of Europe (primarily TXU Europe Group plc.)

   (5) Australia -- operations involving the generation, purchase, distribution, trading and retailing of electricity and the retailing, storage and distribution of natural gas, primarily in the States of Victoria and South Australia (primarily TXU Australia Holdings (Partnership) Limited Partnership (TXU Australia) operations); and

   Other -- non-segment operations consisting of telecommunications and other activities.

   Certain comparisons in this report have been affected by TXU Europe's acquisition of Norweb Energi in August 2000, TXU Australia's acquisition of Optima Energy Pty Ltd. (Optima) in May 2000, the February 1999 acquisition of the gas retail business of TXU Pty. Ltd. and the gas distribution business of TXU Networks (Gas) Pty. Ltd. (together, TXU Australia Gas) in Australia and the May 1998 acquisition of The Energy Group PLC (TEG), the former holding company of TXU Europe. These acquisitions were accounted for as purchase business combinations. The results of operations of each acquired company are included in the consolidated financial statements of TXU Corp. only for the periods subsequent to their respective dates of acquisition. (See Note 15 to financial statements for information concerning reportable segments.)

   The following exchange rates have been used to convert foreign currency denominated amounts into US dollars, unless they were determined using exchange rates on the date of a specific event:

                                        Balance Sheet     Income Statement
                                        (at December     (average for period
                                            31,)         ended December 31,)
                                       --------------- -----------------------
                                        2000    1999    2000    1999    1998
                                        ----    ----    ----    ----    ----
   UK pounds sterling ((Pounds))...... $1.4935 $1.6165 $1.5164 $1.6214 $1.6616
   Australian dollars (A$)............ $0.5599 $0.6507 $0.5824 $0.6432 $0.6313
   Euro ((Euro))...................... $0.9421 $1.0048 $0.9250 $1.0668     N/A

RESULTS OF OPERATIONS

OVERVIEW

2000 versus 1999

   Earnings for 2000 reflect strong contributions from the US Electric, US Gas and Europe segments, partially offset by results of the US Energy segment and the reduction in the relative value of the pound sterling. Results for 2000 include a full year of operations of TXU Australia Gas and operations of Optima and Norweb Energi from their acquisition dates in May and August 2000, respectively, while the 1999 results included operations of TXU Australia Gas from its February 1999 acquisition date. Results for 2000 also benefited from the sale of TXU Processing assets, the metering business in Europe and other sales of non-strategic investments and assets during the year, and from the favorable resolution of certain regulatory matters. Offsetting these benefits were restructuring charges recorded in Europe, primarily associated with the establishment of the 24seven joint venture and bid-related costs associated with the intended offer for Hidroelectrica del Cantabrico, SA (Hidrocantabrico). Year to year comparisons of earnings per share benefited from the repurchase of approximately 18.6 million and 6.1 million shares of TXU Corp. common stock in 2000 and 1999, respectively.

   Net income available for common stock for 2000 was $904 million ($3.43 per share) compared with $985 million ($3.53 per share) for 1999. Results for 2000 include after-tax gains of $34 million on the sale of substantially all of the assets of TXU Processing, $31 million on the sale of the metering business in Europe, $21 million on the sale of TXU Europe's investment in the Czech utility, Severomoravska energetika, a.s. (SME), $18 million on the sale of land of TXU Electric and $49 million on the sale of other non-strategic investments and assets. Offsetting these gains were $85 million after-tax restructuring charges recorded in Europe, primarily associated with the establishment of the 24seven joint venture and $11 million of bid-related costs associated with the intended offer for Hidrocantabrico. Results for 1999 included a $145 million after-tax gain from the sale of the 20% interest in PrimeCo Personal Communications LP (PrimeCo), a $31 million after-tax charge for a fuel reconciliation settlement, and charges totaling $17 million after-tax in Australia primarily for integration and acquisition-related costs.

   US Electric results for the year reflect continued strong revenue and customer growth, asset sales and significant mitigation of stranded costs. The US Gas segment results showed strong improvement, primarily as a result of increased margin due to rate relief granted, significantly increased volumes distributed in response to colder winter weather, growth and cost reductions. The results for the US Energy segment were less than 1999 primarily due to lower margins on energy trading activities, costs associated with moving the trading operations to Dallas, continued planned expenditures to prepare the trading and retail operations for the opening of the Texas electricity market to competition in 2002 and higher bad debt expense. Australian segment results improved with the integration of natural gas operations, the addition of the Western Underground Gas Storage (WUGS) facility, development of the merchant trading operations and the purchase of certain assets and liabilities of Optima, including a 100-year lease of a 1,280 megawatt natural gas-powered generating station in South Australia. TXU Europe operations provided strong results for 2000, offsetting the impact of regulatory rate reductions in its networks business through continued growth in its merchant energy business. The strength of the dollar in 2000 compared with 1999 also negatively affected reported results from Europe and Australia.

   See Notes 3 and 13 to Financial Statements for a discussion of the 1999 Texas electric industry restructuring legislation (1999 Restructuring Legislation). Following the 1999 Restructuring Legislation, earnings in excess of the regulatory earnings cap have been recorded as a reduction of revenues, with a corresponding regulatory liability recorded. Application of the earnings cap reduced net income by $202 million in 2000 and $90 million in 1999. US Electric segment's earnings in excess of the earnings cap were reduced by $44 million ($28 million after-tax) in 2000, reflecting the favorable resolution of regulatory matters relating to the 1999 calculation.

   In addition, as a result of the 1999 Restructuring Legislation, transmission and distribution (T&D) depreciation expense was no longer transferred to nuclear production assets; instead an amount equivalent to T&D depreciation was recorded as a regulatory asset, with an offsetting amount recorded as a regulatory liability. The regulatory asset will be amortized as it is recovered through the Distribution portion of the business, while the regulatory liabilities will be applied as mitigation (reduction) of stranded generation assets. (See Note 13 to Financial Statements.) Additional mitigation in 2000 was $509 million, including $305 million to reduce earnings to the earnings cap and $204 million from the establishment of a regulatory asset in the amount of T&D depreciation. Since January 1998, TXU Electric has recorded more than $2 billion of nuclear depreciation and mitigation, which reduces stranded costs.

   Operating revenues for 2000 were 29% higher than 1999. This was primarily due to the inclusion of Optima and Norweb Energi for the period following acquisition, the expansion of merchant energy trading in Europe, increased customer growth, warmer summer and colder winter weather in the US, higher fuel revenues for the US Electric and US Gas segments and increased power trading activities coupled with higher volumes traded and natural gas prices for the US Energy segment.

   Total operating expenses for 2000 were 34% higher than 1999. This was primarily due to the inclusion of Optima and Norweb Energi for the period following acquisition, increases in energy purchased and fuel consumed as a result of the rise in natural gas prices and increased energy consumption due to the hotter than normal summer weather and colder winter weather. The decrease in operating and maintenance expense in 2000 compared to 1999 is due to the decrease in gas processing expenses as a result of the sale of gas processing assets, savings generated from the integration of electric and gas operations in Australia and reductions in costs due to the development of 24seven and corporate cost reduction programs in Europe begun in prior years. Operating expenses also reflect lower depreciation and other amortization expense in 2000 compared to 1999 due to mitigation depreciation transfers at TXU Electric in 1999 partially offset by higher goodwill amortization in 2000.

   The overall effective income tax rate for 2000 was 27% compared to 31% for 1999. The year 2000 benefited from lower state effective income tax rates, foreign tax credits, the favorable resolution of certain foreign tax matters relating to prior tax issues and other tax benefits associated with non-US operations. Partially offsetting these favorable items was greater non-deductible goodwill amortization in 2000.

1999 versus 1998

   Earnings for 1999 reflect continued strong results from US Electric operations and a significant improvement from US Gas operations in spite of very mild winter weather. Results for 1999 reflect a full year of operations of TXU Europe and operations of TXU Australia Gas from its February 1999 acquisition date, while the 1998 results included operations of TXU Europe from its May 1998 acquisition date. Results for 1999 also benefited from the sale of PrimeCo. Contributions from Australian operations were lower in 1999 primarily due to very mild winter weather. The results of US Energy operations were less than 1998 primarily due to lower gas trading margins and in part to expenditures necessary to prepare for the opening of the Texas electricity market to competition in 2002. Year-to-year comparisons of earnings per share were affected by the issuance in 1998 of 37.3 million shares of common stock for the acquisition of TEG and the repurchase of 6.1 million and .6 million of TXU Corp. common shares in 1999 and 1998, respectively.

   Net income for 1999 was $985 million ($3.53 per share) compared with $740 million ($2.79 per share) for 1998, a 33% improvement. Results for 1999 include a $222 million pre-tax ($145 million after tax) gain from the sale of the 20% interest in PrimeCo, which is recorded in other income, a $52 million pre-tax ($31 million after tax) fuel reconciliation settlement, and charges totaling $17 million after-tax in Australia primarily for integration and acquisition-related costs. Results for 1998 included a gain from TXU Europe's renegotiation of a long-term gas contract and costs associated with the acquisition of TEG, which offset to add $7 million to 1998 net income.

   From January 1, 1998 through June 30, 1999, earnings in excess of the earnings cap were recorded as additional depreciation of nuclear production assets. Effective July 1, 1999, following the 1999 Restructuring Legislation, earnings in excess of the earnings cap were recorded as a reduction of revenues, with a corresponding regulatory liability recorded. Application of the earnings cap reduced net income by $90 million in 1999 and $143 million in 1998.

   Additionally from January 1, 1998 through June 30, 1999, depreciation expense was reclassified from T&D to nuclear production assets. Effective July 1, 1999, following the 1999 Restructuring Legislation, T&D depreciation expense was no longer transferred to nuclear production assets; instead an amount equivalent to T&D depreciation was recorded as a regulatory asset, with a corresponding amount recorded as a regulatory liability. Additional nuclear mitigation in 1999 was $336 million, including $144 million to reduce earnings to the earnings cap, $95 million of depreciation expense reclassified from T&D to nuclear production assets and an amount equivalent to $97 million of T&D depreciation expense recorded as a regulatory asset.

   In June 1999, TXU Electric refunded $52 million to consumers as part of a fuel reconciliation proceeding with the Public Utility Commission of Texas
(PUC). The refund, which was recorded as a reduction of revenues, was approximately 1% of the $5.04 billion spent by TXU Electric during the period from July 1, 1995 through June 30, 1998 for fuel to generate electricity and appeared as a one-time credit on customer bills during the September 1999 billing cycle.

   Excluding the $92 million reduction of revenues in 1999 as a result of earnings in excess of the earnings cap and the $52 million fuel reconciliation disallowance, operating revenues for 1999 were 17% higher than 1998. The increase was primarily due to the inclusion of TXU Europe for a full period in 1999 and TXU Australia Gas since acquisition in February 1999.

   Total operating expenses for 1999 were 18% higher than 1998. Substantially all of the increase was due to the inclusion of TXU Europe for a full period in 1999 and TXU Australia Gas since acquisition, partially offset by less mitigation depreciation recorded by TXU Electric in 1999 versus 1998.

   Total interest expense and other charges were 13% higher in 1999 than in 1998. The increase was principally due to debt incurred and assumed in connection with the acquisitions of the European operations and TXU Australia Gas, partially offset by the favorable impact of capital restructuring and debt reduction programs.

   The overall effective income tax rate for 1999 was 31% versus 41% for 1998. The year 1999 benefited from the discontinuation of amortization of prior-period flow-through amounts and other tax-related regulatory assets and liabilities of TXU Electric as a result of the 1999 Restructuring Legislation, foreign tax credits and other tax benefits associated with non-US operations, and the reversal of a deferred tax asset valuation allowance as a result of a 1999 change in Internal Revenue Service (IRS) regulations. Partially offsetting these favorable items was greater non-deductible goodwill amortization in 1999.

SEGMENTS

   Revenues and net income available for common stock by operating segment are shown below.

                                      2000             1999            1998
                                 ---------------  --------------- ---------------
                                           Net              Net             Net
                                          Income           Income          Income
                                 Revenues (Loss)  Revenues (Loss) Revenues (Loss)
                                 -------- ------  -------- ------ -------- ------
                                                   (Millions)
US Electric....................  $ 7,459  $ 883   $ 6,263   $773  $ 6,541  $ 788
US Gas.........................    1,107     49       868      4      855    (33)
US Energy......................    5,508    (88)    3,072    (43)   3,225    (11)
Europe.........................    7,044    215     6,090    280    3,601    140
Australia......................      717     57       682      6      439     31
Other/Eliminations.............      174   (212)      143    (35)      75   (175)
                                 -------  -----   -------   ----  -------  -----
 Consolidated..................  $22,009  $ 904   $17,118   $985  $14,736  $ 740
                                 =======  =====   =======   ====  =======  =====

US Electric

Segment Highlights

                                                    2000      1999      1998
                                                    ----      ----      ----
Revenues (millions):
 Base rate....................................... $  4,752  $  4,447  $  4,557
 Transmission service............................      168       148       126
 Fuel............................................    2,756     1,740     1,788
 Fuel reconciliation settlement..................      --        (52)      --
 Earnings in excess of earnings cap..............     (310)      (92)      --
 Other...........................................       93        72        70
                                                  --------  --------  --------
   Total operating revenues...................... $  7,459  $  6,263  $  6,541
                                                  ========  ========  ========
Electric energy sales (gigawatt-hours)...........  106,670   100,548   103,142
Degree days (% of normal):
 Cooling.........................................      119%      114%      130%
 Heating.........................................       95%       70%       89%
Impact of earnings cap (millions):
 Reduction of revenues........................... $    310  $     92  $    --
 Additional nuclear depreciation.................      --         52       170
 Tax benefits....................................     (108)      (54)      (27)
                                                  --------  --------  --------
   Net earnings reduction........................ $    202  $     90  $    143
                                                  ========  ========  ========
Operation and maintenance expenses (millions).... $  1,485  $  1,384  $  1,335

2000 versus 1999

   Net income for the US Electric segment of $883 million in 2000 was 14% higher than 1999. Comparisons of net income were affected by gains in 2000 from asset sales of $18 million after tax, the favorable resolution of previously discussed regulatory matters, higher rate base and lower interest expense. A fuel reconciliation settlement reduced 1999 net income by $31 million.

   Excluding the reduction of revenues as a result of the earnings cap and the fuel reconciliation settlement, operating revenues for 2000 were 21% higher than 1999. Revenues in 2000 were $1.4 billion more than in 1999 due to the increase in fuel revenue, growth and customer demand, including hotter than normal summer weather and an extremely cold fourth quarter 2000. Cooling degree days in 2000 were 119% of normal compared to 114% of normal in 1999. Heating degree days in 2000 were 95% of normal compared to 70% of normal in 1999. Electric energy sales volumes for 2000 were 6% higher than in 1999. Fuel revenues for 2000 were $1.0 billion higher than in 1999, primarily as a result of higher energy sales and increased fuel prices.

   Operation and maintenance expenses for 2000 were 7% higher than 1999 primarily as a result of a $52 million writeoff of certain restructuring expenses and other regulatory assets and increased regulated third-party transmission rates. Excluding these items, operation and maintenance expenses were up less than 1%. Depreciation and other amortization expense was $31 million lower in 2000 compared to 1999, which included mitigation depreciation of $52 million.

   Interest expense and other charges of $475 million for 2000 were 8% lower than 1999 due to the reacquisition of long-term debt and remarketing of certain debt to lower interest rates.

   The effective income tax rate for 2000 and 1999 was 31%.

1999 versus 1998

   Net income for the US Electric segment of $773 million for 1999 was 1.9% lower than 1998. Comparisons of net income were impacted by both a fuel reconciliation settlement that reduced 1999 net income by $31 million and a rate settlement agreement that became effective in January 1998 and was modified by the 1999 Restructuring Legislation, which reduced customer rates and introduced an earnings cap.

   Excluding the reduction of revenues as a result of the earnings cap and the fuel reconciliation settlement, operating revenues for 1999 were 2% lower than 1998. Revenues in 1999 were $160 million less than 1998 due to the impact of the exceptionally hot summer weather in 1998. An additional reduction in rates effective January 1, 1999 due to the 1998 rate settlement agreement was somewhat offset by continued strong core retail sales and revenue growth. Electric energy sales volumes for 1999 were 3% lower than 1998. Fuel revenues for 1999 were slightly lower than in 1998, primarily as a result of lower energy sales.

   Operation and maintenance expenses for 1999 were 4% higher than 1998 largely as a result of increased third party transmission tariffs. Depreciation and amortization expense was $109 million lower in 1999 versus 1998 primarily due to less mitigation depreciation recorded in 1999. Earnings in excess of the earnings cap recorded as additional nuclear depreciation in 1999 was $52 million versus $170 million in 1998.

   The net decrease of $62 million in interest expense and other charges for 1999 compared to 1998 was primarily due to the reacquisition of long-term debt and remarketing of certain debt to lower interest rates.

   The effective income tax rate was lower in 1999 compared to 1998 due primarily to the discontinuation of amortization of prior-period flow-through amounts and other tax-related regulatory assets and liabilities resulting from the impact of the 1999 Restructuring Legislation.

US Gas

Segment Highlights

                                                               2000  1999  1998
                                                               ----  ----  ----
Gas distribution:
 Sales volumes (billion cubic feet -Bcf).....................   138   117   130
 Margin (millions)...........................................  $351  $301  $291
Pipeline transportation:
 Transportation volumes (Bcf)................................   601   551   599
 Revenues (millions).........................................  $123  $116  $121
Heating degree days (% of normal)............................    95%   70%   89%

2000 versus 1999

   The US Gas segment had net income of $49 million for 2000 compared with $4 million for 1999. Operating results for 2000 reflect increased margin for gas distribution operations due to rate relief granted, significantly increased volumes distributed in response to colder winter weather, growth and cost reductions. Net income for 2000 includes the $34 million after-tax gain on the sale of gas processing assets while net income for 1999 included after-tax gains of $8 million from the sale of assets.

   Significant increases in operating revenues and gas purchased for resale resulted from the rise in prices for natural gas experienced in 2000, the increased demand for natural gas due to colder winter weather and growth. These effects are greatest in gas distribution operations. Operating revenues for gas distribution operations for 2000 increased by $330 million over 1999, and gas purchased for resale for 2000 increased by $280 million over 1999. Operation and maintenance expense decreased in 2000 by $46 million primarily as a result of the sale of gas processing assets. Taxes other than income increased by $4 million in 2000 primarily due to increased revenues subject to state and local gross receipts taxes. Interest income for the segment increased by $10 million in 2000 compared with 1999, while interest and other charges increased by $5 million in 2000 compared with 1999. The overall increase of $5 million in net interest income in 2000 resulted from the use of proceeds from the sale of gas processing assets. The effective tax rate in 1999 was affected by a reversal of a deferred tax valuation allowance while both years were affected by the amortization of non-deductible goodwill.

1999 versus 1998

   The US Gas segment had net income of $4 million for 1999 compared with a net loss of $33 million for 1998. Strong cost controls and improved margins contributed to the results for 1999, as did after-tax gains totaling $8 million from the sale of assets and a reversal of a deferred tax asset valuation allowance as a result of a 1999 change in Internal Revenue Service regulations.

   Operating revenues for 1999 increased by $13 million over 1998 primarily from higher gas processing revenues, partially offset by lower distribution and pipeline revenues resulting from the very mild winter weather. Gas purchased for resale declined by $17 million in 1999 because of lower demand. Higher gas processing fees in 1999, primarily caused by higher natural gas liquids prices, were more than offset by cost reductions in other operation and maintenance expenses. Depreciation and other amortization expenses increased by $8 million primarily due to increased distribution system depreciation. Taxes other than income decreased by $7 million from 1998 to 1999 primarily due to decreased local franchise taxes resulting from decreased revenues subject to the taxes.

US Energy

Segment Highlights

                                                              2000  1999   1998
                                                              ----  ----   ----
Trading volumes:
 Gas (billion cubic feet)..................................   1,242 1,102  1,115
 Electric (gigawatt-hours).................................  21,917 6,544 16,268

2000 versus 1999

   The US Energy segment had a net loss of $88 million for 2000 compared with a net loss of $43 million for 1999. Results for 2000 reflect lower margins on energy trading activities, costs associated with moving the trading operations to Dallas, continued planned expenditures to prepare the trading and retail operations for the opening of the Texas electricity market to competition in 2002 and higher bad debt expense.

   Operating revenues for the US Energy segment increased from $3.1 billion in 1999 to $5.5 billion in 2000, with the increase primarily attributable to significantly higher natural gas prices and an increase in power trading. Operating loss increased from $60 million in 1999 to $118 million in 2000 due to decreased trading margins and an increase in operation and maintenance expense from $147 million in 1999 to $187 million in 2000, principally due to relocation costs, costs to prepare for competition in Texas in 2002 and higher bad debt expense. Results for 1999 included other income from the sale of commercial customer accounts. Interest income increased from $2 million in 1999 to $7 million in 2000 due to interest earned on margin deposits. Interest and other charges increased from $12 million in 1999 to $24 million in 2000 as a result of increased costs to finance expansion of the business and margin requirements.

1999 versus 1998

   Results for 1999 for the US Energy segment were down from 1998 due to lower gas trading margins, planned costs to develop infrastructure capabilities and high natural gas prices which affected the results from retail marketing originations. The segment had a net loss of $43 million for 1999 compared with a net loss of $11 million for 1998.

   Operating revenues decreased from $3.2 billion in 1998 to $3.1 billion in 1999 primarily due to a decision to reduce electricity trading. Operating loss increased from $9 million in 1998 to $60 million in 1999 as operation and maintenance expense increased from $76 million in 1998 to $147 million in 1999 due to increased costs of services for retail operations primarily as a result of growth, higher development expenses and expenditures to prepare the trading and retail operations for the opening of the Texas electricity market to competition in 2002. Results for 1999 included other income of $4 million from the sale of commercial customer accounts, while 1998 included other deductions of $3 million.

Europe

Segment Highlights

                                  2000             1999            1998*
                             ---------------  ---------------  ---------------
Sales volumes:
 Electric (gigawatt-
  hours -- GWh).............     39,849           36,424           23,285
 Gas (billion cubic feet --
   Bcf).....................        115              126               72
 Units distributed (GWh)....     33,393           33,120           19,249
 Wholesale energy sales:
   Electricity (GWh)........    100,132           78,950           51,060
   Gas (Bcf)................      1,000              447              148
                                  2000             1999            1998*
                             ---------------  ---------------  ---------------
Revenues (millions):         (Pounds)    $    (Pounds)    $    (Pounds)    $
 Electric...................    1,858  2,800     1,869  3,033     1,196  1,985
 Gas........................      348    529       348    565       157    260
 Distribution...............      351    535       405    657       238    395
 Wholesale energy sales.....    2,206  3,318     1,336  2,168       721  1,199
 Intra-segment eliminations
  and other.................      (92)  (138)     (205)  (333)     (147)  (238)
                             --------  -----  --------  -----  --------  -----
   Total....................    4,671  7,044     3,753  6,090     2,165  3,601
                             ========  =====  ========  =====  ========  =====
By segment (millions):
 Energy retail..............    2,155  3,249     2,219  3,601     1,346  2,239
 Portfolio trading and
  power.....................    2,349  3,542     1,425  2,312       746  1,240
 Networks...................      371    559       429    696       253    421
 Intercompany eliminations
  and other.................     (204)  (306)     (320)  (519)     (180)  (299)
                             --------  -----  --------  -----  --------  -----
   Total....................    4,671  7,044     3,753  6,090     2,165  3,601
                             ========  =====  ========  =====  ========  =====

*For the period from acquisition (May 19, 1998) to December 31, 1998.


2000 versus 1999

   TXU Europe contributed net income of $215 million for 2000 compared with $280 million for 1999. Results for 2000 were adversely affected by Distribution Price Controls, which reduced rates by 28% effective April 1, 2000, and strengthening of the US dollar against the pound sterling, which decreased net income approximately $16 million. TXU Europe's results for 2000 included costs of $120 million ($85 million after-tax), mostly for restructuring charges associated with the creation of the joint venture 24seven to operate TXU Europe's distribution system, the contracting of TXU Europe's customer service function to Vertex Data Science Limited (Vertex) and for other staff reorganizations, and $11 million for costs associated with the offer for Hidrocantabrico. Partially offsetting these costs was an after-tax gain of $31 million from the sale of the metering business. Results for 2000 also benefited from other portfolio adjustments including the $21 million after-tax gain on the sale of TXU Europe's interest in SME.

   TXU Europe's revenues for 2000 were (Pounds)4.7 billion ($7.0 billion) compared with (Pounds)3.8 billion ($6.1 billion) for 1999, a 16% increase. On a pound sterling basis, the increase in revenues was 24%. Revenues from the energy retail segment for 2000 were (Pounds)2.2 billion ($3.2 billion) compared with (Pounds)2.2 billion ($3.6 billion) for 1999, reflecting the addition of customers from the Norweb Energi business offset by a reduction in revenues from other customers. The primary increase in total revenues is attributable to the portfolio trading and power segment (formerly the energy management and generation segment) which were (Pounds)2.3 billion ($3.5 billion) in 2000 compared with (Pounds)1.4 billion ($2.3 billion) in 1999. This increase is primarily the result of the expansion of merchant energy trading activity. Wholesale electricity and gas sales volumes in 2000 increased 27% and 124%, respectively, over 1999. The Central European operations achieved significant growth in trading in 2000, with 97 terawatt hours (TWh) of power trades and 60 TWh equivalent of gas trades in 2000 compared with 4 TWh of power and trades 1 TWh equivalent of gas trades in 1999. Networks revenues were (Pounds)371 million ($559 million) for 2000 compared with (Pounds)429 million ($696 million) for 1999. The decrease primarily reflects the adverse impact of the Office of Gas and Electricity Markets (OFGEM) Distribution Price Controls, which reduced rates by 28% effective April 1, 2000, partially offset by higher unit sales in 2000 compared with 1999. In response to the rate reduction, the distribution joint venture, 24seven, was created to provide distribution services to customers at lower cost.

   Excluding the (Pounds)72 million ($109 million) of restructuring costs included in 2000, operating and maintenance expenses were (Pounds)622 million ($941 million) compared with (Pounds)706 million ($1.1 billion) for the same period of 1999. The reduction from the comparable 1999 amounts reflects the underlying benefits of staff reorganizations and other exit costs and on-going cost savings programs throughout TXU Europe, partially offset by the inclusion of Norweb Energi.

   Depreciation expense was (Pounds)159 million ($241 million) for 2000 compared with (Pounds)173 million ($281 million) for 1999. The decrease is due primarily to a change in depreciation method and depreciable lives on network distribution assets. In the third quarter of 2000, TXU Europe implemented a change in the depreciation method for its distribution system assets from an accelerated method to a straight line method as of December 31, 1999. The straight line method has been implemented to better recognize the cost of the assets over the anticipated useful life of the assets. The cumulative effect of this change in accounting principle of (Pounds)10 million ($14 million) ((Pounds)7 million, $10 million after-tax) was not material to TXU Corp. and is reported in other income (deductions)--net. Also in the third quarter of 2000, TXU Europe revised the estimated useful economic lives of its distribution system assets. Such assets are now depreciated over a composite period of 50 years. The effect of the change in estimate is not significant on an annual basis. As a result of the acquisition of Norweb Energi in August 2000, amortization of goodwill is expected to be slightly higher in future periods.

   Interest expense and other charges for 2000 was (Pounds)378 million ($574 million) compared with (Pounds)347 million ($563 million) for 1999. The increase was due to higher variable interest rates and a higher level of debt. interest income was (Pounds)59 million ($90 million) for 2000 compared with (Pounds)63 million ($102 million) for 1999.

   Total income tax expense for the Europe segment for 2000 was $94 million compared with $153 million for 1999. The effective tax rate in both periods is affected by amortization of goodwill and other non-deductible items, primarily related to a capital lease. The effective tax rate in 2000 also reflects a (Pounds)18 million ($27 million) favorable resolution of certain prior year tax matters.

   New Electricity Trading Arrangements (NETA) -- Following a comprehensive reassessment of the timetable for completion of all the necessary testing, the implementation of NETA is now scheduled to commence on March 27, 2001, although the date may be revised before then based on the progress in the ability of participants to communicate with the central systems being installed and other concerns. Under NETA, for those companies wishing to buy and sell electricity, the arrangements provide the freedom to enter into directly negotiated contracts instead of having to trade through a central electricity pool. It is expected that under the new arrangements bulk electricity will be traded on one or more exchanges and through a variety of bilateral and multilateral contracts and that market participants will include not only generators and suppliers but also traders with physical positions, i.e. energy wholesalers; accordingly, NETA implementation will eliminate the Pool. The new arrangements provide mechanisms for near real-time clearing and settlement of differences between contractual and physical positions of those buying, selling, producing and consuming electricity. A balancing mechanism will enable the system operator (National Grid Company) to change levels of generation and demand near to real-time; and a mechanism for imbalance settlement will provide for the settling of the differences between net physical and net contractual position of parties.

   Electricity supply businesses have incurred significant costs to introduce and operate under NETA, while the financial impact on distributors has been minimal. Although the UK government proposes that such costs will ultimately be borne by customers, OFGEM has not allowed recovery of such costs in the price controls which became effective on April 1, 2000. TXU Europe's ability to manage its energy purchase price risk depends, in part, on the continuing availability of properly priced risk management mechanisms such as contracts for differences and electricity forward agreements. No assurance can be given that an adequate, transparent market for such products will in fact be available in the future (including NETA).

   TXU Europe is unable to determine, at this time, what impact the implementation of NETA will have on its financial position, results of operations or cash flows.

1999 versus 1998

   The 1999 results for the Europe segment represent a full year of operations, while the 1998 period is from date of acquisition (May 19, 1998) to December 31, 1998. The 1998 period also includes the 22% equity in the net income of TEG for the period March to May 19, 1998. The Europe segment contributed net income for 1999 of $280 million compared with $140 million in the 1998 period.

   The Europe segment added (Pounds)3.8 billion ($6.1 billion) to 1999 operating revenues versus (Pounds)2.2 billion ($3.6 million) in the 1998 period. Revenues from energy retail operations for 1999 were (Pounds)2.2 billion ($3.6 billion) compared with (Pounds)1.3 billion ($2.2 billion) in 1998. Volumes in the gas residential market increased in 1999 as a result of the market being fully opened to competition. Electricity volumes decreased due to the loss of industrial and commercial customers in the October 1999 contract round; however, prices improved. Revenues from portfolio trading and power operations for 1999 were (Pounds)1.4 billion ($2.3 billion) versus (Pounds)746 million ($1.2 billion) in the 1998 period. Greater operating volumes in the gas portfolio increased revenues, partially offset by lower revenues in the electricity portfolio due to lower time-weighted Pool purchase prices (weighted for time of day sales) and reduced volumes. Revenues from the networks business for 1999 were (Pounds)429 million ($696 million) compared with (Pounds)253 million ($421 million) in the 1998 period. GWh's distributed increased by approximately 3% year on year, and regulated prices increased approximately 1% from April 1999. Other revenues included (Pounds)18 million ($29 million) in 1999, related to the metering business. In the 1998 period, other revenues included an aggregate of (Pounds)31 million ($52 million) for metering revenues, revenues from the telecommunications business sold in December 1998 and revenues from the modular building business sold in February 1999.

   Energy purchased for resale and fuel consumed for 1999 was (Pounds)2.2 billion ($3.6 billion) compared with (Pounds)1.3 billion ($2.2 billion) in the 1998 period. Operation and maintenance expenses for the full year of 1999 were (Pounds)706 million ($1.1 billion) versus (Pounds)379 million ($628 million) in the 1998 period. Depreciation and amortization, including goodwill amortization, totaled (Pounds)260 million ($421 million) in 1999 compared with (Pounds)144 million ($240 million) in 1998.

   Interest expense for 1999 was (Pounds)347 million ($563 million) compared with (Pounds)269 million ($447 million) in the 1998 period from the date of acquisition. The segment had interest income of (Pounds)63 million
($102 million) in 1999 versus (Pounds)64 million ($106 million) in the 1998 period.

   The effective tax rate for the Europe segment was 35% in 1999 versus 46% in the 1998 period. The rate in 1999 benefited from foreign tax credits, while the 1998 period benefited from a 1% reduction in the UK statutory tax rate and included income that was taxed at rates less than the statutory rate. Non-deductible expenses related to capital leases and goodwill amortization also affected both periods.

Australia
---------

Segment Highlights

                                                       2000*     1999*    1998
                                                     --------- --------- -------
Sales volumes:
 Electric (Gigawatt-hours)..........................   5,380     5,509    5,213
 Gas (Billion cubic feet)...........................      64        51      --
                                                       2000*     1999*    1998
                                                     --------- --------- -------
                                                      A$    $   A$    $  A$   $
Revenues (millions):
 Electric...........................................   578 338   567 365 571 361
 Gas................................................   287 167   200 128 --  --
 Other..............................................   372 212   291 189 125  78
                                                     ----- --- ----- --- --- ---
   Total............................................ 1,237 717 1,058 682 696 439
                                                     ===== === ===== === === ===

*Includes results of Optima and TXU Australia Gas from date of acquisition of May 4, 2000 and February 24, 1999, respectively.


2000 versus 1999

   TXU Australia had net income of $57 million for 2000 compared with $6 million for 1999. Results for 2000 include a full year of merchant trading operations and operations of TXU Australia Gas, and results of Optima from date of acquisition in May 2000. Results for 1999 included TXU Australia Gas from its February 24, 1999 acquisition date and acquisition-related costs totaling $17 million after tax. Earnings also benefited from additional income from the Western Underground Gas Storage (WUGS) facility, and a gain from the sale of its construction and engineering business, Enetech, in January 2000.

   Operating revenues rose from A$1.1 billion ($682 million) in 1999 to A$1.2 billion ($717 million) in 2000, an increase of 17%. The increase is primarily due to a full year of operations of TXU Australia Gas, results of Optima from date of acquisition and new gas sales contracts entered into in 2000. Partially offsetting these items were decreases in electric revenues due to the competitive pressures experienced with electric customer contract renewals in July 2000 and lower construction revenues due to the sale of Enetech.

   Energy purchased for resale increased from A$415 million ($268 million) in 1999 to A$575 million ($332 million) in 2000. The A$160 million ($64 million) increase is due to higher volumes of gas sales as a result of new gas contracts and higher purchased electricity as a result of higher electricity pool prices. Operation and maintenance expenses decreased from A$335 million ($216 million) in 1999 to A$245 million ($141 million) in 2000 due to cost savings achieved from post integration of natural gas operations and the sale of Enetech. Depreciation and amortization, including goodwill amortization, increased from A$119 million ($77 million) to A$139 million ($81 million) in 2000 primarily due to inclusion of TXU Australia Gas for a full year in 2000.

   Interest expense and other charges increased from A$203 million ($131 million) in 1999 to A$259 million ($151 million) in 2000 due to increases in interest rates over 1999 and higher average debt balances primarily due to the recent acquisitions.

   The effective income tax rate for the Australia segment was affected by non-deductible goodwill amortization, other foreign permanent differences and a reduction in the statutory tax rate in Australia.

1999 versus 1998

   TXU Australia had net income of $6 million for 1999 compared with $31 million for 1998. Results for 1999 were affected by very mild winter weather and non-recurring charges totaling $17 million after-tax primarily for integration and acquisition-related costs. Net income for 1999 includes the results of TXU Australia Gas from date of acquisition on February 24, 1999.

   Operating revenues rose from A$696 million ($439 million) in 1998 to A$1.1 billion ($682 million) in 1999, an increase of 52%. The increase is primarily due to revenues from TXU Australia Gas' distribution and retailing businesses since acquisition, higher construction revenues and increased external electricity network charges.

   Energy purchased for resale increased from A$265 million ($167 million) in 1998 to A$415 million ($268 million) in 1999. The A$150 million ($101 million) increase includes A$110 million ($71 million) of gas purchase and distribution costs associated with TXU Australia Gas, with the remainder of the increase due to higher purchased electricity and distribution costs as a result of a 6% increase in energy sold and higher electricity pool prices. Operation and maintenance expenses increased from A$193 million ($121 million) in 1998 to A$335 million ($216 million) in 1999 due to costs associated with TXU Australia Gas' business and increased expenditures related to the construction businesses. Depreciation and amortization, including goodwill amortization, increased from A$68 million ($43 million) to A$119 million ($77 million) in 1999 primarily due to the TXU Australia Gas acquisition.

   Interest expense and other charges increased from A$94 million ($59 million) in 1998 to A$203 million ($131 million) in 1999 due to an increase in outstanding debt resulting from the acquisition of TXU Australia Gas and the initial payment under the agreement with AES Ecogen.

   The effective income tax rate for the Australia segment was affected by non-deductible goodwill amortization and other foreign permanent differences.

Comprehensive Income
--------------------

   The losses from currency translation adjustments for all periods principally reflect the substantial movement in exchange rates between the US dollar and the UK pound sterling and the Australian dollar. The unrealized holding gains (losses) on investments are primarily related to market changes on investments held by TXU Europe and TXU Corp.

FINANCIAL CONDITION
-------------------

Liquidity and Capital Resources --
-------------------------------

   Cash Flows -- Cash flows provided by operating activities before changes in operating assets and liabilities for 2000 were $2.5 billion compared with $2.6 billion and $2.3 billion for 1999 and 1998, respectively. Changes in operating assets and liabilities used cash of $820 million compared with $379 million and $338 million in 1999 and 1998, respectively. The increase in 2000 compared to 1999 and 1998 is primarily due to the $650 million after-tax increase in under-recovered fuel revenues as a result of the increase in natural gas prices. TXU Corp. expects to recover fuel revenues through surcharges and increases in the fuel factor on customer bills (See Regulation and Rates). Other items effecting changes in operating assets and liabilities were higher margin deposits and increases in trading receivables and payables due to the increase in trading revenue of the US Energy segment.

   Cash flows used for investing activities for 2000 totaled $1.2 billion, which are net of $1.4 billion provided from sales of assets and the distribution received from the telecommunication joint venture. This compares to $3.1 billion and $4.3 billion used for investing activities in 1999 and 1998, respectively, including $1.0 billion used for the acquisition of TXU Australia Gas and $2.5 billion used for the acquisition of TEG, respectively. Capital expenditures were $1.4 billion for 2000, compared with $1.6 billion and $1.2 billion for 1999 and 1998, respectively.

   Acquisitions and Dispositions -- TXU Electric has previously announced plans to sell or swap certain natural gas-fired electricity generating plants in Texas. At this time no such transactions have been finalized.

   In May 2000, TXU Gas sold substantially all of the assets of TXU Processing Company, for $105 million.

   In May 2000, TXU Corp. acquired all of the outstanding stock of Fort Bend Communications, Inc. (FBCC) for approximately $161 million in cash plus liabilities assumed. In August 2000, TXU Corp. formed a joint venture with other investors by contributing the stock of its telecommunications subsidiaries, including FBCC, to Pinnacle One Partners, L.P. (Pinnacle or the joint venture) for a 50% voting interest and a distribution of approximately $600 million in cash. The other investors contributed $150 million for the remaining 50% voting interest.

   In connection with the formation of Pinnacle and contribution of its telecommunications subsidiaries, TXU Corp. issued a $336 million, 6.0% note payable due in semi-annual installments to 2004.

   In May 2000, TXU Australia acquired certain assets and liabilities of Optima from the government of South Australia for $177 million, including certain acquisition costs. The purchase included a 100-year lease to operate a 1,280-megawatt natural gas fired generating station.

   In May 2000, TXU Europe sold its metering business in the UK for (Pounds)36 million ($54 million) in proceeds. In addition, in August 2000, TXU Europe completed the sale of its interest in Severomoravska energetika, a.s. for (Pounds)51 million ($76 million) in proceeds.

   In August 2000, TXU Europe purchased United Utilities plc's retail energy supply business, Norweb Energi (a division of Norweb plc) for total consideration, including direct costs of the acquisition, of (Pounds)340 million ($496 million). The transaction also includes the assumption of certain of Norweb Energi's obligations, including its power purchase agreements, which have been integrated into TXU Europe's energy portfolio.

   On January 8, 2001, TXU Europe completed the acquisition of 51% of Stadtwerke Kiel AG (Kiel AG), a German municipal utility, for approximately (Pounds)145 million ($218 million).

   On January 25, 2001, TXU Europe entered into a commitment to sell its 19.2% interest in Hidrocantabrico to a consortium led by Electricidade de Portugal S.A., the Portugese utility company, and Spanish savings bank, Caja de Ahorro de Asturias (Cajastur). Electricidade de Portugal and Cajastur unconditionally offered (Euro)24 ($22.60) per share for 100% of Hidrocantabrico.

   On February 1, 2001, TXU Europe announced it had agreed to sell its interest in the North Sea gas fields for approximately (Pounds)138 million ($201 million) as part of its efforts to reposition its energy portfolio.

   In November 1999, TXU Europe formed a joint venture with certain shareholders of Pohjolan Voima Oy (PVO), Finland's second largest electricity generator. As part of the transaction, TXU Europe contributed approximately
(Euro)300 million ($308 million) for an 81% ownership interest in the joint venture company, TXU Nordic Energy. In December 1999, TXU Europe completed the acquisition of an approximate 40% interest in Savon Voima Oyj (SVO), for approximately (Pounds)40 million ($65 million). The agreement includes an option which allows the majority shareholders of SVO to require TXU Europe to purchase the remaining 60% interest in SVO at prices that are based upon a multiple of the original purchase price for the first three years. After three years the purchase price will be based upon a calculation which considers SVO's results of operations, as well as cash and cash equivalents and long-term debt balances on hand at the date the option is exercised. The option may be exercised at any time by the majority shareholders and does not expire.

   TXU Corp. will pursue potential investment opportunities from time to time when it concludes that such investments are consistent with its business strategies and will dispose of nonstrategic assets in an effort to enhance the long-term return to its shareholders. Proceeds from the sale of non-core assets along with free cash flow are currently expected to be used primarily for debt reduction.

   Future Capital Requirements -- TXU Corp.'s capital expenditures are estimated at $1.6 billion for 2001 and will be funded by cash flows from operations or external financing. Approximately 52% is planned for US Electric and Gas operations, 6% for US Energy operations, 34% for operations in the UK and continental Europe, and 8% for operations in Australia, telecommunications and other activities. This amount includes approximately $500 million of development expenditures.

   During 2000, TXU Corp. repurchased approximately 18.6 million shares of its common stock for $596 million. Additional purchases may occur from time to time. In addition common stock repurchasable under equity forward contracts had a settlement value of $190 million at December 31, 2000.

   TXU Corp. or its predecessor have declared common stock dividends payable in cash in each year since incorporation in 1945. The Board of Directors of TXU Corp., at its February 2001 meeting, declared a quarterly dividend of $0.60 a share, payable April 2, 2001 to shareholders of record on March 9, 2001. Future dividends may vary depending upon TXU Corp.'s profit levels and capital requirements as well as financial and other conditions existing at the time.

   TXU Corp. anticipates that, in connection with the business separation plan required by the 1999 Restructuring Legislation, its subsidiaries will refinance certain outstanding securities in the capital markets in order to properly capitalize the separated businesses.

   External funds of a permanent or long-term nature are obtained through the issuance of common, preference and preferred stock, TXU Corp. or subsidiary obligated, mandatorily redeemable, preferred securities of subsidiary trusts, each holding solely junior subordinated debentures of TXU Corp. or related subsidiary (trust securities) and long-term debt by TXU Corp. The capitalization ratios of TXU Corp. at December 31, 2000, consisted of approximately 61.2% long-term debt (including equity-linked securities), 6.0% trust securities, .8% preferred stock, .8% common stock repurchasable under equity forward contracts, 1.2% preference stock and 30.0% common stock equity. Restricted cash of $1.0 billion included in other investments collateralizes certain TXU Europe capital lease obligations. Offsetting the cash pledge against lease obligations, the capitalization ratios consisted of 59.6% long-term debt, 6.2% trust securities, .9% preferred stock, .8% common stock repurchasable under equity forward contracts, 1.3% preference stock and 31.2% common stock equity.

   Issuances and Retirements -- During 2000, TXU Corp. or its subsidiaries issued, redeemed, reacquired or made scheduled principal payments on acquisition facilities, other long-term debt, preference stock, preferred stock and trust securities for cash, as follows:

                                                           Issuances Retirements
                                                           --------- -----------
TXU Corp.:
 Preference Stock........................................   $  300     $  --
 Senior Notes -- Floating Rate...........................      --         125
 Other Notes.............................................      336        --
TXU Electric:
 First Mortgage Bonds....................................      575        159
 Other...................................................       65        418
TXU Gas:
 Putable Asset Term Securities...........................      200        --
TXU Europe:
 Euro Medium Term Note...................................      648         73
 Preferred Securities of Subsidiary Perpetual Trust......      150        --
 Revolving Credit Facility (Tranche B)...................      794        860
 Resettable Notes........................................      436        --
 Other Long-term Debt....................................      144        697
TXU Australia:
 Medium Term Notes.......................................      272        --
 Facility Agreement......................................      --         101
All Other Subsidiaries...................................        3        248
                                                            ------     ------
 Total...................................................   $3,923     $2,681
                                                            ======     ======

   See Notes to Financial Statements for further details concerning short-term financing, long-term debt, trust securities and preferred stock of subsidiaries. Early redemptions of preferred stock and long-term debt may occur from time to time in amounts presently undetermined.

   Financing Arrangements -- TXU Corp., TXU Electric, TXU Gas and other subsidiaries of TXU Corp. may issue additional debt and equity securities as needed, including the possible future sale: (i) by TXU Electric of up to $25 million of Cumulative Preferred Stock and an aggregate of $924 million of Cumulative Preferred Stock, First Mortgage Bonds, debt securities and/or preferred securities of subsidiary trusts, and (ii) by TXU Gas of up to $400 million of debt securities and/or preferred securities of subsidiary trusts, all of which are currently registered with the Securities and Exchange Commission for offering pursuant to Rule 415 under the Securities Act of 1933. In addition, TXU Corp. may issue up to $340 million of debt securities and up to an aggregate of $335 million of debt securities, preference stock, and/or preferred securities of subsidiary trusts, all of which are currently registered with the SEC for offering pursuant to Rule 415 under the Securities Act of 1933.

   At December 31, 2000, TXU Corp., TXU Electric and TXU Gas Company had joint US dollar-denominated lines of credit under revolving credit facility agreements (US Credit Agreements) with a group of banking institutions. At December 31, 2000, TXU Corp. had no borrowings outstanding under these facilities. The US Credit Agreements were amended in February 2001 and have two facilities. Facility A provides for short-term borrowings aggregating up to $1.4 billion outstanding at any one time at variable interest rates and terminates in February 2002. Facility B provides for borrowings aggregating up to $1.4 billion outstanding at any one time at variable interest rates and terminates in February 2005. Facility B also provides for the issuance of up to $500 million of letters of credit of which $224 million was outstanding at December 31, 2000. TXU Electric's and TXU Gas' borrowings under both facilities are limited to aggregate amounts outstanding at any one time of $2 billion and $650 million, respectively.

   At December 31, 2000, TXU Europe had a (Euro)2.0 billion Euro Medium Term Note (EMTN) program, under which, TXU Europe may from time to time issue notes in various currencies. On November 30, 2000, a financing subsidiary of TXU Europe issued (Pounds)301 million of 35 Put 5 Resettable Notes due
2035 (Resettable Notes) under amended terms and conditions of the EMTN program. The initial interest rate to the first reset date of November 30, 2005, is 7.7875%. The issuer of the Resettable Notes has an option to repurchase the Resettable Notes at par on November 30, 2005. This call option has been assigned to commercial banks for a consideration of approximately (Pounds)5 million per annum for five years. The Resettable Notes also include a put option that is exercisable at 5 years by the holder and a reset feature that permits the holder to remarket the Resettable Notes at a different interest rate if the put is not exercised. On the reset date, the new interest rate will be determined in accordance with the terms of the Resettable Notes for the next 6 to 20 years. The Resettable Notes can be redeemed at principal plus accrued interest on November 30, 2005. A portion of the proceeds from the Resettable Notes was used to repay the (Pounds)190 million ($284 million) rent factoring agreement of TXU Europe on January 19, 2001. As of December 31, 2000, there was also (Pounds)275 million in 7.25% Sterling Eurobonds due
March 8, 2030 and (Pounds)100 million of 6.88% EMTN Notes due September 4, 2001 outstanding under this program.

   At December 31, 2000, TXU Europe had a joint sterling-denominated line of credit with a group of banking institutions under a credit facility agreement (Sterling Credit Agreement) that provides for borrowings of up to (Pounds)1.075 billion and has two facilities: a (Pounds)750 million term facility and a (Pounds)325 million revolving credit facility (Tranche B), both of which terminate on March 2, 2003. The Sterling Credit Agreement allows for borrowings in various currencies with interest rates based on the prevailing rates in effect in the countries in which the borrowings originate. In August 2000, TXU Europe entered into a new (Pounds)300 million ($448 million) 364-day short-term financing facility. As of December 31, 2000, the outstanding Tranche B borrowings and interest rates in effect at December 31, 2000 consisted of 700 million Norwegian kroner (NOK) ($79 million) at 8.10% per annum and (Euro)267 million ($252 million) at 5.80% per annum.

   On January 8, 2001, in connection with the acquisition of Kiel AG, TXU Europe borrowed an additional (Euro)229 million ($219 million) at 5.54% per annum ((Euro)47 million ($45 million) under Tranche B and (Euro)182 million ($174 million) under the 364-day facility). An additional NOK 50 million ($6 million) was borrowed under Tranche B on January 15, 2001.

   As of December 31, 2000, TXU Europe had several short-term facilities with commercial banks which provide for borrowings in various currency denominations and at current interest rates generally based on LIBOR. These facilities expire between 2001 and 2003. Eastern Electricity's separate revolving credit short-term facility was reduced in 2000 to a (Pounds)150 million limit. At December 31, 2000, outstanding borrowings under these short-term facilities consisted of (Euro)506 million ($477 million) at 5.8%, 1.3 billion Czech koruna ($34 million) at 6.08% and (Pounds)150 million ($224 million) at 6.28%.

   TXU Electric has facilities with financial institutions whereby it is entitled to sell and such financial institutions may purchase, on an ongoing basis, undivided interests in customer accounts receivable representing up to an aggregate of $500 million. TXU Gas has a similar facility for $100 million. TXU Europe has facilities with a third party whereby Eastern Electricity may sell up to (Pounds)300 million ($448 million) of its electricity receivables and a finance subsidiary may borrow up to an aggregate of (Pounds)275 million ($411 million), collateralized by future receivables, with an overall program limit of (Pounds)550 million ($821 million). Additional receivables are continually sold to replace those collected. At December 31, 2000, accounts receivable of TXU Electric were reduced by $500 million, TXU Gas' were reduced by $100 million and Eastern Electricity's were reduced by (Pounds)164 million ($245 million) to reflect the sales of receivables under their programs and (Pounds)5 million ($7 million) of short-term loans were outstanding collateralized by future receivables.

   TXU Electric has filed a petition with the PUC for a financing order to permit the issuance of transition bonds secured by payments designed to enable TXU Electric to recover its generation-related regulatory assets and other qualified costs in accordance with the 1999 Restructuring Legislation. The proceeds received by TXU Electric from the issuance of the transition bonds are to be used solely for the purpose of retiring utility debt and equity. For more information concerning securitization of regulatory assets, see Note 13 to Financial Statements.

Quantitative and Qualitative Disclosure About Market Risk

   TXU Corp. and its subsidiaries enter into derivative instruments for non-trading purposes in order to manage market risks related to changes in interest rates, foreign currency exchange rates and commodity prices. TXU Corp. also enters into derivative instruments and other contractual commitments for trading purposes through its subsidiaries TXU Energy Trading, TXU Europe and TXU Australia. See Note 11 to Financial Statements.

   INTEREST RATE RISK -- The table below provides information concerning TXU Corp.'s financial instruments as of December 31, 2000 that are sensitive to changes in interest rates, which include debt obligations, interest rate swaps, trust securities and preferred stock of subsidiary subject to mandatory redemption. TXU Corp. has entered into interest rate swaps under which it has agreed to exchange the difference between fixed-rate and variable-rate interest amounts calculated with reference to specified notional principal amounts at dates that generally coincide with interest payments. For trust securities, the table presents cash flows based on December 31, 2000 book values and the related weighted average rates by expected redemption date. Weighted average variable rates are based on rates in effect at the reporting date.

                                       Expected Maturity Date
                          -------------------------------------------------------
                                     (Millions, except percents)
                                                                                    2000              1999
                                                                  There-   2000     Fair     1999     Fair
                           2001    2002    2003    2004    2005   After    Total    Value    Total    Value
                           ----    ----    ----    ----   ------  ------   -----    -----    -----    -----
Long-term Debt
 (including current
 maturities)
 Fixed Rate.............  $  997  $1,080  $  933  $1,451  $1,585  $6,108  $12,154  $12,225  $11,736  $10,734
 Average interest rate..    6.85%   7.18%   6.64%   7.28%   7.05%   7.33%    7.18%     --      7.06%     --
 Variable Rate..........  $1,168  $1,055  $1,461  $   45  $   10  $  933  $ 4,672  $ 4,672  $ 4,394  $ 4,394
 Average interest rate..    7.67%   6.77%   6.73%   6.51%   8.87%   5.54%    6.74%     --      6.22%     --
Trust Securities*
 Fixed rate.............     --      --      --      --      --   $1,099  $ 1,099  $ 1,101  $ 1,095  $   977
 Average interest rate..     --      --      --      --      --     8.04%    8.04%     --      8.03%     --
 Variable rate..........     --      --      --      --      --   $  245  $   245  $   248  $   244  $   235
 Average interest rate..     --      --      --      --      --     7.92%    7.92%     --      7.26%     --
Preferred stock of
 subsidiary subject to
 mandatory redemption
 Fixed rate.............     --      --   $   10  $   10  $    1  $  --   $    21  $    17  $    21  $    21
 Average dividend rate..     --      --     6.68%   6.68%   6.98% $  --      6.69% $   --      6.69% $   --
Interest Rate Swaps
 (notional amounts)
 Variable to Fixed......  $   53  $1,509  $  989     --   $1,174  $1,426  $ 5,151  $  (138) $ 4,253  $    17
 Average to pay rate....    5.97%   7.01%   6.48%    --     6.66%   6.36%    6.64%     --      6.36%     --
 Average receive rate...    6.42%   6.45%   6.58%    --     6.25%   6.37%    6.41%     --      5.75%     --
 Fixed to variable......     --   $  350     --      --   $  450  $  850  $ 1,650  $     4  $ 2,275  $   (94)
 Average pay rate.......     --     6.71%    --      --     6.71%   6.79%    6.75%     --      6.67%     --
 Average receive rate...     --     6.15%    --      --     6.45%   6.74%    6.54%     --      6.29%     --

* TXU Corp. or subsidiary obligated mandatorily redeemable, preferred securities of subsidiary trusts each holding solely junior subordinated debentures of TXU Corp. or related subsidiary.

   FOREIGN CURRENCY RISK -- TXU Corp. has exposure to foreign currency risks, primarily with the pound sterling and the Australian dollar. TXU Europe and TXU Australia have accessed the US capital markets and issued dollar denominated obligations. TXU Corp. and its subsidiaries enter into currency swaps, options and forwards, where appropriate, to manage foreign currency exposure. The following table summarizes notional amounts at the contract exchange rates, weighted-average contractual exchange rates and estimated fair value by contract maturity for open contracts at December 31, 2000 and 1999:

                                    Expected Maturity Date
                          -------------------------------------------
                               (Millions, except exchange rates)
                                                                      2000  1999
                                                        There-        Fair  Fair
                          2001  2002  2003  2004  2005  after  Total  Value Value
                          ----- ----- ----- ----- ----- ------ ------ ----- -----  ---
British pound sterling..  $ 135 $ 485 $ 114 $ 114 $ 764 $2,009 $3,621 $151  $(37)
 Average exchange rate..  $1.63 $1.62 $1.63 $1.63 $1.63 $ 1.76 $ 1.70  --    --
Australian dollar.......    --    --    --    --    --  $  350 $  350 $ 81  $ 30
 Average exchange rate..    --    --    --    --    --  $ 0.72 $ 0.72  --    --

   ENERGY PRICE RISK -- Non-trading Activities -- In the UK and Australia, electricity prices are established through power pools which are controlled through an agreement with the licensed generators and suppliers in the case of the UK, or by a statutory, independent corporation in the case of Australia. In both cases, substantially all power generated must be sold into and purchased from wholesale electricity trading pools. In order to manage the exposure to fluctuations in electricity pool prices, both TXU Europe and TXU Australia enter into both short- and long-term derivative instruments whereby the pool price is fixed for an agreed-upon quantity and duration by reference to an agreed-upon strike price. In the US, as a result of continued regulation, TXU Electric and TXU Gas have minimal exposure to energy price risk, therefore, their use of derivative instruments is limited.

   UK -- The hypothetical loss in fair value of TXU Europe's contracts for differences, electricity forward agreements and other contracts in existence at December 31, 2000 and 1999 entered into for non-trading purposes arising from a 10% adverse movement in future electricity prices is estimated at (Pounds)272 million ($406 million) and (Pounds)21 million ($34 million), respectively. This hypothetical loss is calculated by modeling the contracts against an internal forecast of Pool prices using discounted cash flow techniques. The increase in the hypothetical market movement results from the increase in energy purchase commitments during 2000, mainly relating to the Norweb Energi acquisition, which were mostly above market rates at acquisition. As these non-trading contracts are used to hedge sales to retail customers, any adverse movement in wholesale electricity prices does not directly affect the performance or profitability of TXU Europe, which is more affected by price movements in retail markets.

   Australia -- The hypothetical loss in fair value of TXU Australia's contracts for differences, electricity forward agreements and other contracts in existence at December 31, 2000 and 1999 entered into for non-trading purposes arising from a 10% adverse movement in future electricity prices is estimated at A$2 million ($1 million) and A$12 million ($8 million), respectively. This hypothetical loss is calculated by modeling the contracts against an internal forecast of Pool prices using discounted cash flow techniques.

   ENERGY PRICE RISK -- Trading Activities -- TXU Corp. has further positioned itself to provide comprehensive energy products and services to a diversified client base in the US, Europe and Australia. In the US, TXU Energy Trading continues to engage in risk management activities, including the purchase and sale of physical commodities and entering into futures contracts, other forward commitments, swap agreements, exchange traded options, over-the-counter options which are net settled or physically settled, exchange-of-futures-for physical transactions, energy exchange transactions, storage activities, and other contractual arrangements.

   Since 1999, TXU Europe and TXU Australia have been offering price risk management services to customers through a variety of financial and other instruments including contracts for differences (swaps), virtual power stations, written options and forward contracts. TXU Europe trades both in the UK market, where it seeks to take advantage of market conditions by extending or shortening the size of its portfolio of purchase and sale commitments, and in continental Europe, where it enters into financial instruments in markets where it has no physical assets or retail volumes.

   The trading subsidiaries all manage the market risk of trading activities on a portfolio basis within limitations imposed by their respective Boards of Directors and in accordance with TXU Corp.'s overall risk management policies. Market risks are monitored daily, utilizing appropriate mark-to-market methodologies, which value the portfolio of contracts and the hypothetical effect on this value from changes in market conditions. Each entity uses various techniques and methodologies that simulate forward price curves in their respective markets to estimate the size and probability of changes in market value resulting from price movements. These techniques include, but are not limited to, sensitivity analyses. The use of these methodologies requires a number of key assumptions including the selection of confidence levels, the holding period of the positions, and the depth and applicability to future periods of historical price information.

   The portfolio subjects the entities to a number of risks and costs associated with the future contractual commitments, including price risk, credit risk associated with counterparties, product location (basis) differentials and market liquidity. Each entity continuously monitors the valuation of identified risks and adjusts the portfolio valuation based on present market conditions. Reserves are established in recognition that certain risks exist until delivery of energy has occurred, counterparties have fulfilled their financial commitments and related financial instruments mature or are closed out. Price and credit risk are further managed within the established trading policies and limits established for each trading entity which are evaluated on a daily basis.

   US -- TXU Energy Trading uses market-implied volatilities to determine its exposure to market risk. Market risk is estimated as the potential loss in fair value resulting from at least a 15% change in market factors, which may differ from actual results. Using a two standard deviation change, the most adverse change in fair value at December 31, 2000 and 1999, as a result of this analysis, was a reduction of $1.3 million and $2.3 million, respectively.

   UK -- The hypothetical loss in fair value of TXU Europe's forwards, options, contracts for differences and other energy (electricity or gas) commodity contracts in existence at December 31, 2000 and 1999 entered into for trading purposes, arising from a 10% adverse movement in future prices, is estimated at (Pounds)54 million ($81 million) and (Pounds)4 million ($6 million), respectively.

   Australia -- The hypothetical loss in fair value of TXU Australia's trading contracts and other energy purchase contracts in existence at December 31, 2000 and 1999 entered into for trading purposes arising from a 10% adverse movement in future electricity prices is estimated at A$60 million ($35 million) and A$31 million ($20 million), respectively.

Regulation and Rates

   US -- Electric Industry Restructuring -- Project teams have been established to prepare TXU Electric and TXU SESCO for a competitive environment. These teams are comprised of resources from all facets of TXU Corp.'s business and formulate short- and long-term strategy to address the implementation of the 1999 Restructuring Legislation.

   Fuel Cost Recovery Rule -- Pursuant to a PUC rule, the recovery of TXU Electric's eligible fuel costs is provided through fixed fuel factors. The rule allows a utility's fuel factor to be revised upward or downward every six months, according to a specified schedule. A utility is required to petition to make either surcharges or refunds to ratepayers, together with interest based on a twelve-month average of prime commercial rates, for any material cumulative under- or over-recovery of fuel costs. If the cumulative difference of the under- or over-recovery, plus interest, exceeds 4% of the annual estimated fuel costs most recently approved by the PUC, it will be deemed to be material.

   Final reconciliation of fuel costs must be made either in a reconciliation proceeding or in a general rate case. In a final reconciliation, a utility has the burden of proving that fuel costs under review were reasonable and necessary to provide reliable electric service, that it has properly accounted for its fuel-related revenues, and that fuel prices charged to the utility by an affiliate were reasonable and necessary and not higher than prices charged for similar items by such affiliate to other affiliates or nonaffiliates. For generating utilities like TXU Electric, through August 31, 1999, the rule provided for recovery of purchased power capacity costs through a power cost recovery factor with respect to purchases from qualifying facilities, to the extent such costs were not otherwise included in base rates. Pursuant to the 1999 Restructuring Legislation, the power cost recovery factor will be frozen between September 1, 1999 and January 1, 2002. The energy-related costs of such purchases continue to be included in the fixed fuel factor. TXU Electric is required to file in 2002 with the PUC for final reconciliation of its eligible fuel costs. This final reconciliation will cover the period from July 1998 through December 2001. See Note 13 to Financial Statements.

   TXU Gas Distribution employs a continuing program of rate review for all classes of customers in its regulatory jurisdictions. Rate relief amounting to about $19.8 million in annualized revenue increases, exclusive of changes in gas costs, was granted in 2000 in addition to about $7.5 million granted in 1999 and $2.5 million granted in 1998. Rate cases supporting $18.5 million in annualized revenue increases were filed in 178 cities as of March 2, 2001. On November 20, 2000, the RRC issued a final order in the appeal by the three cities in the Dallas Distribution System. The final order approved a rate increase of $2.6 million for residential and commercial customers, and this amount is included in the total rate relief of $19.8 million for 2000. The RRC also approved recovery of approximately $2.1 million in expenses related to the case. Weather normalization adjustment clauses which allow rates to be adjusted to reflect the impact of warmer-or colder-than-normal weather during the winter months, reducing the impact of variations in weather on Gas Distribution's earnings, have been approved by 320 cities served by TXU Gas Distribution, representing 79% of TXU Gas Distribution's residential and commercial sales volumes. These clauses allow rates to be adjusted to reflect the impact of warmer- or colder-than-normal weather during the winter months, minimizing the impact of variations in weather on TXU Gas Distribution's earnings.

   In October 1999, TXU Lone Star Pipeline filed with the RRC a Statement of Intent to change the city gate rate for gas transported for subsequent distribution to residential and commercial customers. The filing requested a general increase in annual revenues of approximately $20 million. In June 2000, the RRC issued a final ruling on TXU Lone Star Pipeline's requested gate rate increase that denied the increase and resulted in a $1.5 million reduction in the city gate rate, but granted favorable changes to its tariff structure.

   TXU Electric and certain other regulated subsidiaries of TXU Corp. have several rate requests or refunds pending or on appeal, see Note 13 to Financial Statements.

   Europe -- The regulation of distribution and supply charges is currently subject to review by OFGEM. In December 1999, OFGEM issued a final report, proposing a range of substantial net revenue reductions for the distribution businesses of all regional electricity companies in the UK. The final proposals for Eastern Electricity incorporated an initial reduction in allowed revenues for regulated units of 28% beginning April 1, 2000 with further annual reductions of 3% for the next four years, adjusted for inflation. TXU Europe estimates that the effect on distribution revenues was a reduction of about (Pounds)65 million ($99 million), adjusted for inflation, in 2000 and is estimated to be a further reduction of about (Pounds)30 million ($45 million) in 2001.

   Electricity supply price controls became effective on April 1, 2000. The directly controlled tariffs were reduced by an average of 7.1% from April 1, 2000 as required by the new controls. TXU Europe estimates that the effect on electricity supply revenues was a reduction in annual revenues of approximately (Pounds)15 million ($23 million). As the market is opened further to competition, it is expected that price restraints will no longer be applied to domestic customers. The DGES has indicated that he hopes to be able to remove price controls effective April 1, 2002.

   Australia -- TXU Australia is subject to regulation by the Office of the Regulator General (ORG). On September 21, 2000, the ORG published its final decision in the 2001 Electricity Distribution Price Review. The decision will cause TXU Australia Electricity's distribution revenue for 2001 to be approximately A$16 million ($9 million) lower than for 2000. TXU Australia appealed the decision to the ORG Appeal Panel on October 2, 2000. The price path for TXU Networks (Electricity)s' distribution tariffs effective from January 1, 2001 until at least December 31, 2005 was redetermined on December 1, 2000. The redetermination was required by directions from an Appeal Panel on a number of appeals by three of the other Victorian distribution businesses. TXU has challenged the determination and the redetermination in the Victorian Supreme Court on the grounds that they do not comply with the requirement of 5.10 (a) of the Tariff Order. That requirement requires the ORG to utilize price-based regulation adopting a CPI-X approach and not to utilize rate of return regulation. The appeal is currently scheduled to be heard during March 2001.

   Voluntary maximum retail prices for electricity customers with usage below 160 MWh/year, have been announced by TXU Australia. Retail prices for non-franchise customers are subject to competitive forces and are not regulated. Customers who use 40 MWh per year or more have been able to choose their retailer since January 1, 2001. The retail price will remain regulated for all remaining electricity customers until they become able to purchase from retailers of their choice, which is expected to be January 1, 2002. Based on information available from the experience of mass-market competition in other industries and other countries. TXU Australia expects that the competition will be less intense for these smaller customers.

   The distribution tariffs applying to TXU Networks (Gas) are effective until December 31, 2002, at which time a price review process will occur prior to new tariffs being approved by the ORG for the next five-year period. After the next period, prices will be set for periods nominated by TXU Networks (Gas) and approved by ORG. TXU Australia is not able to predict the outcome of this review or the impact on its financial position or results of operations.

   Gas retail customers with loads above 460,000 Mcf/year are currently subject to competition. Customers with loads between 4,600 Mcf/year and 460,000 Mcf/year will be able to choose their retailers after September 1, 2001 and the remaining customers after May 1, 2001. While the market is expected to be competitive, TXU Australia does not expect the same intensity of competition in the early stages of competition as has been experienced in electricity in Victoria. The most profitable segment of the retail gas market in Victoria is the class of customers with load below 4,600 Mcf/year. As with competition in the electric industry, TXU Australia's expectation is that the competition, and therefore the downward pressure on margins, will be less intense for these smaller customers.

   The State of Texas is transitioning to deregulation with adequate generation capability and sound enabling legislation. The State of California, however, has for several months suffered from transition to deregulation in an environment of insufficient energy supply compounded by escalating natural gas costs. This situation has financially distressed California utilities. Although management of TXU Corp. believes it has appropriate credit reserves in general, and limited direct exposure to these utilities, the effects the California situation may have on energy trading counterparties, legislation and the capital markets cannot be predicted.

   Although TXU Corp. cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this report, which might significantly alter its basic financial position, results of operations or cash flows. (See Note 14 to the Financial Statements.)

CHANGES IN ACCOUNTING STANDARDS

   Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as extended by SFAS No. 137 (June 1999) and amended by SFAS 138 (June 2000), is effective for TXU Corp. beginning January 1, 2001. SFAS No.133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of derivatives in the balance sheet and the measurement of those instruments at fair value.

   All derivatives within TXU Corp. have been identified pursuant to SFAS No. 133 requirements. TXU Corp. has designated, documented and assessed hedging relationships, which resulted in cash-flow hedges that require TXU Corp. to record the derivative assets or liabilities at their fair value on its balance sheet with an offset in other comprehensive income. Future hedge ineffectiveness will be recorded in earnings. Certain of TXU Corp.'s derivatives relate to its trading activities, which TXU Corp. globally accounts for on a mark-to-market basis, that are not affected by the implementation of SFAS No. 133.

   Ongoing implementation issues currently being addressed by the Derivatives Implementation Group (DIG) may affect the application of SFAS No. 133. In its normal course of business, TXU Corp. enters into commodity contracts, which include "swing" components for additional purchases or sales of the underlying commodity. These contracts are used by TXU Corp. and its customers to provide some of their commodity requirements. TXU Corp. has evaluated these contracts and determined that they qualify for the normal purchases and sales exception provided by SFAS No. 133. In October 2000, the DIG reached a tentative conclusion that option contracts, which could potentially include these commodity "swing" contracts, do not qualify for such exception. If the FASB approves this tentative conclusion, these contracts would be required to be accounted for as derivatives. DIG conclusions are required to be prospectively applied only after FASB approval.

   Adoption of this accounting standard as of January 1, 2001 resulted in the recognition of $270 million of derivative assets and $393 million of derivative liabilities with a cumulative effect of $85 million after-tax as a decrease to other comprehensive income. TXU Corp. is unable to determine the precise impact related to the commodity contracts discussed above until such time as the FASB has approved the tentative conclusion and TXU Corp. has had time to evaluate the effect. TXU Corp. estimates that the tentative conclusion would increase other comprehensive income at January 1, 2001 by $22 million after-tax.

   There are a number of issues pending before the DIG that may have an impact on the application of this statement. Management is unable to predict the outcome of these issues.

   SFAS No. 140, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities", is effective for TXU Corp. for transfers on or after April 1, 2001. SFAS No. 140 replaces SFAS No. 125. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires disclosures, but carries over most of SFAS No. 125's provisions without reconsideration. TXU Corp. is currently evaluating the impact the adoption of this standard will have on its sale of receivables program. SFAS No. 140 requires TXU Corp. to provide certain disclosures about securitizations in the financial statements at December 31, 2000. These disclosures have been incorporated.

FORWARD-LOOKING STATEMENTS

   This report and other presentations made by TXU Corp. and its subsidiaries (collectively, TXU Corp.) contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although TXU Corp. believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause the actual results of TXU Corp. to differ materially from those projected in such forward-looking statements: (i) prevailing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the PUC, the Railroad Commission of Texas (RRC), the Nuclear Regulatory Commission (NRC), the Office of the Regulator General of Victoria, Australia, and the Office of Gas and Electricity Markets covering England, Wales and Scotland (OFGEM) in the UK with respect to allowed rates of return, industry and rate structure, purchased power and investment recovery, operations of nuclear generating facilities, acquisitions and disposal of assets and facilities, operation and construction of plant facilities, decommissioning costs, present or prospective wholesale and retail competition, changes in tax laws and policies and changes in and compliance with environmental and safety laws and policies,
(ii) weather conditions and other natural phenomena, (iii) unanticipated population growth or decline, and changes in market demand and demographic patterns, (iv) competition for retail and wholesale customers, (v) pricing and transportation of crude oil, natural gas and other commodities, (vi) unanticipated changes in interest rates, rates of inflation or foreign exchange rates, (vii) unanticipated changes in operating expenses and capital expenditures, (viii) capital market conditions, (ix) competition for new energy development opportunities, (x) legal and administrative proceedings and settlements, (xi) inability of the various counterparties to meet their obligations with respect to TXU Corp.'s financial instruments, (xii) changes in technology used and services offered by TXU Corp., and (xiii) significant changes in TXU Corp.'s relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur.

   Any forward-looking statement speaks only as of the date on which such statement is made, and TXU Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for TXU Corp. to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                          TXU CORP. AND SUBSIDIARIES

                          STATEMENT OF RESPONSIBILITY

   The management of TXU Corp. is responsible for the preparation, integrity and objectivity of the consolidated financial statements of TXU Corp. and its subsidiaries and other information included in this report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. As appropriate, the statements include amounts based on informed estimates and judgments of management.

   The management of TXU Corp. has established and maintains a system of internal control designed to provide reasonable assurance, on a cost-effective basis, that assets are safeguarded, transactions are executed in accordance with management's authorization and financial records are reliable for preparing consolidated financial statements. Management believes that the system of control provides reasonable assurance that errors or irregularities that could be material to the consolidated financial statements are prevented or would be detected within a timely period. Key elements in this system include the effective communication of established written policies and procedures, selection and training of qualified personnel and organizational arrangements that provide an appropriate division of responsibility. This system of control is augmented by an ongoing internal audit program designed to evaluate its adequacy and effectiveness. Management considers the recommendations of the internal auditors and independent auditors concerning TXU Corp.'s system of internal control and takes appropriate actions which are cost-effective in the circumstances. Management believes that, as of December 31, 2000, TXU Corp.'s system of internal control was adequate to accomplish the objectives discussed herein.

   The Board of Directors of TXU Corp. addresses its oversight responsibility for the consolidated financial statements through its Audit Committee, which is composed of directors who are not employees of TXU Corp. The Audit Committee meets regularly with TXU Corp.'s management, internal auditors and independent auditors to review matters relating to financial reporting, auditing and internal control. To ensure auditor independence, both the internal auditors and independent auditors have full and free access to the Audit Committee.

   The independent auditing firm of Deloitte & Touche LLP is engaged to audit, in accordance with auditing standards generally accepted in the United States of America, the consolidated financial statements of TXU Corp. and its subsidiaries and to issue their report thereon.

             /s/ Erle Nye                              /s/ H. Jarrell Gibbs
 ------------------------------------------  ---------------------------------------------
                 Erle Nye,                                  H. Jarrell Gibbs,
 Chairman of the Board and Chief Executive                    Vice Chairman
           /s/ D. W. Biegler                            /s/ Thomas L. Baker
 ------------------------------------------  ---------------------------------------------
               D. W. Biegler,                               Thomas L. Baker,
                 President                           TXU Electric and Gas President
          /s/ Brian N. Dickie                        /s/ Philip G. Turberville
 ------------------------------------------  ---------------------------------------------
              Brian N. Dickie,                           Philip G. Turberville,
         TXU Energy Group President                 TXU Europe Group Chief Executive
         /s/ Michael J. McNally                         /s/ Biggs C. Porter
 ------------------------------------------  ---------------------------------------------
            Michael J. McNally,                             Biggs C. Porter,
     Executive Vice President and Chief       Controller and Principal Accounting Officer
             Financial Officer

INDEPENDENT AUDITORS' REPORT

TXU Corp.:

   We have audited the accompanying consolidated balance sheets of TXU Corp. (the Company), formerly known as Texas Utilities Company, and subsidiaries as of December 31, 2000 and 1999, and the related statements of consolidated income, comprehensive income, cash flows and shareholders' equity for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of TXU Europe Limited, (a consolidated subsidiary) for the year ended December 31, 1998, which statements reflect total revenues constituting 24% of consolidated total revenues for that year. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for TXU Europe Limited, is based solely on the report of such other auditors.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of TXU Corp. and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Dallas, Texas
February 1, 2001

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of TXU Europe Limited (formerly known as TXU Eastern Holdings Limited) and Subsidiaries:

   In our opinion, the accompanying consolidated statements of consolidated income, of comprehensive income, of common stock equity and of cash flows for the period from formation (February 5, 1998) to December 31, 1998 present fairly, in all material respects, the results of operations and cash flows of TXU Europe Limited (formerly known as TXU Eastern Holdings Limited) and Subsidiaries for the period from formation (February 5, 1998) to December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards in the United Kingdom which do not differ significantly with those in the United States and which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers

London, England
March 3, 1999

                           TXU CORP. AND SUBSIDIARIES
                       STATEMENTS OF CONSOLIDATED INCOME

                                          Year Ended December 31,
                              -------------------------------------------------
                                   2000             1999             1998
                                   ----             ----             ----
                               Millions of Dollars, Except per Share Amounts

Operating revenues..........  $        22,009  $        17,118  $        14,736
                              ---------------  ---------------  ---------------
Operating expenses
 Energy purchased for
  resale and fuel
  consumed..................           14,451            9,299            7,914
 Operation and
  maintenance...............            3,211            3,312            2,570
 Depreciation and other
  amortization..............            1,010            1,080            1,025
 Goodwill amortization......              204              191              122
 Taxes other than income....              656              642              642
                              ---------------  ---------------  ---------------
   Total operating
    expenses................           19,532           14,524           12,273
                              ---------------  ---------------  ---------------
Operating income............            2,477            2,594            2,463
Other income (deductions) --
  net.......................              238              262               45
                              ---------------  ---------------  ---------------
Income before interest,
 other charges
 and income taxes...........            2,715            2,856            2,508
                              ---------------  ---------------  ---------------
Interest income.............              129              134              139
Interest expense and other
 charges
 Interest...................            1,467            1,456            1,300
 Distributions on
  mandatorily redeemable,
  preferred securities
  of subsidiary trusts,
  each holding solely
  junior subordinated
  debentures of the
  obligated company:
   TXU obligated............               30               18              --
   Subsidiary obligated.....               79               78               74
 Preferred stock dividends
  of subsidiaries...........               14               14               16
 Distributions on preferred
  securities of subsidiary
  perpetual
  trust of TXU Europe.......               12              --               --
 Allowance for borrowed
  funds used during
  construction
  and capitalized
  interest..................              (11)             (10)              (9)
                              ---------------  ---------------  ---------------
   Total interest expense
    and other charges.......            1,591            1,556            1,381
                              ---------------  ---------------  ---------------
Income before income taxes..            1,253            1,434            1,266
Income tax expense..........              337              449              526
                              ---------------  ---------------  ---------------
Net income..................              916              985              740
Preference stock dividends..               12              --               --
                              ---------------  ---------------  ---------------
Net income available for
 common stock...............  $           904  $           985  $           740
                              ===============  ===============  ===============
Average shares of common
 stock outstanding
 (millions).................              264              279              265
Per share of common stock:
 Basic earnings.............  $          3.43  $          3.53  $          2.79
 Diluted earnings...........  $          3.43  $          3.53  $          2.79
 Dividends declared.........  $         2.400  $         2.325  $         2.225

See Notes to Financial Statements.

                           TXU CORP. AND SUBSIDIARIES
                STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

                                                               Year Ended
                                                              December 31,
                                                             -----------------
                                                             2000   1999  1998
                                                             ----   ----  ----
                                                               Millions of
                                                                 Dollars

Net income.................................................. $ 916  $985  $740
                                                             -----  ----  ----
Other comprehensive income (loss) --
 Net change during period, net of tax effects:
 Foreign currency translation adjustments...................  (336)  (46)  (67)
 Unrealized holding gains (losses) on investments...........     6    34   (13)
 Reclassification of gains realized on sales to other
  income (deductions) -- net................................   (30)  --    --
 Minimum pension liability adjustments......................     1     2    (6)
                                                             -----  ----  ----
   Total....................................................  (359)  (10)  (86)
                                                             -----  ----  ----
Comprehensive income........................................ $ 557  $975  $654
                                                             =====  ====  ====

See Notes to Financial Statements.

                           TXU CORP. AND SUBSIDIARIES
                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                     Year Ended December 31,
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
                                                       Millions of Dollars
Cash flows -- operating activities
 Net income......................................... $   916  $   985  $   740
 Adjustments to reconcile net income to cash
  provided by operating activities:
 Depreciation and amortization......................   1,419    1,448    1,340
 Deferred income taxes and investment tax
  credits -- net....................................      48      270      265
 Gains from sale of assets..........................    (229)    (251)     (21)
 Reduction of revenues for earnings in excess of
  earnings cap......................................     310       92      --
 Other..............................................      44       11       19
 Changes in operating assets and liabilities:
  Accounts receivable...............................  (1,171)     423     (167)
  Inventories.......................................     108       45      (29)
  Accounts payable..................................   1,278     (336)     317
  Interest and taxes accrued........................     (69)     (58)     (24)
  Other working capital.............................    (410)     189     (268)
  Over/(under) -- recovered fuel revenue -- net of
   deferred taxes...................................    (650)     (59)      26
  Energy marketing risk management assets and
   liabilities......................................     (29)    (211)      (4)
  Other -- net......................................     123     (372)    (189)
                                                     -------  -------  -------
   Cash provided by operating activities............   1,688    2,176    2,005
                                                     -------  -------  -------
Cash flows -- financing activities
 Issuances of securities:
 Acquisition and interim facilities.................     --       926    3,429
 Other long-term debt...............................   3,473    5,150    2,310
 Mandatorily redeemable, preferred securities of
  subsidiary trusts, each holding solely
  junior subordinated debentures of the obligated
  company:
   TXU obligated....................................     --       150      230
   Subsidiary obligated.............................     --       --       150
 Preferred securities of subsidiary perpetual trust
  of TXU Europe.....................................     150      --       --
 Preference stock...................................     300      --       --
 Common stock.......................................       2        1        8
 Retirements/repurchase of securities:
 Acquisition and interim facilities.................     --    (1,225)  (2,183)
 Other long-term debt/obligations...................  (2,681)  (2,234)  (1,504)
 Preferred stock of subsidiaries....................     --       --      (114)
 Subsidiary obligated, mandatorily redeemable,
  preferred securities of subsidiary trusts, each
  holding solely junior subordinated debentures of
  the obligated subsidiary..........................     --       --       (47)
 Common stock.......................................    (596)    (251)     (25)
 Change in notes payable:
 Commercial paper...................................      31   (1,100)   1,311
 Banks..............................................      14       99      242
 Cash dividends paid:
 Common stock.......................................    (634)    (639)    (573)
 Preference stock...................................     (11)     --       --
 Debt premium, discount, financing and reacquisition
  expenses..........................................     (35)     (95)    (215)
                                                     -------  -------  -------
   Cash provided by financing activities............      13      782    3,019
                                                     -------  -------  -------
Cash flows -- investing activities
 Capital expenditures...............................  (1,382)  (1,632)  (1,168)
 Acquisitions of businesses.........................    (809)  (1,013)  (2,534)
 Proceeds from sale of assets.......................     832       91      100
 Cash distributions from equity investee............     599      --       --
 Nuclear fuel.......................................     (87)     (54)     (51)
 Other..............................................    (356)    (532)    (687)
                                                     -------  -------  -------
   Cash used in investing activities................  (1,203)  (3,140)  (4,340)
                                                     -------  -------  -------
Effect of exchange rates on cash and cash
 equivalents........................................     (19)     (54)      68
                                                     -------  -------  -------
Net change in cash and cash equivalents.............     479     (236)     752
Cash and cash equivalents -- beginning balance......     560      796       44
                                                     -------  -------  -------
Cash and cash equivalents -- ending balance......... $ 1,039  $   560  $   796
                                                     =======  =======  =======



See Notes to Financial Statements.

                           TXU CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                               December 31,
                                                            -------------------
                                                              2000      1999
                                                              ----      ----
                                                            Millions of Dollars
                          ASSETS
Current assets:
 Cash and cash equivalents................................  $   1,039 $     560
 Accounts receivable......................................      2,817     1,492
 Inventories -- at average cost...........................        492       622
 Energy marketing risk management assets..................      2,322       619
 Other current assets.....................................        618       607
                                                            --------- ---------
   Total current assets...................................      7,288     3,900
                                                            --------- ---------
Investments...............................................      3,005     2,876
Property, plant and equipment -- net......................     23,301    23,640
Goodwill..................................................      7,508     7,519
Regulatory assets.........................................      2,290     1,784
Energy marketing risk management assets...................        420       151
Deferred debits and other assets..........................      1,178     1,028
                                                            --------- ---------
   Total assets...........................................  $  44,990 $  40,898
                                                            ========= =========

           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Notes payable:
   Commercial paper.......................................  $   1,906 $   1,903
   Banks..................................................      1,266     1,385
 Long-term debt due currently.............................      2,894     1,288
 Accounts payable.........................................      2,752     1,442
 Energy marketing risk management liabilities.............      2,225       525
 Taxes accrued............................................        165       474
 Other current liabilities................................      1,630     1,380
                                                            --------- ---------
   Total current liabilities..............................     12,838     8,397
                                                            --------- ---------
Accumulated deferred income taxes.........................      3,821     3,936
Investment tax credits....................................        501       524
Energy marketing risk management liabilities..............        440        12
Other deferred credits and noncurrent liabilities.........      2,438     1,820
Long-term debt, less amounts due currently................     15,281    16,325
Mandatorily redeemable, preferred securities of subsidiary
 trusts, each holding solely junior
 subordinated debentures of the obligated company:
   TXU obligated..........................................        368       368
   Subsidiary obligated...................................        976       971
Preferred securities of subsidiary perpetual trust of TXU
 Europe...................................................        150       --
Preferred stock of subsidiaries:
   Not subject to mandatory redemption....................        190       190
   Subject to mandatory redemption........................         21        21
Common stock repurchasable under equity forward contracts,
 at settlement value......................................        190       --
Contingencies (Note 14)

Shareholders' equity (See page B-35)......................      7,776     8,334
                                                            --------- ---------
   Total liabilities and shareholders' equity.............  $  44,990 $  40,898
                                                            ========= =========

See Notes to Financial Statements.

                           TXU CORP. AND SUBSIDIARIES
                STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

                                                     Year Ended December 31,
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
                                                       Millions of Dollars
Preference stock:
 Issuances and balance at end of year..............  $   300  $   --   $   --
                                                     -------  -------  -------
Common stock without par value -- authorized
 shares -- 1,000,000,000
 Balance at beginning of year......................    6,795    6,940    5,587
 Issued for The Energy Group PLC acquisition
  (37,316,884 shares)..............................      --       --     1,449
 Direct Stock Purchase and Dividend Reinvestment
  Plan
  (198,184 shares).................................      --       --         8
 Issued for Conversion of Convertible Debentures
  (77,963 shares)..................................      --       --         3
 Issued for Long-Term Incentive Compensation Plan
  (2000 -- 332,895
  shares; 1999 -- 208,200 shares; and 1998 --
   68,000 shares)..................................        3        2        1
 Common stock repurchased and retired (2000 --
   18,630,517 shares;
  1999 -- 6,134,500 shares; and 1998 -- 565,771
  shares)..........................................     (445)    (152)     (14)
 Treasury Stock -- Long-Term Incentive Plan
  Trusts...........................................       (3)      (4)     (26)
 Equity-linked securities..........................      --       --       (76)
 Special allocation to Thrift Plan by trustee......        9        8        8
 Other.............................................        1        1      --
                                                     -------  -------  -------
 Balance at end of year (2000 -- 258,108,897
  shares;
  1999 --  276,406,519 shares; and 1998 --
   282,332,819 shares).............................    6,360    6,795    6,940
                                                     -------  -------  -------
Common stock repurchasable under equity forward
 contracts:
 Change and balance at end of year.................     (190)     --       --
                                                     -------  -------  -------
Retained earnings:
 Balance at beginning of year......................    1,691    1,448    1,312
 Net income........................................      916      985      740
 Dividends declared on common stock................     (625)    (647)    (597)
 Common stock repurchased and retired..............     (151)     (99)     (11)
 Dividends on preference stock.....................      (12)     --       --
 LESOP dividend deduction tax benefit and other....       (2)       4        4
                                                     -------  -------  -------
 Balance at end of year............................    1,817    1,691    1,448
                                                     -------  -------  -------
Accumulated other comprehensive income (loss):
 Foreign currency translation adjustments:
 Balance at beginning of year......................     (169)    (123)     (56)
  Change during the year...........................     (336)     (46)     (67)
                                                     -------  -------  -------
 Balance at end of year............................     (505)    (169)    (123)
                                                     -------  -------  -------
 Unrealized holding gains (losses) on investments:
 Balance at beginning of year......................       21      (13)     --
  Change during the year...........................      (24)      34      (13)
                                                     -------  -------  -------
 Balance at end of year............................       (3)      21      (13)
                                                     -------  -------  -------
 Minimum pension liability adjustments:
 Balance at beginning of year......................       (4)      (6)     --
  Change during the year...........................        1        2       (6)
                                                     -------  -------  -------
 Balance at end of year............................       (3)      (4)      (6)
                                                     -------  -------  -------
 Total accumulated other comprehensive income
  (loss)...........................................     (511)    (152)    (142)
                                                     -------  -------  -------
 Total common stock equity.........................    7,476    8,334    8,246
                                                     -------  -------  -------
Shareholders' equity...............................  $ 7,776  $ 8,334  $ 8,246
                                                     =======  =======  =======

See Notes to Financial Statements.

                          TXU CORP. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

1.BUSINESS, MERGERS, ACQUISITIONS AND DISPOSITIONS

   In May 2000, Texas Utilities Company changed its corporate name to TXU Corp. TXU Corp., a Texas corporation, is a holding company whose principal United States (US) operations are conducted through TXU Electric Company (TXU Electric), TXU Gas Company (TXU Gas), TXU Energy Services Company and TXU Energy Trading Company (TXU Energy Trading). TXU Corp.'s principal international operations are conducted through TXU International Holdings Limited (TXU International Holdings), which in turn indirectly owns TXU Europe Limited (TXU Europe) and TXU Australia Holdings (Partnership) Limited Partnership (TXU Australia).

   TXU Corp. engages in the generation, purchase, transmission, distribution and sale of electricity; the purchase, transmission, distribution and sale of natural gas; and energy marketing, energy services, telecommunications; and other businesses.

   In May 1998, TXU Corp. acquired The Energy Group PLC (TEG), the former holding company of TXU Europe Plc for $7.4 billion. TXU Corp. recorded its approximate 22% equity interest in the net income of TEG for the period from March 1998 to May 19, 1998 and has accounted for TEG and TXU Europe as consolidated subsidiaries since May 19, 1998. The excess of the purchase consideration plus acquisition costs over the net fair value of tangible and identifiable intangible assets acquired and liabilities assumed, reflecting final purchases adjustments, resulted in goodwill of (Pounds)3.6 billion ($5.8 billion), which is being amortized over 40 years.

   In February 1999, TXU Australia acquired from the Government of Victoria, Australia, the gas retail business of TXU Pty. Ltd. and the gas distribution operations of TXU Networks (Gas) Pty. Ltd. (together, TXU Australia Gas). The purchase price was A$1.6 billion ($1.0 billion). Goodwill resulting from the acquisition of A$751 million ($475 million) is being amortized over 40 years.

   In April 2000, TXU Europe and EDF London Investments plc, a subsidiary of Electricite de France, began operation of an equally-held joint venture named "24seven", for the management, operation and maintenance of their subsidiaries' respective electricity distribution networks. TXU Europe accounts for its investment in 24seven by the equity method of accounting. Employees of the joint venturers' subsidiaries, Eastern Electricity and London Electricity plc, were transferred to 24seven. The physical distribution system assets, as well as all operating licenses, continue to be owned separately by Eastern Electricity and London Electricity plc.

   In May 2000, TXU Corp. acquired all of the outstanding stock of Fort Bend Communications, Inc. (FBCC) for approximately $161 million in cash plus liabilities assumed. In August 2000, TXU Corp. formed a joint venture with other investors and contributed the stock of its telecommunications subsidiaries, including FBCC, to Pinnacle One Partners, L.P. (Pinnacle or the joint venture) for a 50% voting interest and a distribution of approximately $600 million in cash. The other investors contributed $150 million for the remaining 50% voting interest. TXU Corp.'s telecommunications subsidiaries contributed to the joint venture are no longer consolidated, and TXU Corp.'s investment in the joint venture is accounted for using the equity method. Assets of the joint venture are not TXU Corp.'s and are not available to pay creditors of TXU Corp. The book value of assets contributed was $741 million and of liabilities assumed was $264 million.

   In May 2000, TXU Australia acquired certain assets and liabilities of Optima Energy Pty Ltd (Optima) from the government of South Australia for A$301 million ($177 million). The purchase included a 100-year lease to operate a 1,280-megawatt natural gas-powered generating station. The excess of the purchase price plus acquisition costs over a preliminary estimate of the net fair value of assets acquired resulted in goodwill of A$53 million ($31 million), which is being amortized over 30 years. The goodwill amount is subject to revision as additional information about the fair value of the assets acquired, liabilities assumed and contingencies existing at the acquisition date is evaluated.

   On January 8, 2001, TXU Europe completed the acquisition of 51% of Stadtwerke Kiel AG, a German municipal utility, for approximately (Pounds)145 million ($218 million). At the date of acquisition, Kiel AG had recorded sterling equivalent assets of approximately (Pounds)121 million ($182 million) and liabilities of (Pounds)82 million ($123 million). The process of determining the fair value of tangible and identifiable intangible assets acquired and liabilities assumed has not been completed.

   On January 25, 2001, TXU Europe entered into a commitment to sell its 19.2% interest in Hidroelectrica del Cantabrico, SA (Hidrocantabrico) to a consortium led by Electricidade de Portugal S.A., the Portugese utility company, and Spanish savings bank, Caja de Ahorro de Asturias (Cajastur). Electricidade de Portugal and Cajastur unconditionally offered (Euro)24 ($22.60) per share for 100% of Hidrocantabrico. In March 2000, a subsidiary of TXU Europe announced its intentions to make a cash offer to acquire all of the shares of SA Hidrocantabrico that TXU Europe did not then own. Later in March 2000, after a competing bid had been issued, TXU Europe announced that it would not pursue its offer. In a series of private transactions since that date, TXU Europe acquired additional shares in Hidrocantabrico until it holds approximately 19.2% of the outstanding shares. TXU Europe has pre-emptive rights over 4.9% of the stock in Hidrocantabrico currently held by Electrabel SA (Electrabel), an electricity company in Belgium, if Electrabel elects to sell its interests in Hidrocantabrico to another company during a one year period beginning July 4, 2000. TXU Europe is subject to a conditional put option by which it can be required to purchase the 10% interest in Hidrocantabrico held by Electrabel to the extent Electrabel is required to dispose of its holding in Hidrocantabrico by the European Union or Spanish Competition Authorities during a one year period beginning July 4, 2000. The conditions of this put option include a reasonable notice period before execution.

   In May 2000, TXU Gas sold substantially all of the assets of its natural gas processing subsidiary, TXU Processing Company, for $105 million resulting, in a pre-tax gain of $53 million ($34 million after-tax). In May 2000, TXU Europe sold its metering business in the UK realizing a pretax gain of approximately (Pounds)29 million ($44 million) ((Pounds)20 million ($31 million) after-tax). In addition, in August 2000, TXU Europe completed the sale of its interest in Severomoravska energetika, a.s. (SME) for (Pounds)51 million, realizing a pre-tax gain of approximately (Pounds)20 million ($30 million) ((Pounds)14 million ($21 million) after-tax. The investment in SME was previously accounted for as an available-for-sale marketable equity security, and the amount of holding gains that were previously recorded in other comprehensive income has been reclassified as realized gains. All of these sales have been recorded in other income (deductions) -- net.

   In August 2000, TXU Europe purchased United Utilities plc's retail energy supply business, Norweb Energi (a division of Norweb plc) for total consideration, including direct costs of the acquisition, of (Pounds)340 million ($496 million). The transaction also includes the assumption of certain of Norweb Energi's obligations, including its power purchase agreements, which have been integrated into TXU Europe's energy portfolio.

   The acquisition of Norweb Energi is being accounted for as a purchase business combination. The process of determining the fair value of assets and liabilities of Norweb Energi has not been completed. The latest estimate of the goodwill is (Pounds)622 million ($908 million) which is being amortized over 20 years. This amount is subject to further revision, as additional information about the fair value of Norweb Energi's assets acquired and liabilities assumed at acquisition becomes available, primarily exit costs and other liabilities assumed at acquisition.

   The following summary of unaudited pro forma consolidated results of TXU Corp.'s operations reflect the acquisition of Norweb Energi in 2000 and 1999 and TEG in 1998 as though they occurred at the beginning of those years.

                                                         Year Ended December 31,
                                                         -----------------------
                                                          2000    1999    1998
                                                          ----    ----    ----
Revenues...............................................  $22,917 $18,898 $17,319
Operating Income.......................................    2,574   2,749   2,781
Net Income.............................................      937   1,030     849
Earnings per share of common stock:
 Basic.................................................  $  3.55 $  3.69 $  3.01
 Diluted...............................................  $  3.55 $  3.69 $  3.01

   These pro forma results are not necessarily indicative of what the actual results would have been had the acquisition occurred at the beginning of these periods. Further, the pro forma results are not intended to be a projection of future results of the combined companies.

   Consolidated pro forma income and earnings per share for the years ended December 31, 1999, and 2000, assuming the acquisition of TXU Australia Gas and Optima, respectively, had occurred at the beginning of the period, would not have differed significantly from reported results.

2.SIGNIFICANT ACCOUNTING POLICIES

   Consolidation -- The consolidated financial statements include the accounts of TXU Corp. and its majority owned subsidiaries, including its business trusts. All intercompany items and transactions have been eliminated in consolidation. Investments in unconsolidated affiliates are accounted for by the equity method. Certain previously reported amounts have been reclassified to conform to current classifications. All dollar amounts in the financial statements and notes to financial statements, except per share amounts, are stated in millions of US dollars unless otherwise indicated.

   Use of Estimates -- The preparation of TXU Corp.'s financial statements requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense during the periods. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates during the current year.

   System of Accounts -- The accounting records of TXU Electric are maintained in accordance with the Federal Energy Regulatory Commission's (FERC) Uniform System of Accounts as adopted by the Public Utility Commission of Texas (PUC). The regulated operations of TXU Gas are subject to the accounting requirements prescribed by the National Association of Regulatory Utility Commissioners (NARUC). TXU Europe separately prepares regulatory accounts under accounting requirements specified by the Office of Gas and Electricity Markets.

   Marketable Securities -- TXU Corp. and subsidiaries classify all of their marketable securities as available for sale. Available for sale securities are carried at fair value with the unrealized gains and losses reported in other comprehensive income (loss). Declines in fair value that are other than temporary are reflected in income.

   Property, Plant and Equipment -- US electric and gas utility plant is stated at original cost less certain regulatory disallowances. The cost of transmission and distribution (T&D) property additions to US electric (and generation prior to July 1, 1999) and gas utility plant includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction (AFUDC). Other property, including non-US property, is stated at cost.

   Goodwill -- Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed for each company acquired and is being amortized over a range of 20 to 40 years.

   Valuation of long-lived assets -- TXU Corp. evaluates the carrying value of goodwill and long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of goodwill and long-lived asset would be considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily by available market valuations or, if applicable, discounted cash flows.

   Regulatory Assets and Liabilities -- The financial statements of TXU Corp.'s regulated businesses reflect regulatory assets and liabilities under cost-based rate regulation in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effect of Certain Types of Regulation." As a result of the 1999 Restructuring Legislation, the electricity generation portion of TXU Electric's business no longer meets the criteria to apply SFAS No. 71. (See Notes 3 and 13.)

   Derivative Instruments -- TXU Corp. and its subsidiaries use derivative transactions for hedging purposes in non-trading activities. Amounts paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the agreements as adjustments to interest expense. The impact of changes in the market value of non-trading derivative instruments, or other contractual agreements in connection with the wholesale purchases of electric energy by TXU Europe and TXU Australia, are recognized when the related transaction is completed. TXU Corp., through its energy marketing subsidiaries, TXU Energy Trading Company, TXU Europe Energy Trading Limited and TXU Australia, enters into a variety of transactions, involving physical commodity and derivative instruments. TXU Corp. uses the mark-to-market method of accounting for trading activities. (See Note 11.) See Changes in Accounting Standards below for the change in accounting for derivatives effective January 1, 2001.

   Foreign Currency Translation -- The assets and liabilities of non-US operations denominated in local currencies are translated at rates in effect at year end. Revenues and expenses are translated at average rates for the applicable periods. Generally, local currencies are considered to be the functional currency, and adjustments resulting from such translation are included in other comprehensive income (loss).

   Revenues -- Electric and gas sales revenues are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity and gas provided from the meter reading date to the end of the month. US electric and gas revenues include billings under approved rates and adjustments under various mechanisms to recover or refund the cost of fuel and purchased power costs that are above or below the level included in base rates. (See Note 13 for a discussion of Regulations and Rates.)

   Depreciation of Property, Plant and Equipment -- Depreciation of TXU Corp.'s property, plant and equipment is generally based upon an amortization of the original cost of depreciable properties on a straight-line basis over the estimated service lives of the properties. Depreciation also includes an amount for decommissioning costs for TXU Electric's nuclear powered electric generating station (Comanche Peak), which is being accrued over the lives of the units. Consolidated depreciation as a percent of average depreciable property for TXU Corp. approximated 3.2% for 2000, 3.6% for 1999 and 3.0% for 1998. The fair value of the acquired UK power stations under capital lease is amortized to expense ratably over the remaining estimated economic lives of the power stations, which extend to 2018. The successful efforts method was used to account for UK natural gas fields prior to its sale in January 2001. Depletion was charged on a unit-of-production basis.

   Amortization of Nuclear Fuel -- The amortization of nuclear fuel in the reactors (net of regulatory disallowances) is calculated on the units-of-production method and is included in nuclear fuel expense.

   Income Taxes -- TXU Corp. and its US subsidiaries file a consolidated federal income tax return, and federal income taxes are allocated to subsidiaries based upon their respective taxable income or loss. Investment tax credits are amortized to income over the estimated service lives of the properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities. Certain provisions of SFAS No. 109 provide that regulated enterprises are permitted to recognize such adjustments as regulatory tax assets or tax liabilities if it is probable that such amounts will be recovered from, or returned to, customers in future rates.

   Income Taxes on Undistributed Earnings of Non-US Subsidiaries -- TXU Corp. intends to reinvest the earnings of its non-US subsidiaries into those businesses. Accordingly, no provision has been made for taxes which would be payable if such earnings were to be repatriated.

   Earnings Per Share -- Basic earnings per share applicable to common stock are based on the weighted average number of common shares outstanding during the year. Diluted earnings per share include the effect of potential common shares resulting from the assumed exercise of all outstanding stock options, settlement of forward stock purchase agreements and conversion of the convertible subordinated debentures of TXU Gas for the period outstanding (converted in 1998). For the years ended December 31, 2000, 1999, and 1998; 447,827; 193,194 and 677,269 shares, respectively, were added to the average shares outstanding. For the year ended December 31, 1998, $0.9 million of after-tax interest expense was added to earnings applicable to common stock for the purpose of calculating diluted earnings per share.

   Consolidated Cash Flows -- For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

   Changes in Accounting Standards -- SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as extended by SFAS No. 137 (June 1999) and amended by SFAS No. 138 (June 2000), is effective for TXU Corp. beginning January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of derivatives in the balance sheet and the measurement of those instruments at fair value.

   All derivatives within TXU Corp. have been identified pursuant to SFAS No. 133 requirements. TXU Corp. has designated, documented and assessed hedging relationships which, resulted in cash-flow hedges that require TXU Corp. to record the derivative assets or liabilities at their fair value on its balance sheet with an offset in other comprehensive income. Future hedge ineffectiveness will be recorded in earnings. Certain of TXU Corp.'s derivatives relate to its trading activities, which TXU Corp. globally accounts for on a mark-to-market basis, that are not affected by the implementation of SFAS No. 133.

   Ongoing implementation issues currently being addressed by the Derivatives Implementation Group (DIG) may affect the application of SFAS No. 133. In its normal course of business, TXU Corp. enters into commodity contracts, which include "swing" components for additional purchases or sales of the underlying commodity. These contracts are used by TXU Corp. and its customers to provide some of their commodity requirements. TXU Corp. has evaluated these contracts and determined that they qualify for the normal purchases and sales exception provided by SFAS No. 133. In October 2000, the DIG reached a tentative conclusion that option contracts, which could potentially include these commodity "swing" contracts, do not qualify for such exception. If the FASB approves this tentative conclusion, these contracts would be required to be accounted for as derivatives. DIG conclusions are required to be prospectively applied only after FASB approval.

   Adoption of this accounting standard as of January 1, 2001 resulted in the recognition of $270 million of derivative assets and $393 million of derivative liabilities with a cumulative effect of $85 million after-tax as a decrease to other comprehensive income. TXU Corp. is unable to determine the precise impact related to the commodity contracts discussed above until such time as the FASB has approved the tentative conclusion and TXU Corp. has had time to evaluate the effect. TXU Corp. estimates that the tentative conclusion would increase other comprehensive income at January 1, 2001 by $22 million after-tax.

   There are a number of other issues pending before the DIG that may have an impact on the application of this statement. Management is unable to predict the outcome of these issues.

   SFAS No. 140, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities", is effective for TXU Corp. for transfers on or after April 1, 2001. SFAS No. 140 replaces SFAS No. 125. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires disclosures, but carries over most of SFAS No. 125's provisions without reconsideration. TXU Corp. is currently evaluating the impact the adoption of this standard will have on its sale of receivables program. SFAS No. 140 requires TXU Corp. to provide certain disclosures about securitizations in the financial statements at December 31, 2000. These disclosures have been incorporated.

3. ACCOUNTING IMPACT OF THE RESTRUCTURING OF THE ELECTRIC UTILITY INDUSTRY IN TEXAS

   Legislation was passed during the 1999 session of the Texas Legislature that will restructure the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation provides that earnings in excess of a regulatory earnings cap, as defined, be used as mitigation (reduction) to the cost of nuclear production assets (see Note 13); authorizes competition in the retail and generation markets for electricity beginning January 1, 2002; provides for the recovery of generation-related regulatory assets, generation-related and purchased power-related costs that are in excess of market value (stranded costs); requires reductions in nitrogen oxide (NOx) and sulfur dioxide (SO\\2\\) emissions; requires a rate freeze, excluding cost of fuel, for all retail customers until January 1, 2002 and certain rate reductions for residential and small commercial customers for up to five years thereafter; and sets certain limits on capacity owned and controlled by power generation companies. By September 1, 2000, each electric utility was required to separate from its regulated activities its customer energy services business activities that are otherwise already widely available in the competitive market. By January 1, 2002, each electric utility must separate (unbundle) its business into the following units: a power generation company, a retail electric provider (REP) and a T&D company or separate T&D companies. A power generation company generates electricity that is intended to be sold at wholesale. In general, a power generation company may not own a transmission or distribution facility and may not have a certificated service area. REP sells electric energy to retail customers and may not own or operate generation assets.

   Accounting Impact of the Restructuring -- Regulatory Assets and Liabilities -- The financial statements of TXU Electric reflect regulatory assets and liabilities under cost-based rate regulation in accordance with SFAS No. 71. As a result of the 1999 Restructuring Legislation, the electricity generation portion of TXU Electric's business no longer meets the criteria to apply regulatory accounting principles. Accordingly, application of SFAS No. 71 to the generation portion of TXU Electric's business was discontinued as of June 30, 1999. TXU Electric's T&D operations continue to meet the criteria for recognition of regulatory assets and liabilities. The 1999 Restructuring Legislation provides for the recovery of net generation-related regulatory assets existing at December 31, 1998. Such generation-related regulatory assets will be amortized as recovered through the distribution portion of the business (See Note 13). In addition, fuel costs will be fully recoverable, subject to regulatory review, during the transition period that extends to January 1, 2002. As a result, management believes the economic benefit of all net regulatory assets related to the generation business will be recovered.

   Generation Production Assets -- TXU Electric anticipates that a portion of the cost of its generation production assets and power purchase contracts may be identified as stranded costs under the 1999 Restructuring Legislation and become subject to a future quantification of the economic value of such assets in 2004. The 1999 Restructuring Legislation provides that 100% of such stranded costs will be recovered from customers. In 1999, TXU Electric performed an impairment analysis of generation assets under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires a company to forecast future net cash flows from operating the asset, on an undiscounted basis excluding carrying costs, and to compare the sum of those cash flows with the net carrying value of the asset. Under this test, if the undiscounted net cash flows exceed the net carrying value, no impairment exists for accounting purposes. TXU Electric forecasted the net cash flows of its generating assets and determined that the undiscounted net cash flows exceeded the net carrying value of those plants. Accordingly, for accounting purposes, there is no impairment. Generation-related plant assets at December 31, 2000 were approximately $9.5 billion, net of accumulated depreciation. See Notes 13 and 16 for further details concerning mitigation impacts.

   Investment Tax Credits -- TXU Electric has unamortized deferred investment tax credits (ITCs) of approximately $410 million applicable to its generation business. The unamortized ITCs are temporary differences for which a deferred income tax asset and a related regulatory liability have been recorded. It is uncertain under applicable regulations whether, and to what extent, the customers will ultimately benefit from the unamortized ITCs and/or the related regulatory liability. Upon final determination by the PUC, TXU Electric expects that the amount of unamortized ITCs not applicable to customers will be amortized over the remaining life of the generation plants. Also, upon final determination by the PUC, TXU Electric expects that the regulatory liability related to the ITCs that is not applicable to customers will be written off as an extraordinary credit to income.

4. SHORT-TERM FINANCING

   At December 31, 2000, TXU Corp. had outstanding short-term borrowings consisting of commercial paper of $1,906 million and bank borrowings of $1,266 million. During the years 2000 and 1999, TXU Corp.'s average amounts outstanding for short-term borrowings were $3,451 million and $3,732 million, respectively. Weighted average interest rates on short-term borrowings were 6.97% and 6.04% at December 31, 2000 and 1999, respectively.

   At December 31, 2000, TXU Corp., TXU Electric and TXU Gas Company had joint US dollar-denominated lines of credit under revolving credit facility agreements (US Credit Agreements) with a group of banking institutions. At December 31, 2000, TXU Corp. had no borrowings outstanding under these facilities. The US Credit Agreements were amended in February 2001 and have two facilities. Facility A provides for short-term borrowings aggregating up to $1.4 billion outstanding at any one time at variable interest rates and terminates in February 2002. Facility B provides for borrowings aggregating up to $1.4 billion outstanding at any one time at variable interest rates and terminates in February 2005. Facility B also provides for the issuance of up to $500 million of letters of credit. Letters of credit outstanding under the agreement totaled $224 million at December 31, 2000. TXU Electric's and TXU Gas' borrowings under both facilities are limited to an aggregate amount outstanding at any one time of $2 billion and $650 million, respectively.

   As of December 31, 2000, TXU Europe had several short-term facilities with commercial banks which provide for borrowings in various currency denominations and at current interest rates generally based on LIBOR. These facilities expire between 2001 and 2003, including a new 364-day facility which began in August 2000. One of these facilities, Eastern Electricity's separate revolving credit short-term facility, was reduced in 2000 to a (Pounds)150 million ($224 million) limit. At December 31, 2000, outstanding borrowings under these short-term facilities consisted of (Euro)506 million ($477 million) at 5.8%, 1.3 billion Czech koruna ($34 million) at 6.08% and (Pounds)150 million ($224 million) at 6.28%. These amounts are included in bank borrowings on the balance sheet. On January 8, 2001, TXU Europe borrowed an additional (Euro)182 million ($174 million) under the 364-day revolving credit facility and on January 22, 2001 the (Pounds)150 million ($224 million) Eastern Electricity revolving credit balance was repaid.

   TXU Europe has a facility with a third party whereby it may borrow up to (Pounds)275 million, collateralized by future receivables of Eastern Electricity through a short term note issue arrangement. At December 31, 2000, borrowings of (Pounds)5 million ($7 million) were outstanding under this facility which, is included in bank borrowings on the balance sheet. These borrowings bear interest at 6.02% at December 31, 2000. The program has an overall limit of (Pounds)550 million, including a (Pounds)300 million sale of receivables program (see Note 16).

   TXU Australia bank borrowings at December 31, 2000 included A$58 million ($32 million) of working capital facilities, a A$413 million ($232 million) Subordinated Acquisition Facility related to the acquisition of TXU Australia Gas, and a A$120 million ($67 million) Senior Acquisition Facility related to the acquisition of Optima. These amounts are included in bank borrowings on the balance sheet. The interest rates on these borrowings were 7.135%, 7.568%, and 7.062%, respectively. TXU Australia is required to provide letters of credit in connection with its electricity and gas purchasing activities. Such letters of credit in effect at December 31, 2000 totaled A$70 million ($39 million). At December 31, 2000, no amounts had been drawn under these letters of credit.

5. LONG-TERM DEBT

                                                                December 31,
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
TXU Electric:
 First mortgage bonds:
  Fixed rate (6.25% to 9.75% due 2001 to 2025)...............  $ 2,251  $ 2,254
  Floating rate (6.686% to 7.286% due 2002)..................      575      --
 Pollution control series:
 Brazos River Authority:
  Fixed rate (3.7% to 7.875% due 2021 to 2033)...............      863      863
  Taxable series (6.517% due 2023) (a).......................       89       89
  Variable rate (4.2% to 5.3% due 2022 to 2034) (b) (c)......      467      466
 Sabine River Authority of Texas:
  Fixed rate (5.55% to 6.55% due 2021 to 2022)...............      199      199
  Variable rate (4.8% to 5.3% due 2022 to 2030) (c)..........      181      182
 Trinity River Authority of Texas:
  Variable rate (4.9% to 5.1% due 2022 to 2028) (c)..........       51       51
 Secured medium-term notes, fixed rate (6.41% to 9.7% due
  2001 to 2003)..............................................      159      315
 Debt assumed for purchase of utility plant (d)..............      148      151
 TXU Electric floating rate debentures due 2000..............      --       350
 TXU Electric 7.17% senior debentures due 2007...............      300      300
TXU Gas:
 TXU Gas Company remarketed reset notes due 2008 (e).........      125      125
 TXU Gas putable asset term securities (7.625% due 2002).....      200      --
 Senior notes (6.25% to 7.125% due 2003 to 2005) (f).........      425      425
TXU Europe:
 Bonds (6.46% to 8.86% due 2001 to 2029).....................    1,426    1,558
 EURO medium-term note program (6.88% to 7.788% due 2001 to
  2035)......................................................    1,010      --
 Senior notes (6.15% to 7.55% due 2002 to 2009) (g)..........    2,000    1,988
 Rent factoring agreement (weighted average rate of 7.35% due
  2001)......................................................      284      692
 Capital leases (See Note 14)................................      876      972
 Sterling credit facilities (h)..............................    1,451    1,596
 Other long-term debt........................................      694      611
TXU Australia:
 Medium-term notes (6.635% to 7.163% due 2003 to 2007) (i)...      283      --
 Senior notes (6.75% to 7.25% due 2006 and 2016) (i).........      271      315
 Credit facilities (7.15% due 2001 and 7.52% due 2002) (i)...      704      944
TXU Corp. and other subsidiaries:
 Senior notes:
  TXU Corp. (6.2% to 7.698% due 2001 to 2008)................    1,425    1,550
  Various subsidiaries (6.875% to 22.855% due 2001 to
   2010).....................................................      323      565
 TXU Corp. equity-linked securities (6.37% to 6.50% due 2003
  and 2004) (j)..............................................      700      700
 TXU Corp. 5.94% mandatory putable/remarketable securities
  (k)........................................................      375      375
 TXU Corp. notes (6% due 2001 to 2004) (see note 16).........      336      --
Unamortized premium and discount and fair value adjustments..      (16)     (23)
                                                               -------  -------
   Total long-term debt......................................   18,175   17,613
Less amounts due currently...................................    2,894    1,288
                                                               -------  -------
   Total long-term debt, less amounts due currently..........  $15,281  $16,325
                                                               =======  =======

--------
(a) Interest rates in effect at December 31, 2000 are presented. Taxable pollution control series are in a flexible rate mode. Series 1993 bonds due 2023 will be remarketed for periods of less than 270 days and are secured by an irrevocable letter of credit with a maturity in excess of one year.

(b) Interest rates in effect at December 31, 2000 are presented. These series are in a flexible mode with varying interest rates and, while in such mode, will be remarketed for periods of less than 270 days and are secured by irrevocable letters of credit with maturities in excess of one year.

(c) Interest rates in effect at December 31, 2000 are presented. These series are in a daily or multiannual mode with varying interest rates and are supported by either municipal bond insurance policies and standby bond purchase agreements or are secured by irrevocable letters of credit with maturities in excess of one year.

(d) In 1990, TXU Electric purchased the ownership interest in Comanche Peak of Tex-La Electric Cooperative of Texas, Inc. (Tex-La) and assumed debt of Tex-La payable over approximately 32 years. The assumption is secured by a mortgage on the acquired interest.

(e) In July 1998, the interest rate was reset to a fixed rate of 6.56% payable until July 1, 2005.

(f) Interest rate swaps effectively fix the rate on two series of floating rate senior notes maturing in 2001. One swap converts the interest rate to a fixed rate of 6.725% on the $425 million series and three swaps convert the interest rate to a weighted average rate of 6.447% on the $500 million series.

(g) TXU Europe has various interest rate and currency swaps in effect with an aggregate notional amount of $1.5 billion ((Pounds)921 million) that effectively convert fixed rate Senior Notes payable in US dollars to a fixed rate debt payable in pounds sterling. These swaps mature on the dates of the underlying notes and have a weighted average fixed pay rate of 6.61% plus a margin.

(h) Represents a Sterling Credit Agreement, which consists of a term loan of $1.1 billion with an interest rate of 6.815% and two drawings under the Tranche B Revolver in the total amount of $331 million with interest rates ranging from 5.80% to 8.10% at December 31, 2000. Interest rate swaps in place at December 31, 2000 convert a portion of the borrowings under the Sterling Credit Agreement to fixed rates, with notional amounts of (Pounds)400 million ($597 million) maturing 2003 at an average rate of 6.71% and (Pounds)400 million ($597 million) maturing in 2008 at an average rate of 6.45%.

(i) At December 31, 2000, TXU Australia had interest rate swaps denominated in Australian dollars with an aggregate notional amount of A$2.0 billion ($1.1 billion) to swap floating rate interest to fixed rates at a weighted average fixed rate of 6.70%. In addition, TXU Australia had interest rate swaps denominated in US dollars with notional amounts of $250 million maturing in 2006 and $100 million maturing in 2016 to swap fixed rate interest to floating rates which, was 7.18% at December 31, 2000.

(j) Equity-linked securities consist of senior notes initially sold with purchase contracts under which the holder will purchase from TXU Corp. on settlement dates in 2001 and 2002, a number of its shares of common stock equal to a specified rate (based on a formula using the market price of TXU Corp.'s common stock). TXU Corp. has 50 million authorized shares of serial preference stock having a par value of $25 per share, none of which has been issued.

(k) The notes are mandatorily putable to a dealer for remarketing on October 15, 2001. TXU Corp. will be required to repurchase the notes in the event they are not remarketed.


   The pollution control series variable rate debt of TXU Electric requires periodic remarketing. Because TXU Electric intends to remarket these obligations, and has the ability and intent to refinance if necessary, they have been classified as long-term debt.

   On October 17, 2000, TXU Gas issued $200 million aggregate principal amount of Putable Asset Term Securities due October 15, 2012. The securities have a fixed rate of 7 5/8% from the date of issuance through October 14, 2002. TXU Gas also assigned to a third party the right to call the securities. On October 15, 2002, the securities will be either mandatorily tendered to and purchased by the callholder or mandatorily redeemed by TXU Gas. If the callholder chooses to purchase the securities, TXU Gas may elect to have the securities remarketed for a floating rate period of up to one year, in which case the callholder must purchase the securities at the end of the floating rate period. If the callholder exercises its right to call the securities on October 15, 2002, or at the end of the floating rate period, the securities will be remarketed at a fixed rate for a ten year period. If the callholder does not purchase the securities on October 15, 2002, TXU Gas will be required to redeem all of the securities for 100% of the aggregate principal amount outstanding plus accrued interest.

   On December 20, 2000, TXU Electric issued $575 million aggregate principal amount of Floating Rate First Mortgage Bonds due December 20, 2002 in two series: $150 million in Series A and $425 million in Series B. The interest rate on both series is based on LIBOR plus a margin and will be reset quarterly. The initial rate on series A is 6.686% and on Series B is 7.286%. On or after June 20, 2001, TXU Electric may redeem the securities, at its option, on the 20th day of any calendar month prior to the maturity of these securities, at a redemption price equal to the principal amount of these securities plus accrued and unpaid interest. TXU Electric's first mortgage bonds are secured by a mortgage and deed of trust with a major financial institution. Electric plant of TXU Electric is generally subject to the lien of its mortgage.

   Europe -- At December 31, 2000, TXU Europe has a (Pounds)2.0 billion Euro Medium Term Note (EMTN) program, under which TXU Europe may from time to time issue notes in various currencies. On November 30, 2000, a financing subsidiary of TXU Europe issued (Pounds)301 million ($450 million) of 35 Put 5 Resettable Notes due 2035 (Resettable Notes) under the EMTN program. The net proceeds were used to pay down (Pounds)50 million of EMTN Notes due 2007 with the remainder being held at year end December 31, 2000, to finance the repayment of the rent factoring agreement in January 2001 and for other corporate purposes. The initial interest rate on the Resettable Notes, up to the first reset date of November 30, 2005, is 7.7875%. The issuer of the Resettable Notes has a call option to repurchase the Resettable Notes at par on November 30, 2005. This call option has been assigned to commercial banks for a consideration of approximately (Pounds)5 million per annum for five years. The Resettable Notes also include a put option that is exercisable at 5 years by the holder and a reset feature that permits the holder to remarket the Resettable Notes at a different interest rate if the put is not exercised. On the reset date, the new interest rate will be determined in accordance with the terms of the Resettable Notes for the next 6 to 20 years. The Resettable Notes can be redeemed at principal plus accrued interest on November 30, 2005. As of December 31, 2000, there was also (Pounds)275 million ($411 million) in 7.25% Sterling Eurobonds due March 8, 2030 and (Pounds)100 million ($149 million) of 6.88% EMTN Notes due September 4, 2001 outstanding under the EMTN program. Proceeds from these borrowings were used for a variety of corporate purposes.

   On January 8, 2001, in connection with the financial closing of the acquisition of Kiel AG, TXU Europe borrowed an additional (Euro)229 million ($219 million) at 5.54% per annum consisting of (Euro)47 million ($45 million) under the sterling credit facility and (Euro)182 million ($174 million) under the short-term 364-day facility (see note 4). An additional Norwegian kroner
(NOK) 50 million ($6 million) was borrowed under the sterling credit facility on January 15, 2001.

   Australia -- In February 2000, TXU Australia restructured its senior bank debt. The terms of all senior bank debt previously borrowed by TXU Australia and TXU Australia Electricity were renegotiated and maturity dates extended, so that all senior bank debt now ranks equally to senior debt of TXU Australia.

   At December 31, 2000, TXU Australia had A$505 million ($283 million) medium-term notes on which payments were issued under a policy issued by MBIA Insurance Corporation. The medium-term notes have three tranches consisting of fixed and variable rates due from October 2003 to September 2007. Proceeds for the issuance were used to repay a syndicated loan facility and senior acquisition facility.

   Sinking fund and maturity requirements for the years 2001 through 2005 under long-term debt instruments in effect at December 31, 2000, were as follows:

        Year
        ----
        2001............................................................. $2,894
        2002.............................................................  2,246
        2003.............................................................  2,506
        2004.............................................................  1,611
        2005.............................................................  1,617

6. TXU CORP. OR SUBSIDIARY OBLIGATED, MANDATORILY REDEEMABLE, PREFERRED SECURITIES OF SUBSIDIARY TRUSTS, EACH HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF TXU CORP. OR RELATED SUBSIDIARY (TRUST SECURITIES)

   Statutory business trusts have been established as wholly-owned financing subsidiaries (Trusts) of TXU Corp., TXU Electric and TXU Gas (parent companies) for the purposes, in each case, of issuing trust securities and holding Junior Subordinated Debentures issued by the Trust's parent company (Debentures). TXU Corp. Capital I and II and TXU Electric Capital I and III Trust Securities have a liquidation preference of $25 per unit, and TXU Electric Capital IV and V and TXU Gas Capital I Trust Securities have a liquidation preference of $1,000 per unit. The only assets of each Trust are Debentures of its parent company having a principal amount set forth under "Trust Assets" in the table below. The interest on Trust assets matches the distributions on the Trust Securities. Each Trust uses interest payments received on the Debentures it holds to make cash distributions on the Trust Securities it has issued.

   The Trust Securities are subject to mandatory redemption upon payment of the Debentures at maturity or upon redemption. The Debentures are subject to redemption, in whole or in part at the option of the parent company, at 100% of their principal amount plus accrued interest, after an initial period during which they may not be redeemed and at any time upon the occurrence of certain events. The carrying value of the Trust Securities is increased periodically to equal the redemption amounts at the mandatory redemption dates with a corresponding increase in Trust Securities distributions.

   The statutory business trust subsidiaries of TXU Corp., TXU Electric and TXU Gas had Trust Securities outstanding and Trust Assets as follows at December 31:

                                      Trust Securities                  Trust Assets     Maturity
                          ----------------------------------------- -------------------- --------
                             Units (000's)            Amount               Amount
                          -------------------- -------------------- --------------------
                           2000   1999   1998   2000   1999   1998   2000   1999   1998
                           ----   ----   ----   ----   ----   ----   ----   ----   ----
TXU Corp.
TXU Corp. Capital I
 (7.25% Series).........   9,200  9,200  9,200 $  223 $  223 $  223 $  237 $  237 $  237   2029
TXU Corp. Capital II
 (8.7% Series)..........   6,000  6,000    --     145    145    --     155    155    --    2034
                          ------ ------ ------ ------ ------ ------ ------ ------ ------
 Total TXU Corp.........  15,200 15,200  9,200    368    368    223    392    392    237
                          ------ ------ ------ ------ ------ ------ ------ ------ ------
TXU Electric
TXU Electric Capital I
 (8.25% Series).........   5,871  5,871  5,871    141    141    141    155    155    155   2030
TXU Electric Capital III
 (8.00% Series).........   8,000  8,000  8,000    194    194    194    206    206    206   2035
TXU Electric Capital IV
 (Floating Rate Trust
 Securities)(a).........     100    100    100     98     97     96    103    103    103   2037
TXU Electric Capital V
 (8.175% Series)........     400    400    400    396    392    392    412    412    412   2037
                          ------ ------ ------ ------ ------ ------ ------ ------ ------
 Total TXU Electric.....  14,371 14,371 14,371    829    824    823    876    876    876
                          ------ ------ ------ ------ ------ ------ ------ ------ ------
TXU Gas
TXU Gas Capital I
 (Floating Rate Trust
 Securities)(b).........     150    150    150    147    147    146    155    155    155   2028
                          ------ ------ ------ ------ ------ ------ ------ ------ ------
 Total..................  29,721 29,721 23,721 $1,344 $1,339 $1,192 $1,423 $1,423 $1,268
                          ====== ====== ====== ====== ====== ====== ====== ====== ======

(a) Floating rate is determined quarterly based on LIBOR. A related interest rate swap, expiring 2002, effectively fixes the rate on the TXU Electric Capital IV securities at 7.183%.
(b) Interest rate swaps effectively fix the rate on $100 million of the TXU Gas Floating Rate Trust Securities at 6.629% and at 6.444% on the remaining $50 million of the Trust Securities to July 1, 2003.

   Each parent company owns the common trust securities issued by its subsidiary trust and has effectively issued a full and unconditional guarantee of such trust's securities.

7. PREFERRED STOCK AND SECURITIES OF SUBSIDIARIES OF TXU CORP.

PREFERRED STOCK --

                               Shares
                             Outstanding       Amount
                            December 31,    December 31,  Redemption Price
                            --------------  -------------    Per Share
Dividend Rate                2000    1999    2000  1999  December 31, 2000
-------------                ----    ----    ----  ----  ------------------
                            Thousands of
                               Shares
Not Subject to Mandatory
 Redemption:
TXU Electric (a):
$4.00 to $5.08 series......    379     379  $   38 $  38 $101.79 to $112.00
 7.98 series...............    261     261      26    26         (c)
 7.50 series (b)...........    308     308      30    30         (c)
 7.22 series (b)...........    221     221      21    21         (c)
                                            ------ -----
  Total....................                    115   115
                                            ------ -----
TXU Gas (entitled upon liquidation to stated value per share; authorized
 2,000,000 shares)
Adjustable Rate Preferred
 Stock:
Series F (d)...............     75      75      75    75     $1,000.00
                                            ------ -----
  Total....................                 $  190 $ 190
                                            ====== =====
Subject to Mandatory
 Redemption:
TXU Electric (a) (e):
$6.98 series...............    107     107  $   11 $  11         (c)
 6.375 series..............    100     100      10    10         (c)
                                            ------ -----
  Total....................                 $   21 $  21
                                            ====== =====

--------
(a) Cumulative, without par value, entitled upon liquidation to $100 per share; total authorized shares of preferred stock 17,000,000.

(b) The preferred stock series is the underlying preferred stock for depositary shares that were issued to the public. Each depositary share represents one quarter of a share of underlying preferred stock.

(c) Preferred stock series is not redeemable at December 31, 2000.

(d) Stated value $1,000 per share. The preferred stock series is the underlying preferred stock for depositary shares that were issued to the public. Each depositary share represents one-fortieth of a share for ($25 per share). Dividend rates are determined quarterly, in advance, based on certain US Treasury rates. At December 31, 2000, the Series F bears a dividend rate of 5.2635%.

(e) TXU Electric is required to redeem at a price of $100 per share plus accumulated dividends a specified minimum number of shares annually or semi-annually on the initial/next dates shown below. These redeemable shares may be called, purchased or otherwise acquired. Certain issues may not be redeemed at the option of TXU Electric prior to 2003. TXU Electric may annually call for redemption, at its option, an aggregate of up to twice the number of shares shown below for each series at a price of $100 per share plus accumulated dividends.

                              Minimum Redeemable                   Initial/Next Date of
            Series                  Shares                         Mandatory Redemption
            ------            ------------------                   --------------------
            $6.980             50,000 annually                         July 1, 2003
             6.375             50,000 annually                       October 1, 2003

  The carrying value of preferred stock subject to mandatory redemption is being increased periodically to equal the redemption amounts at the mandatory redemption dates with a corresponding increase in preferred stock dividends.

   Preferred Securities of Subsidiary Perpetual Trust of TXU Europe -- In March 2000, TXU Europe Capital I, a statutory business trust established as a financing subsidiary for TXU Europe, issued to investors $150 million of 9 3/4% Trust Originated Preferred Securities (Preferred Trust Securities), in 6,000,000 units. The proceeds from this issuance were invested in Preferred Partnership Securities issued by TXU Europe Funding I, L.P., a limited partnership of which TXU Europe is the general partner. The Preferred Trust Securities have a liquidation preference of $25 per unit. The only assets of the trust are the Preferred Partnership Securities. The Trust has a perpetual existence, subject to certain termination events as provided in its Amended and Restated Trust Agreement. The Preferred Trust Securities are subject to mandatory redemption upon payment of the Preferred Partnership Securities which may be redeemed at the option of TXU Europe, in whole, or in part, at any time on or after March 2, 2005. TXU Europe has issued certain limited guarantees of the Preferred Trust Securities, the Preferred Partnership Securities and the junior subordinated debentures held by TXU Europe Funding I, L.P. The trust uses distributions it receives on the Preferred Partnership Securities to make cash distributions on the Preferred Trust Securities.

8. Shareholders' Equity

    Common Stock Equity

   TXU Corp. has a Direct Stock Purchase and Dividend Reinvestment Plan
(DRIP), an Employee's Thrift Plan of the Texas Utilities Company System (Thrift Plan) and an Employee Stock Purchase and Savings Plan of ENSERCH (EN$AVE). During the last three years, most of the requirements under the DRIP, Thrift Plan and EN$AVE plans have been met through open market purchases of TXU Corp.'s common stock. In 1998, approximately $8 million in common stock of TXU Corp. was issued to the plans. No amounts of common stock were issued to the plans in 2000 and 1999.

   At December 31, 2000, the Thrift Plan had an obligation of $247 million outstanding in the form of a note, which TXU Corp. purchased from the original third-party lender in April 1990 and recorded as a reduction to common equity. At December 31, 2000, the Thrift Plan trustee held 4,654,625 shares of common stock (LESOP Shares) of TXU Corp. valued at $44.31 per share, under the leveraged employee stock ownership provision of the Thrift Plan. LESOP Shares are held by the trustee until allocated to Thrift Plan participants when required to meet TXU Corp.'s obligations under terms of the Thrift Plan. The Thrift Plan uses dividends on the LESOP Shares held and contributions from TXU Corp., if required, to repay interest and principal on the note. Common stock equity increases at such time as LESOP Shares are allocated to participants' accounts although shares of common stock outstanding include unallocated LESOP Shares held by the trustee. Allocations to participants' accounts increased common stock equity by $9 million in 2000 and $8 million in 1999 and 1998.

   The Long-Term Incentive Compensation Plan is a comprehensive, stock-based incentive compensation plan, providing for discretionary awards (Awards) of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, bonus stock and other stock-based awards. The maximum number of shares of common stock for which Awards may be granted under the plan is 2,500,000. During 2000, 1999 and 1998, the Board of Directors authorized the award of 332,895, 208,200 and 68,000 shares, respectively, of restricted common stock, which were issued subject to performance and vesting requirements over a three- to five-year period.

   TXU Europe offers a Long-Term Incentive Plan, a Sharesave and a Loyalty Award Plan to eligible UK-based employees. TXU Corp. applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its employee share plans. TXU Corp.'s compensation costs recorded for these plans were $12 million, $15 million and $3 million in 2000, 1999 and 1998, respectively. Had compensation costs been determined based on SFAS No. 123, there would have been no significant difference in the compensation expense recognized.

   Effective with the merger of TXU Gas with TXU Corp., outstanding options for TXU Gas common stock were exchanged for options for 532,913 shares of TXU Corp.'s common stock exercisable at prices ranging from $7.03 to $37.71 per share, and TXU Gas was precluded from awarding further options. The estimated fair value of these options of $3.2 million was accounted for as a part of the cost of the acquisition. At December 31, 2000, 199,370 of these options remained outstanding and exercisable.

   At December 31, 2000, 30,252,783 shares of the authorized but unissued common stock of TXU Corp. were reserved for issuance and sale pursuant to the above plans, for equity-linked securities and for other purposes.

   During 2000, TXU Corp. repurchased approximately 18.6 million shares of its common stock for $596 million. The cost of the repurchased shares, to the extent it exceeded the average contributed capital per share, has been charged to retained earnings.

   At December 31, 2000, TXU Corp. had two equity purchase agreements with separate financial institutions to purchase shares of TXU Corp.'s common stock. The timing and amount of these purchases are made at the direction of management. The repurchase price is the weighted average price per share the financial institutions paid plus commissions and interest less dividends. The contracts are recorded in temporary equity at the maximum cash settlement amount required to physically settle the contracts. TXU Corp. expects to unwind these contracts in 2001, which would have no effect on earnings.

   Preference Stock -- On June 15, 2000, TXU Corp. issued 3,000 shares of Series B preference stock for $300 million. The preference stock has a dividend rate of 7.24% until June 15, 2005. The dividend rate for subsequent periods will be determined according to periodic auctions. The Series B preference stock has a liquidation preference of $100,000 per share. TXU Corp. may not redeem the shares before June 15, 2005. TXU Corp. is authorized to issue up to 50 million shares of preference stock in one or more series.

   In connection with the Pinnacle Transactions, TXU Corp. issued 810,000 shares of its Mandatorily Convertible Single Reset Preference Stock, Series C (Series C Preference Stock) to Pinnacle One Share Trust, a consolidated trust (Share Trust). The Series C Preference Stock has a liquidation preference of $1,000 per share. In certain circumstances, the Share Trust could be required to sell some or all of the Series C Preference Stock or TXU Corp. could be required to issue new common stock to the Share Trust which the Share Trust could be required to sell. The proceeds of these sales, or remarketings, would be used to repay obligations of Pinnacle. Remarketing of the Series C Preference Stock or any new TXU Corp. common stock issued to the Share Trust could occur in the event of a default by Pinnacle in connection with its senior notes or a significant market decline in TXU Corp.'s common stock coupled with a decline in the credit ratings for TXU Corp.'s unsecured, senior long-term obligations. The Series C Preference Stock held by the Share Trust does not currently accrue dividends. In the event there is a remarketing of the Series C Preference Stock, the dividend rate and conversion rate will be reset based on the current yield and market price of TXU Corp.'s common stock at the time of remarketing.

   Shareholders Rights Plan -- In February 1999, the Board of Directors adopted a shareholder rights plan pursuant to which shareholders were granted rights to purchase one one-hundredth of a share of Series A Preference Stock (Rights) for each share of TXU Corp.'s common stock held.

   In the event that any person acquires more than 15% of TXU Corp.'s outstanding common stock, the Rights become exercisable, entitling each holder (other than the acquiring person or group) to purchase that number of shares of securities or other property of TXU Corp. having a market value equal to two times the exercise price of the Rights. If TXU Corp. were acquired in a merger or other business combination, each Right would entitle its holder to purchase a number of the acquiring company's common shares having a market value of two times the exercise price of the Right. In either case, TXU Corp.'s Board of Directors may choose to redeem the Rights before they become exercisable. TXU Corp.'s Board declared a dividend of one Right for each outstanding share of Common Stock. Rights were distributed to shareholders of record on March 1, 1999.

9. INCOME TAXES

   The components of TXU Corp.'s provisions for income taxes are as follows:

                                                                 Year Ended
                                                                December 31,
                                                               ----------------
                                                               2000  1999  1998
                                                               ----  ----  ----
   Current:
    US Federal................................................ $153  $110  $174
    State.....................................................   18    17    29
    Non-US....................................................  (45)   19    72
                                                               ----  ----  ----
      Total...................................................  126   146   275
                                                               ----  ----  ----
   Deferred:
    US Federal................................................  129   170   208
    State.....................................................  (19)   18     1
    Non-US....................................................  124   138    65
                                                               ----  ----  ----
      Total...................................................  234   326   274
                                                               ----  ----  ----
   Investment tax credits.....................................  (23)  (23)  (23)
                                                               ----  ----  ----
      Total................................................... $337  $449  $526
                                                               ====  ====  ====

   Reconciliation of income taxes computed at the US federal statutory rate to provision for income taxes:

                                                        Year Ended December
                                                                31,
                                                        ----------------------
                                                         2000    1999    1998
                                                         ----    ----    ----
Income before income taxes:
 Domestic.............................................. $  925  $1,016  $  951
 Non-US................................................    328     418     315
                                                        ------  ------  ------
   Total...............................................  1,253   1,434   1,266
 Preferred stock dividends of subsidiaries.............     14      14      16
                                                        ------  ------  ------
 Income before preferred stock dividends of
  subsidiaries......................................... $1,267  $1,448  $1,282
                                                        ======  ======  ======
Income taxes at the US federal statutory rate of 35%... $  444  $  507  $  449
 Depletion allowance...................................    (24)    (25)    (24)
 Amortization of investment tax credits................    (23)    (23)    (23)
 Amortization of tax rate difference...................     (9)     (7)     (5)
 Allowance for funds used during construction..........     (3)     (2)     (2)
 Amortization of prior flow-through amounts............      5       2      66
 State income taxes, net of federal tax benefit........     (1)     22      19
 Amortization of goodwill..............................     59      55      43
 Foreign tax credit....................................    (23)    (31)    --
 Foreign tax rate differences..........................    (14)    (21)    (10)
 Valuation allowance reversal..........................    --      (10)    --
 Resolution of prior year taxes........................    (29)     (9)    --
 Effect of foreign tax rate changes....................    (11)     (3)    (13)
 Other.................................................    (34)     (6)     26
                                                        ------  ------  ------
Provision for income taxes............................. $  337  $  449  $  526
                                                        ======  ======  ======
Effective tax rate (on income before preferred stock
 dividends
 of subsidiaries)......................................     27%     31%     41%

   TXU Corp. had net tax benefits from LESOP dividend deductions of $4.0 million, $4.1 million and $3.7 million in 2000, 1999 and 1998, respectively, which were credited directly to retained earnings.

   The components of TXU Corp.'s deferred tax assets and deferred tax liabilities are as follows:

                                                December 31,
                          -----------------------------------------------------------
                                      2000                          1999
                          ----------------------------- -----------------------------
                           Total    Current  Noncurrent  Total    Current  Noncurrent
                          -------  --------- ---------- -------  --------- ----------
Deferred Tax Assets
 Unbilled revenues......  $   45     $ 45      $  --    $   31     $ 31      $  --
 Unamortized investment
  tax credits...........     269      --          269      280      --          280
 Impairment of assets...      76      --           76       76      --           76
 Regulatory
  disallowance..........     107      --          107      120      --          120
 Alternative minimum
  tax...................     608      --          608      639      --          639
 Tax rate differences...      66      --           66       72      --           72
 Employee benefits......     212        8         204      212       17         195
 Net operating loss
  carryforwards.........      89       15          74      109       14          95
 Mitigation and
  redirected
  depreciation..........     246      --          246       66      --           66
 Foreign tax loss
  carryforwards.........     157      --          157      119      --          119
 Deferred benefits of
  state income taxes....     190        6         184      194        5         189
 Leased assets..........     361      --          361      506      --          506
 Valuation allowance....    (239)     --         (239)    (262)     --         (262)
 Other..................     441       26         415      300       15         285
 Deferred state income
  taxes.................      74      --           74       68        2          66
                          ------     ----      ------   ------     ----      ------
   Total................   2,702      100       2,602    2,530       84       2,446
                          ------     ----      ------   ------     ----      ------
Deferred Tax Liabilities
 Depreciation
  differences and
  capitalized
  construction costs....   4,886      --        4,886    4,943      --        4,943
 Over/(under)-recovered
  fuel revenue..........     295      295         --        14       14         --
 Redemption of long-
  term debt.............     133      --          133      136      --          136
 Sale of partnership....     --       --          --        92       92         --
 Recoverable redirected
  depreciation..........     123      --          123       51      --           51
 Deferred charges for
  state income taxes....      21      --           21       26      --           26
 Unbilled income........      22       22         --        27       27         --
 Leased assets..........     430      --          430      488      --          488
 Other..................     491        2         489      373        9         364
 Deferred state income
  taxes.................     362       21         341      374      --          374
                          ------     ----      ------   ------     ----      ------
   Total................   6,763      340       6,423    6,524      142       6,382
                          ------     ----      ------   ------     ----      ------
 Net Deferred Tax
  Liability.............  $4,061     $240      $3,821   $3,994     $ 58      $3,936
                          ======     ====      ======   ======     ====      ======
                                                December 31,
                          -----------------------------------------------------------
                                      2000                          1999
                          ----------------------------- -----------------------------
                            Net       Net       Net       Net       Net       Net
                          Current   Current  Noncurrent Current   Current  Noncurrent
                           Asset   Liability Liability   Asset   Liability Liability
                          -------  --------- ---------- -------  --------- ----------
Summary of Deferred
 Income Taxes
 US Federal.............  $   --     $215      $2,759   $   --     $ 42      $2,887
 State..................      --       21         268        2       --         309
 United Kingdom.........      --      --          698       --       --         660
 Australia..............      --        4          96       --       11          80
 Mexico.................      --      --          --        --        7         --
                          ------     ----      ------   ------     ----      ------
   Total................  $   --     $240      $3,821   $    2     $ 60      $3,936
                          ======     ====      ======   ======     ====      ======

   At December 31, 2000, TXU Corp. had $608 million of alternative minimum tax credit carryforwards available to offset future tax payments. At December 31, 2000, TXU Gas had pre-merger net operating loss (NOL) carryforwards of $277 million that begin to expire in 2003. The NOL's can be used to offset future taxable income of TXU Corp. Due to a 1999 change in Internal Revenue Service
(IRS) regulations, TXU Corp. fully expects to utilize all such NOL's prior to their expiration date. Accordingly, a $10 million deferred tax asset valuation allowance recorded in 1998 was reversed in 1999. TXU Corp. utilized $42 million of NOL's in 2000. At December 31, 2000, TXU Australia had

$392 million and TXU Europe had $115 million of tax loss carryforwards that can be used to offset future taxable income in their respective jurisdictions. Such tax loss carryforwards do not have expiration dates. TXU Europe has recorded a valuation allowance of $239 million against the deferred tax assets related to leased assets.

   TXU Corp.'s income tax returns are subject to audit by applicable tax authorities. In management's opinion, an adequate provision has been made for any future taxes that may be owed as a result of any audits. To the extent that adjustments to income tax accounts of acquired businesses for periods prior to their acquisition are required as a result of an audit, the adjustment will be added to or deducted from goodwill.

10.RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

   Most US employees are covered by various defined benefit pension plans which provide benefits based on years of service and average earnings. In addition, most US employees are eligible for voluntary participation in either the Thrift Plan or EN$AVE. The plans are participant-directed defined contribution combination employee stock ownership and profit sharing plans under Section 401(k) and 401(m) of the Internal Revenue Code and are subject to the provisions of the Employee Retirement Income Security Act of 1974. Under each of the plans, a participant may invest, through pre-tax salary deferrals or after-tax payroll deductions, a specified amount ranging from 1% to 16% of regular salary or wages. Employer matching contributions as a percentage of participant contributions, up to 6% of base pay, are at a rate of 40%, 50% or 60% depending on length of service. Contributions to the Thrift Plan and EN$AVE aggregated $15 million for 2000, 1999 and 1998.

   During 1999, certain US employees were offered and accepted early retirement and settlement options resulting in curtailment losses and settlement gains. As a portion of these costs are recoverable, an offsetting regulatory asset was recorded. Effects of the early retirement options applicable to regulated business were recorded as regulatory assets.

   TXU Europe participates in several defined benefit pension plans in the UK which cover the majority of its employees. The benefits under these plans are primarily based on years of credited service and final average compensation levels as defined under the respective plan provisions. In the UK, the majority of TXU Europe employees are members of the Electricity Supply Pension Scheme (ESPS) which provides pensions of a defined benefit nature for employees throughout the electricity supply industry. The ESPS operates on the basis that there is no cross-subsidy between employers and the funding of TXU Europe's pension liabilities is, therefore, independent of the experience of other participating employers. The assets of the ESPS are held in a separate trustee-administered fund and consist principally of UK and European equities, UK property holdings and cash. The pension cost relating to the TXU Europe portion of the ESPS is assessed in accordance with the advice of independent qualified actuaries using the projected unit method. The benefits under these plans are primarily based on years of service and compensation levels as defined under the respective plan provisions.

   TXU Australia sponsors various pension plans covering the majority of its employees. TXU Australia's contributions to its defined contribution plans were A$2.0 million ($1.1 million), A$1.8 million ($1.2 million) and A$1.2 million ($0.7 million) for 2000, 1999, and 1998, respectively.

   The pension information presented below has been adjusted to reflect the impact of the following events in the UK during 2000: the sale of the metering business (May 2000), the acquisition of Norweb Energi (August 2000) and the related transfer of customer services personnel to Vertex (September 2000). As a result of these events there has been a significant movement of employees out of and into the pension scheme. The net effect of these curtailments and settlements was a loss of less than (Pounds)1 million ($1.5 million) for 2000.

   The projected benefit obligations and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets were $111 million and $77 million, respectively, as of December 31, 2000 and $31 million and $7 million, respectively, as of December 31, 1999.

                                                        2000     1999    1998
                                                        ----     ----    ----
Weighted-average assumptions:
Discount rate........................................    8.00%    8.25%  7.00%
Expected return on plan assets.......................    9.00%    9.00%  9.00%
Rate of compensation increase........................    4.30%    4.30%  4.30%
                                                        Year Ended December
                                                                31,
                                                       -----------------------
                                                        2000     1999    1998
                                                        ----     ----    ----
Components of Net Pension Costs:
Service cost.........................................  $    60  $    70  $  53
Interest cost........................................      203      203    163
Expected return on assets............................     (269)    (252)  (205)
Amortization of unrecognized net transition asset....       (1)      (1)    (1)
Amortization of unrecognized prior service cost......        6        4      4
Amortization of net gain.............................      (21)     --      (5)
Recognized curtailment loss..........................        1      --     --
Recognized settlement gains..........................      --       (41)   --
Recognized termination benefits loss.................      --        60    --
Divestitures.........................................       (2)     --     --
                                                       -------  -------  -----
 Net periodic pension cost...........................  $   (23) $    43  $   9
                                                       =======  =======  =====
Change in Pension Obligation:
Pensions obligation at beginning of year.............  $ 3,050  $ 3,331
 Service cost........................................       60       70
 Interest cost.......................................      203      203
 Participant contributions...........................       15       18
 Plan amendments.....................................       22       31
 Net transfer of obligations to other plans..........       26       (5)
 Actuarial (gain)/loss...............................       20     (334)
 Acquisitions (divestitures).........................      (13)      22
 Benefits paid.......................................     (181)    (176)
 Curtailments........................................       (2)      10
 Settlements.........................................      --      (164)
 Special termination benefits........................       26       77
 Currency exchange rate changes......................     (133)     (33)
                                                       -------  -------
Pension obligation at end of year....................  $ 3,093  $ 3,050
                                                       =======  =======
Change in Plan Assets:
Fair value of assets at beginning of year............  $ 3,852  $ 3,782
 Actual return on assets.............................       53      349
 Acquisitions (divestitures).........................      (45)      25
 Employer contributions..............................       56       54
 Participant contributions...........................       15       18
 Net transfer of assets to other plans...............       30       (5)
 Benefits paid.......................................     (178)    (175)
 Settlements.........................................      --      (159)
 Currency exchange rate changes......................     (155)     (37)
                                                       -------  -------
Fair value of assets at end of year..................  $ 3,628  $ 3,852
                                                       =======  =======
Funded Status:
Pension obligation...................................  $(3,093) $(3,050)
Fair value of assets.................................    3,628    3,852
Unrecognized net transition asset....................       (3)      (3)
Unrecognized prior service cost......................       69       56
Unrecognized net gain................................     (342)    (593)
                                                       -------  -------
Prepaid pension cost.................................  $   259  $   262
                                                       =======  =======
Amounts Recognized in the Statement of Financial
 Position Consist of:
Prepaid pension cost.................................  $   383  $   413
Accrued benefit liability............................     (129)    (157)
Intangible asset.....................................        1        1
Accumulated other comprehensive income...............        3        3
Accumulated deferred income taxes....................        1        2
                                                       -------  -------
 Net amount recognized...............................  $   259  $   262
                                                       =======  =======

   In addition to the retirement plans, the US subsidiaries offer certain health care and life insurance benefits to substantially all of their employees and their eligible dependents at retirement. Benefits received vary in level depending on years of service and retirement dates.

                                                               2000  1999  1998
                                                               ----  ----  ----
Weighted-average assumptions:
Discount rate................................................. 8.00% 8.25% 7.00%
Expected return on plan assets................................ 8.49% 8.49% 8.13%

                                                                Year Ended
                                                               December 31,
                                                             ------------------
                                                             2000   1999   1998
                                                             ----   ----   ----
Components of Net Periodic Postretirement Benefit Costs:
Service cost...............................................  $  20  $  24  $19
Interest cost..............................................     49     47   42
Expected return on assets..................................    (15)   (12) (10)
Amortization of unrecognized net transition obligation.....     10     10   16
Amortization of unrecognized prior service cost............      1      2    2
Amortization of net loss...................................    --       5    2
Recognized curtailment loss................................    --      24  --
                                                             -----  -----  ---
 Net postretirement benefit cost...........................  $  65  $ 100  $71
                                                             =====  =====  ===
Change in Postretirement Benefit Obligation:
Benefit obligation at beginning of year....................  $ 620  $ 702
 Service cost..............................................     20     24
 Interest cost.............................................     49     47
 Participant contributions.................................      6      4
 Actuarial (gain)/loss.....................................     61   (132)
 Divestitures..............................................    (10)   --
 Benefits paid.............................................    (51)   (44)
 Curtailments..............................................    --      19
                                                             -----  -----
Benefit obligation at end of year..........................  $ 695  $ 620
                                                             =====  =====
Change in Plan Assets:
Fair value of assets at beginning of year..................  $ 177  $ 145
 Actual return on assets...................................      2     19
 Employer contributions....................................     44     42
 Participant contributions.................................      5      3
 Benefits paid.............................................    (43)   (32)
                                                             -----  -----
Fair value of assets at end of year........................  $ 185  $ 177
                                                             =====  =====
Funded Status:
Benefit obligation.........................................  $(695) $(620)
Fair value of assets.......................................    185    177
Unrecognized transition obligation.........................    120    130
Unrecognized prior service cost............................     15     16
Unrecognized net (gain)/loss...............................     71     (4)
                                                             -----  -----
Accrued postretirement benefit cost........................  $(304) $(301)
                                                             =====  =====

   The expected increase in costs of future benefits covered by the postretirement benefit plans is projected using a health care cost trend rate of 5% in 2001 and thereafter. A one percentage point increase in the assumed health care cost trend rate in each future year would increase the accumulated postretirement benefit obligation at December 31, 2000 by approximately $76 million and other postretirement benefits cost for 2000 by approximately $9.2 million.

11.DERIVATIVE INSTRUMENTS

   TXU Corp. and its subsidiaries enter into derivative instruments, including options, swaps, futures, forwards and other contractual commitments for both non-trading and trading purposes. TXU Corp. and its domestic and international subsidiaries enter into derivative instruments for non-trading purposes in order to manage market risks related to changes in interest rates, foreign currency exchange rates and commodity prices. Gains and losses on non-trading derivative instruments effective as hedges are deferred and recorded as a component of the underlying transaction when settled. TXU Corp. also enters into derivative instruments and other contractual commitments for trading purposes through its subsidiaries TXU Energy Trading, TXU Europe Energy Trading and TXU Australia. Contracts entered into for trading purposes are recorded on a mark-to-market basis with gains and losses recognized in earnings in the period in which such valuation changes occur.

Non-Trading

   Interest Rate Risk Management -- TXU Corp. and its subsidiaries enter into interest rate swaps to manage exposures to the market risk inherent in fixed rate debt securities and the cash flow risk inherent in variable rate securities. The terms of each swap and the underlying hedged security are in Notes 5 and 6.

   Foreign Currency Risk Management -- TXU Corp. has exposure to foreign currency risks, primarily with the pound sterling and the Australian dollar. TXU Europe and TXU Australia have accessed the US capital markets and issued dollar denominated obligations. TXU Corp. and its subsidiaries enter into currency swaps, options and forwards, where appropriate, to manage foreign currency exposures.

   TXU Europe has entered into currency arrangements with respect to the principal and semi-annual interest payments on $500 million of bonds to swap from dollars to pounds sterling. For the principal payments, TXU Europe entered into a forward foreign currency contract to acquire $200 million and $300 million in October 2017 and October 2027, respectively, for approximately (Pounds)218 million ($352 million). The difference between the forward rate and spot rate at inception of the contract (a foreign currency gain of approximately (Pounds)92 million) is being amortized to income over the life of the contract. For interest payments on the $200 million 7.425% notes due 2017 and the $300 million 7.55% notes due 2027, the contract sets the exchange rate between pounds sterling and dollars at $1.605 and $1.6245, respectively.

   TXU Europe has entered into currency swaps that fix the principal amount and interest payments on $1.5 billion of Senior Notes to be repaid in pounds sterling at a weighted-average exchange rate between pounds sterling and US dollars at $1.629.

   TXU Australia maintains cross currency swaps for its US dollar denominated debt. These swaps mature in December 2006 and December 2016 for $250 million and $100 million, respectively. The maturity of these swaps coincides with the maturity of the US dollar denominated debt.

   Energy Price Risk Management -- In the UK and Australia, electricity prices are established through power pools which are controlled through an agreement with the licensed generators and suppliers in the case of the UK, or by a statutory, independent corporation in the case of Australia. In both cases, substantially all power must be sold into and purchased from the pools. In order to manage the exposure to fluctuations in electricity pool prices, TXU Europe and TXU Australia enter into both short- and long-term derivative instruments whereby the pool price is fixed for an agreed-upon quantity and duration by reference to an agreed-upon strike price. In the US, as a result of continued regulation, TXU Electric and TXU Gas have minimal exposure to energy price risk, therefore, their use of derivative instruments is limited.

   The fair values of outstanding contracts for differences (CfDs), electricity forward agreements (EFAs) and other contracts held for non-trading purposes at December 31, 2000 were out-of-the-money (negative) (Pounds)589 million ($880 million) compared with in-the-money fair values (positive) of

(Pounds)76 million ($123 million) at December 31, 1999. These values were calculated as the difference between the expected value of the CfDs, EFAs and other contracts and the current market value, based on an estimate of forward prices for the term of the CfD, EFA or other contract. The decrease in fair values from 1999 primarily reflects a decline in UK pool prices and a lengthening of the portfolio position. At December 31, 2000, the outstanding notional quantity of all electricity commodity instruments under contracts held for non-trading purposes was 358 TWh of electricity for periods to 2018. The market for the CfDs and EFAs has not been liquid to date, and there is no readily identifiable market through which the majority of CfDs or EFAs could be realized through an exchange.

   TXU Australia has entered into wholesale market contracts for most of its contestable load through the end of 2001. At December 31, 2000, these contracts cover a notional volume of approximately 0.4 million MWh.

Trading

   TXU Corp. has continued to position itself to provide comprehensive energy products and services to a diversified client base in the US, Europe and Australia. In the US, TXU Energy Trading continues to engage in risk management activities, including the purchase and sale of physical commodities, and entering into futures contracts, other forward commitments, swap agreements, exchange traded options, over-the-counter options which are net settled or physically settled, exchange-of-futures-for physical transactions, energy exchange transactions, storage activities, and other contractual arrangements. TXU Europe and TXU Australia offer price risk management services to customers through a variety of financial and other instruments including contracts for differences (swaps), virtual power stations, written options and forward contracts.

   The trading subsidiaries all manage the market risk on a portfolio basis within limitations imposed by their respective Boards of Directors and in accordance with TXU Corp.'s overall risk management policies. Market risks are monitored daily, utilizing appropriate mark-to-market methodologies, which value the portfolio of contracts and the hypothetical effect on this value from changes in market conditions. Each entity uses various techniques and methodologies that simulate forward price curves in their respective markets to estimate the size and probability of changes in market value resulting from price movements. These techniques include, but are not limited to, sensitivity analyses. The use of these methodologies requires a number of key assumptions including the selection of confidence levels, the holding period of the positions, and the depth and applicability to future periods of historical price information.

   The portfolio subjects the entities to a number of risks and costs associated with the future contractual commitments, including price risk, credit risk associated with counterparties, product location (basis) differentials and market liquidity. Each entity continuously monitors the valuation of identified risks and adjusts the portfolio valuation based on present market conditions. Reserves are established in recognition that certain risks exist until delivery of energy has occurred, counterparties have fulfilled their financial commitments and related financial instruments mature or are closed out. Price and credit risk are further managed through the established trading policies and limits for each trading entity which are evaluated on a daily basis.

   US -- The exposure of fixed price natural gas and electric power purchase and sale commitments, and derivative financial instruments, including options, swaps, futures and other contractual commitments, is based on a methodology that uses a five-day holding period and a 95% confidence level. The notional amounts and terms of the portfolio as of December 31, 2000 included financial instruments that provide for fixed price receipts of 1,589 trillion British thermal units equivalent (Tbtue) and fixed price payments of 2,664 Tbtue, with a maximum term of seven years. Additionally, sales and purchase commitments totaling 1,273 Tbtue, with terms extending up to seven years, are included in the portfolio as of December 31, 2000.

   Europe -- At December 31, 2000, the outstanding notional quantity of commodity instruments under contracts held for trading purposes, on a net buy/sell basis, was 29 TWh of electricity for periods to 2005 and 1,589 million Therms (0.2 Bcf) of gas for periods to 2006.

   Australia -- In May 1999, TXU Australia entered into a twenty year option agreement with AES Ecogen which owns 966MW of gas-fired generation facilities that are typically used during peak periods of demand for electricity in Victoria. The agreement provides TXU Australia with the ability to enter into contracts with AES Ecogen, at TXU Australia's option, which would require an exchange of cash for the difference between the amounts specified in the contracts and the spot price of electricity. TXU Australia made an initial option premium payment of $A201 million ($131 million) and is required to make further future monthly payments over the term of the agreement. The option is marked to market and had a fair value of $A237 million ($133 million) at December 31, 2000.

   Prior to acquisition, Optima had entered into various contracts with third parties. These contracts call for difference payments between the contracted price and the pool price, and do not involve an obligation to supply power. At December 31, 2000, the carrying value of the liability was $A99 million ($55 million) (out of the money). The sale commitments under the contracts amounted to 2.1 million MWh as of December 31, 2000, with terms extending to December 31, 2002.

   TXU Australia offers price risk management services to customers through a variety of financial and other instruments, including swaps, options, caps and swaptions. TXU Australia's sale and purchase commitments for trading purposes amounting to 7.1 million MWh and 6.4 million MWh, respectively, with terms extending up to 2002, are included in the electricity portfolio as of December 31, 2000. The fair value of contracts was A$15 million ($8 million) at December 31, 2000.

   The following table displays the mark-to-market values of the energy trading risk management assets and liabilities:

                                   December 31, 2000        December 31, 1999
                                -----------------------  -----------------------
                                Assets Liabilities Net   Assets Liabilities Net
                                ------ ----------- ----  ------ ----------- ----
Fair Value:
 Current....................... $2,336   $2,225    $111   $628     $525     $103
 Noncurrent....................    420      440     (20)   151       12      139
                                ------   ------    ----   ----     ----     ----
   Total....................... $2,756   $2,665      91   $779     $537      242
                                ======   ======           ====     ====
   Less reserves...............                      14                        9
                                                   ----                     ----
   Net of reserves.............                    $ 77                     $233
                                                   ====                     ====

Average Value For Year:
 Total......................... $1,773   $1,538    $235   $648     $510     $138
                                ======   ======           ====     ====
 Less reserves.................                      10                        9
                                                   ----                     ----
   Net of reserves.............                    $225                     $129
                                                   ====                     ====

   TXU Corp. recorded net trading losses of $7 million at TXU Energy Trading in 2000 and net trading gains of $152 million and $36 million at TXU Europe and TXU Australia, respectively, in 2000. In 1999, TXU Corp. recorded net trading gains of $9 million, $38 million, and $2 million at TXU Energy Trading, TXU Europe and TXU Australia, respectively.

   Credit Risk -- Credit risk relates to the risk of loss that TXU Corp. would incur as a result of nonperformance by counterparties. TXU Corp. maintains credit policies with regard to its counterparties that enable management to manage overall credit risk. TXU Corp. generally does not obtain collateral to support the agreements but establishes credit limits, monitors the financial viability of counterparties and seeks guarantees when appropriate. In the event a counterparty's credit rating declines, TXU Corp. may apply certain remedies, if considered necessary. TXU Corp. believes that it has established adequate reserves in regard to the risk of nonperformance by counterparties.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying amounts and related estimated fair values of TXU Corp.'s significant financial instruments were as follows:

                                        December 31, 2000   December 31, 1999
                                        ------------------  ------------------
                                        Carrying    Fair    Carrying    Fair
                                         Amount    Value     Amount    Value
                                        --------  --------  --------  --------
On balance sheet assets (liabilities):
 Long-term debt (including current
  maturities)*........................  $(17,299) $(17,371) $(16,641) $(15,638)
 TXU Corp. or subsidiary obligated,
  mandatorily redeemable, preferred
  securities of subsidiary trusts,
  each holding solely junior
  subordinated debentures of TXU Corp.
  or related subsidiary...............    (1,344)   (1,349)   (1,339)   (1,212)
 Preferred stock of subsidiary subject
  to mandatory redemption.............       (21)      (17)      (21)      (21)
 LESOP note receivable................       247       274       249       265
 Contracts for differences,
  electricity forward agreements and
  other energy contracts --non-
  trading.............................      (748)     (876)      --        123

Off balance sheet assets
 (liabilities):
 Financial guarantees.................       --       (997)      --       (623)
 Interest rate swaps..................       --       (134)      --        (77)
 Forward start interest rate swaps....       --         (3)      --          8
 Currency swaps and forwards..........       --        232       --         (7)

  *Excludes capital leases.

   The fair values of long-term debt and preferred stock subject to mandatory redemption are estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk. The fair value of trust securities is based on quoted market prices. The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments.

   Other investments, primarily include deposits in an external trust fund for nuclear decommissioning of Comanche Peak, which is carried at market value, and restricted cash held as collateral for certain leases, for which the carrying value approximates the fair value due to the short maturity of these instruments. The trust fund is invested primarily in fixed income debt and equity securities, which are considered as available-for-sale. Any unrealized gains or losses are treated as regulatory assets or regulatory liabilities, respectively.

   Common stock has been reduced by the note receivable from the trustee of the leveraged employee stock ownership provision of the Thrift Plan. The fair value of such note is estimated at the lesser of TXU Corp.'s call price or the present value of future cash flows discounted at rates consistent with comparable maturities adjusted for credit risk.

   The fair value of the financial guarantees has been determined using the full notional amount of the guarantees. Fair values for off-balance sheet instruments (interest rate and currency swaps) are based either on quotes or the cost to terminate the agreements. The fair values of contracts for differences, electricity forward agreements and other energy contracts are based upon a discounted cash flow analysis using estimates of energy forward prices. The fair value amount shown for non-trading contracts is the excess of fair value over the provisions for unfavorable contracts that are recorded as liabilities. The fair values of other financial instruments for which carrying amounts and fair values have not been presented are not materially different than their related carrying amounts.

13. REGULATION AND RATES

   US -- Docket No. 21527 -- In October 1999, TXU Electric filed a petition with the PUC for a financing order (Docket No. 21527) to permit the issuance by a special purpose entity of $1.65 billion of transition bonds secured by payments designed to enable TXU Electric to recover its generation-related regulatory assets and other qualified costs in accordance with the 1999 Restructuring Legislation. The proceeds received by TXU Electric from the issuance of the transition bonds are to be used solely for the purpose of retiring utility debt and equity. On May 1, 2000, the PUC signed a final order rejecting TXU Electric's request for the $1.65 billion and authorized only $363 million. TXU Electric filed an appeal on May 2, 2000 with the Travis County, Texas District Court.

   On September 7, 2000, the Travis County, Texas District Court issued a final judgment reversing that part of the PUC's financing order that utilized regulated asset life (up to 40 years) for purposes of present-valuing the benefits of securitization. Instead, the District Court ruled that a present-value period based upon stranded cost and regulatory asset recovery periods authorized under the 1999 Restructuring Legislation should have been used by the PUC. The District Court also ruled that the PUC statements in its financing order concerning the future impact of securitization of loss on reacquired debt were only an advisory opinion. The judgment affirmed other aspects of the PUC's financing order and ordered the case remanded to the PUC for further proceedings consistent with the judgment. TXU Electric and various other parties have appealed this judgment directly to the Texas Supreme Court. TXU Electric expects that any difference between the $1.65 billion and the amount finally authorized will continue to be deferred until recovery of generation-related regulatory assets is addressed again by the PUC. TXU Electric is unable to predict the outcome of these proceedings.

   As noted above, the principal and interest on the transition bonds will be secured by payments from retail customers designed to enable TXU Electric to recover its generation-related regulatory assets and other qualified costs. These regulatory assets have a carrying value of $1.86 billion. Once transition bonds are issued, the full amount of the regulatory assets will be amortized to expense over the life of the transition bonds. Distribution rates will increase to reflect these payments. Consolidated revenues of TXU Corp. will not necessarily increase, however, during 2001 and the "price to beat" period. If these payments from retail customers commence in 2001, they will be excluded from revenue for purposes of determining whether earnings have exceeded the earnings cap. There is no earnings cap after 2001.

   The constitutionality of the securitization provisions of the 1999 Restructuring Legislation under the Texas constitution has been challenged in connection with a securitization request made by Central Power and Light Company. In July 2000, the Travis County, Texas District Court issued its judgment denying this appeal and finding that the securitization provisions are constitutional. This judgment has been appealed directly to the Texas Supreme Court. TXU Electric is unable to predict the outcome of such proceedings.

   From January 1, 1998 through June 30, 1999, earnings in excess of TXU Electric's earnings cap were recorded as additional depreciation of nuclear production assets. Effective July 1, 1999, following the 1999 Restructuring Legislation, earnings in excess of the earnings cap were recorded as a reduction of revenues, with a corresponding regulatory liability recorded. Additionally, from January 1, 1998 through June 30, 1999, depreciation expense was reclassified from T&D to nuclear production assets. Effective July 1, 1999, following the 1999 Restructuring Legislation, T&D depreciation expense was no longer transferred to nuclear production assets; instead an amount equivalent to T&D depreciation was recorded as a regulatory asset, with a corresponding amount recorded as a regulatory liability. The regulatory asset will be amortized as it is recovered through the distribution portion of the business, while the regulatory liability will be applied against stranded generation assets.

   Docket No. 22350 -- As required by the 1999 Restructuring Legislation, in January 2000, TXU Electric filed its business separation plan with the PUC. In March 2000, TXU Electric filed its application for approval of its unbundled cost of service rates with the PUC. This plan and application lay the foundation for retail competition to begin in the Texas electricity market. Under the business separation plan, the generation business unit and the retail business unit of TXU Electric will become unregulated entities and will be allowed to compete for customers. The T&D business units of TXU Electric will be separated into regulated entities and will together represent the regulated part of the business. In addition to the actual T&D charges for delivering electricity, these rates include nuclear decommissioning fund charges, system benefit fund charges and stranded cost recovery charges. In the March 2000 filing, TXU Electric's stranded costs were estimated to be approximately $3.7 billion, including the regulatory assets that were part of the Docket No. 21527 proceedings and amounts related to the remand of Docket No. 9300, addressed below. TXU Electric filed an updated stranded cost estimate on August 28, 2000 to reflect various PUC decisions made since Docket No. 22350 was filed. In the August 28, 2000 filing, TXU Electric's stranded costs were estimated to be $2.8 billion. Subsequent to the August 2000 filing, the PUC has required TXU Electric to revise the stranded cost estimate to remove amounts related to regulatory assets, certain environmental expenditures, and the remand of Docket No. 9300, which resulted in a revised estimate of $14 million, including displaced worker costs. TXU Electric has appealed certain of the PUC's decisions related to this matter to the Travis County, Texas District Court. Various parties to Docket No. 22350 have presented stranded cost estimates ranging from negative $1.5 billion to negative $3.5 billion along with recommendations that these amounts be returned to customers beginning in 2002. The estimate established in Docket No. 22350 is subject to a future market-based "true-up" in 2004. TXU Electric is unable to predict the outcome of these proceedings.

   Docket No. 9300/Docket No. 22652 -- The PUC's final order (Order) in connection with TXU Electric's January 1990 rate increase request (Docket No.
9300) was ultimately reviewed by the Texas Supreme Court. As a result, an aggregate of $909 million of disallowances with respect to TXU Electric's reacquisitions of minority owners' interests in Comanche Peak, which had previously been recorded as a charge to TXU Electric's earnings, was remanded to the District Court with instructions that it be remanded to the PUC for reconsideration on the basis of a prudent investment standard. On remand, the PUC also was required to reevaluate the appropriate level of TXU Electric's construction work in progress included in rate base in light of its financial condition at the time of the initial hearing. In connection with the settlement of Docket No. 18490, proceedings in the remand of Docket No. 9300 had been stayed through December 31, 1999. In April 2000, TXU Electric requested that the District Court enter an order remanding Docket No. 9300 to the PUC. On June 9, 2000, the District Court's order of remand was filed with the PUC, and the PUC has assigned the remand proceeding Docket No. 22652. Pursuant to an order entered on August 31, 2000, this docket will be held in abeyance until March 20, 2001. TXU Electric cannot predict the outcome of the reconsideration of the Order on remand by the PUC.

   Docket No. 22344 -- In a generic issues docket held in August 2000, the PUC issued orders that impacted TXU Electric's recovery of restructuring expenses and certain other regulatory assets. Accordingly, in September 2000, such unrecovered regulatory assets totaling $52 million were written off. This reduced earnings in excess of the regulatory earnings cap by an equal amount. As a result, there was no impact to net income.

   Fuel Cost Recovery Rule -- Pursuant to a PUC rule, the recovery of TXU Electric's eligible fuel costs is provided through fixed fuel factors. The rule allows a utility's fuel factor to be revised upward or downward every six months, according to a specified schedule. A utility is required to petition to make either surcharges or refunds to ratepayers, together with interest based on a twelve-month average of prime commercial rates, for any material cumulative under- or over-recovery of fuel costs. If the cumulative difference of the under- or over-recovery, plus interest, exceeds 4% of the annual estimated fuel costs most recently approved by the PUC, it will be deemed to be material.

   Final reconciliation of fuel costs must be made either in a reconciliation proceeding or in a general rate case. In a final reconciliation, a utility has the burden of proving that fuel costs under review were reasonable and necessary to provide reliable electric service, that it has properly accounted for its fuel-related revenues, and that fuel prices charged to the utility by an affiliate were reasonable and necessary and not higher than prices charged for similar items by such affiliate to other affiliates or nonaffiliates. For generating utilities like TXU Electric, through August 31, 1999, the rule provided for recovery of purchased power capacity costs through a power cost recovery factor with respect to purchases from qualifying facilities, to the extent such costs were not otherwise included in base rates. Pursuant to the 1999 Restructuring Legislation, the power cost recovery factor will be frozen between September 1, 1999 and January 1, 2002. The energy-related costs of such purchases continue to be included in the fixed fuel factor. TXU Electric is required to file in 2002 with the PUC for final reconciliation of its eligible fuel costs. This final reconciliation will cover the period July 1998 through December 2001.

   Docket No. 22880/Docket No. 23153 -- Because natural gas prices recently have exceeded those in the base fuel factor, on August 4, 2000, TXU Electric filed a request with the PUC in Docket No. 22880 to surcharge the cumulative under-collection of fuel cost revenues that existed as of June 30, 2000, together with interest through November 2000, in the amount of $167 million, and to increase its current fuel factors by 27.6%. On August 31, 2000, the Administrative Law Judge entered an Interim Order, implementing an agreement of the parties, providing for an interim increase in fuel factors of 13.8%, effective September 6, 2000, and a surcharge of TXU Electric's cumulative under-recovery of fuel cost revenues that existed as of July 31, 2000, together with the interest through November 2000, in the amount of $315 million to be collected over the fourteen-month period beginning November 2000. On October 13, 2000, TXU Electric filed a Supplemental Application with the PUC requesting its initial 27.6% fuel factor increase instead of the interim increase. Also on October 13, 2000, TXU Electric filed a request with the PUC in Docket No. 23153 for a surcharge to recover a $231 million under-collection of fuel cost revenues for the months of August and September 2000. The proposed surcharge would be collected from January 2001 through December 2001. Docket No. 23153 was subsequently consolidated into Docket No. 22880. On January 11, 2001, the PUC approved TXU Electric's requests in Docket No. 22880 and Docket No. 23153. Also on January 11, 2001, the PUC approved the requested fuel factor increase, effective that date. The PUC also approved the surcharge request filed in Docket No. 23153, effective January 11, 2001 through December 31, 2001.

   Docket No. 23640 -- In February 2001, TXU Electric filed with the PUC a request for a surcharge to recover under-collected fuel cost revenues for the months of October 2000 through December 2000, plus estimated under-recoveries for the period January 2001 through March 2001 totaling $591 million, and to increase its current fuel factor by 26.4% over the increase in Docket No. 22880. The proposed fuel factor increase would be effective March 5, 2001 and the proposed surcharge would be collected from April 2001 through December 2001. TXU Electric cannot predict the outcome of this proceeding.

14. COMMITMENTS AND CONTINGENCIES

   Clean Air Act -- The Federal Clean Air Act, as amended (Clean Air Act) includes provisions which, among other things, place limits on SO\\2\\ and NOx emissions produced by generating units. TXU Electric's capital requirements have not been significantly affected by the requirements of the Clean Air Act.

   Purchased Power Contracts -- TXU Electric and SESCO have entered into contracts to purchase power through the year 2005. These contracts provide for capacity payments subject to performance standards and energy payments based on the actual power taken under contract. Capacity payments under these contracts for the years ended December 31, 2000, 1999 and 1998 were $194 million, $235 million and $247 million, respectively.

   Assuming operating standards are achieved, future capacity payments under US Electric segment agreements are estimated as follows:

            Year
            ----
            2001....................................  $210
            2002....................................   131
            2003....................................    78
            2004....................................    38
            2005....................................    29
            Thereafter..............................   --
                                                      ----
             Total capacity payments................  $486
                                                      ====

   Capacity payments and guarantee -- TXU Europe Energy Trading has several contracts requiring the payment of annual capacity fees. Under the terms of these contracts, TXU Europe Energy Trading will pay (subject to contract terms) an annual capacity fee of (Pounds)318 million ($475 million) in 2001, (Pounds)346 million ($517 million) in 2002, (Pounds)373 million ($557 million) in 2003, (Pounds)389 million ($581 million) in 2004, (Pounds)389 million ($581 million) in 2005 and (Pounds)3,220 million ($4,809 million) thereafter. In addition, TXU Europe will provide a (Pounds)300 million ($448 million) guarantee (declining over time) representing approximately one year's capacity payment, with the counterparty providing a (Pounds)170 million ($254 million) guarantee.

   Coal Contracts -- TXU Europe has two coal purchase agreements with a supplier. The first agreement is for 21 million tons in total through 2003. The second agreement is also for 21 million tons in total between 2003 and 2009. Total committed purchases under these contracts were approximately (Pounds)1.4 billion ($2.1 billion) at December 31, 2000.

   Coal Transportation Contracts -- TXU Electric supplements its lignite fuel with western coal. The coal is transported to TXU Electric's generating plants under three contracts. The annual commitment under these contracts is $53 million for the year 2001, $34 million for the years 2002 and 2003 and $17 million thereafter.

   US Gas Purchase Contracts -- TXU Fuel Company and TXU Gas Distribution buy gas under long-term and short-term intrastate contracts in order to assure reliable supply to their customers. Many of these contracts require minimum purchases ("take-or-pay") of gas. TXU Gas Distribution has made accruals for payments that may be required for settlement of gas-purchase contract claims asserted or that are probable of assertion. TXU Gas Distribution continually evaluates its position relative to asserted and unasserted claims, above-market prices or future commitments. Based on estimated gas demand, which assumes normal weather conditions, requisite gas purchases of TXU Fuel, TXU Gas Distribution and TXU Europe are expected to substantially satisfy their purchase obligations for 2000 and thereafter.

   Europe Gas Take-or-Pay Contracts -- TXU Europe is party to various types of contracts for the purchase of gas. Almost all include take-or-pay obligations under which the buyer agrees to pay for a minimum quantity of gas in a year. In order to help meet the expected needs of its wholesale and retail customers, TXU Europe Limited has entered into a range of gas purchase contracts. At December 31, 2000 the commitments under long-term gas purchase contracts amounted to an estimated (Pounds)633 million ($945 million) covering periods up to 16 years forward. Management does not consider it likely, on the basis of TXU Europe's current expectations of demand from its customers that any material payments will become due for gas not taken.

   Australia Gas Take-or-Pay Contracts -- TXU Australia is party to various types of contracts for the purchase of gas. These include take-or-pay obligations under which the buyer agrees to pay for a minimum quantity of gas in a year. At December 31, 2000, TXU Australia had commitments under long-term gas purchase contracts estimated at A$1.2 million ($672 million) through 2010. On the basis of TXU Australia's current expectations of demand from its customers as compared with its take-or-pay obligations under such purchase contracts, management does not consider it likely that any material payments will become due from TXU Australia for gas not taken.

   Leases -- Subsidiaries have entered into operating leases covering various facilities and properties including generating plants, combustion turbines, transportation, mining equipment, data processing equipment and office space. Certain of these leases contain renewal and purchase options and residual value guarantee. Lease costs charged to operating expense for 2000, 1999 and 1998 were $192 million, $212 million and $243 million, respectively.

   Future minimum lease payments under capital leases, together with the present value of such minimum lease payments, and future minimum lease commitments under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2000, were as follows:

                                                               Capital Operating
   Year                                                        Leases   Leases
   ----                                                        ------- ---------
   2001......................................................   $ 660    $133
   2002......................................................      34     128
   2003......................................................      31     103
   2004......................................................      31      94
   2005......................................................      31      54
   Thereafter................................................     258     462
                                                                -----    ----
    Total future minimum lease payments......................   1,045    $974
                                                                         ====
   Less amounts representing interest........................     169
                                                                -----
   Present value of future minimum lease payments............     876
   Less current portion......................................     613
                                                                -----
   Long-term capital lease obligation........................   $ 263
                                                                =====

   Substantially all of the capital lease obligations relate to coal-fired power stations in the UK. Additional payments of approximately (Pounds)6 per megawatt hour (indexed from 1996 prices) linked to output levels from the stations were payable (under the original lease terms) for the first seven years of their operations by TXU Europe (operations commenced in 1996). In accounting for the acquisition of TEG, a liability for the estimated probable additional payments linked to output levels for coal-fired generating stations was established. At December 31, 2000 and 1999, the balance of the liability of (Pounds)196 million ($293 million) and (Pounds)291 million ($471 million), respectively, is included with capital lease obligations. TXU Europe exercised the option to purchase the land in January 2001. At this time, remaining outstanding fixed lease payments became financial obligations to a third party and will be settled during 2001. The National Power leases have been accounted for as capital leases.

   In May 2000, TXU Australia acquired certain assets and liabilities of Optima. The acquisition included a 100-year capital lease to operate the Torrens Island power station. TXU Australia has no future obligations under the lease, as the lease payments were fully prepaid at the inception of the lease. The capital lease contains a bargain purchase option. The leased generating assets are amortized over the shorter of the lease term and the useful life of the assets. As at the acquisition date of May 4, 2000, the remaining useful life of the assets is 30 years.

   Financial Guarantees -- TXU Electric has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy and has agreed, in effect, to guarantee the principal, $22 million at December 31, 2000, and interest on bonds issued to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5 1/2% to 7%. TXU Electric is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to TXU Electric, of $4 million annually for the years 2001 through 2003, $7 million for 2004 and $1 million for 2005. Annual payments made by TXU Electric, net of amounts assumed by a third party under such contracts, for 1998, 1999 and 2000 were $4 million each year. In addition, TXU Electric is obligated to pay certain variable costs of operating and maintaining the reservoirs. TXU Electric has assigned to a municipality all contract rights and obligations of TXU Electric in connection with $42 million remaining principal amount of bonds at December 31, 2000, issued for similar purposes which had previously been guaranteed by TXU Electric. TXU Electric is, however, contingently liable in the unlikely event of default by the municipality.

   TXU Europe has guaranteed up to (Pounds)74 million ($110 million) at December 31, 2000 of certain liabilities that may be incurred and payable by the purchasers of TEG's US and Australian coal business and US energy marketing operations sold in 1998 prior to acquisition by TXU Corp. These guarantees are with respect to the Peabody Holding Company Retirement Plan for Salaried Employees, the Powder River Coal Company Retirement Plan and the Peabody Coal UMWA Retirement Plan, subject to certain specified conditions.

   Nuclear Insurance -- With regard to liability coverage, the Price-Anderson Act (Act) provides financial protection for the public in the event of a significant nuclear power plant incident. The Act sets the statutory limit of public liability for a single nuclear incident currently at $9.5 billion and requires nuclear power plant operators to provide financial protection for this amount. As required, TXU Electric provides this financial protection for a nuclear incident at Comanche Peak resulting in public bodily injury and property damage through a combination of private insurance and industry-wide retrospective payment plans. As the first layer of financial protection, TXU Electric has purchased $200 million of liability insurance from American Nuclear Insurers (ANI), which provides such insurance on behalf of a major stock insurance company pool, Nuclear Energy Liability Insurance Association. The second layer of financial protection is provided under an industry-wide retrospective payment program called Secondary Financial Protection (SFP).

   Under the SFP, each operating licensed reactor in the US is subject to an assessment of up to $88 million, subject to increases for inflation every five years, in the event of a nuclear incident at any nuclear plant in the US. Assessments are limited to $10 million per operating licensed reactor per year per incident. All assessments under the SFP are subject to a 3% insurance premium tax which is not included in the amounts above.

   With respect to nuclear decontamination and property damage insurance, Nuclear Regulatory Commission (NRC) regulations require that nuclear plant license-holders maintain not less than $1.1 billion of such insurance and require the proceeds thereof to be used to place a plant in a safe and stable condition, to decontaminate it pursuant to a plan submitted to and approved by the NRC before the proceeds can be used for plant repair or restoration or to provide for premature decommissioning. TXU Electric maintains nuclear decontamination and property damage insurance for Comanche Peak in the amount of $3.8 billion, above which TXU Electric is self-insured. The primary layer of coverage of $500 million is provided by Nuclear Electric Insurance Limited
(NEIL), a nuclear electric utility industry mutual insurance company. The remaining coverage includes premature decommissioning coverage and is provided by ANI in the amount of $500 million and additional insurance from NEIL in the amount of $2.25 billion and $580 million from Lloyds of London, other insurance markets and foreign nuclear insurance pools. TXU Electric is subject to a maximum annual assessment from NEIL of $12.3 million in the event NEIL's losses under this type of insurance for major incidents at nuclear plants participating in these programs exceed the mutual's accumulated funds and reinsurance.

   TXU Electric maintains Extra Expense Insurance through NEIL to cover the additional costs of obtaining replacement power from another source if one or both of the units at Comanche Peak are out of service for more than twelve weeks as a result of covered direct physical damage. The coverage provides for weekly payments of $3.5 million for the first fifty-two weeks and $2.8 million for the next 110 weeks for each outage, respectively, after the initial twelve week-period. The total maximum coverage is $490 million per unit. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident. Under this coverage, TXU Electric is subject to a maximum annual assessment of $4.1 million per year.

   Nuclear Decommissioning and Disposal of Spent Fuel -- TXU Electric has established a reserve, charged to depreciation expense and included in accumulated depreciation, for the decommissioning of Comanche Peak, whereby decommissioning costs are being recovered from customers over the life of the plant and deposited in external trust funds (included in other investments). At December 31, 2000, such reserve totaled $192 million, which includes an accrual of $18 million for the year ended December 31, 2000. As of December 31, 2000, the market value of deposits in the external trust for decommissioning of Comanche Peak was $267 million, including unrealized gains of $75 million. Any difference between the market value of the external trust fund and the decommissioning reserve, that represents unrealized gains or losses of the trust fund, is treated as a regulatory asset or a regulatory liability. Realized earnings on funds deposited in the external trust are recognized in the reserve. Based on a site-specific study completed during 1997 using the prompt dismantlement method and 1997 dollars, decommissioning costs for Comanche Peak Unit 1 and for Unit 2 and common facilities were estimated to be $271 million and $404 million, respectively. This estimate is subject to change in the future.

   Decommissioning activities are projected to begin in 2030 for Comanche Peak Unit 1 and 2033 for Unit 2 and common facilities. TXU Electric is recovering decommissioning costs based upon a 1992 site-specific study through rates placed in effect under its January 1993 rate increase request.

   Legal Proceedings -- US -- In August 1998, the Gracy Fund, L.P. (Gracy
Fund) filed suit in the United States District Court for the Northern District of Texas against TXU Corp., TXU Gas, David W. Biegler and Erle Nye, among others, seeking to represent a class of purchasers of the common stock of ENSERCH Corporation (now TXU Gas) and EEX Corporation (EEX) based upon claims of various violations of the Securities Act of 1933 and the Securities and Exchange Act of 1934. Also in August 1998, Stan C. Thorne filed suit in the United States District Court for the Southern District of Texas against TXU Gas and David W. Biegler, among others, seeking to represent a class of purchasers of common stock of EEX. These two cases were later consolidated (Consolidated Action). The parties to the Consolidated Action entered into an agreement that formed the basis of the settlement of this litigation, the terms of which required TXU Gas to pay $5 million as its portion of the settlement. On December 28, 2000, the Court entered an Order approving the settlement and dismissing the case.

   UK -- In February 1997, the official government representative of pensioners (Pensions Ombudsman) made a final determination against the National Grid Company plc (National Grid) and its group trustees with respect to complaints by two pensioners in National Grid's section of the Electricity Supply Pension Scheme (ESPS). The determination related to the use of the pension fund surplus resulting from the March 31, 1992 actuarial valuation of the National Grid section to meet certain costs arising from the payment of pensions on early retirement upon reorganization or downsizing. This determination was set aside by the High Court on June 10, 1997, and the arrangements made by National Grid and its group trustees in dealing with the surplus were confirmed. The two pensioners appealed this decision to the Court of Appeal and judgment was received. The judgment endorsed the Pensions Ombudsman's determination that the corporation was not entitled to unilaterally deal with any surplus. National Grid made an appeal to the House of Lords. The appeal was heard in February 2001 and judgment is expected to be handed down in the second quarter of 2001. If a similar complaint were to be made against TXU Europe in relation to its use of actuarial surplus in its section of the ESPS, it would vigorously defend the action, ultimately through the courts. However, if a determination were finally to be made against it and upheld by the courts, TXU Europe could have a potential liability to repay to its section of the ESPS an amount estimated by TXU Europe to be up to (Pounds)45 million ($67 million), exclusive of any applicable interest charges.

   On January 25, 1999, the Hindustan Development Corporation (HDC) issued arbitration proceedings in the Arbitral Tribunal in Delhi, India against TEG (now Energy Holdings (No.3) Limited), claiming damages of (Pounds)255 million ($413 million) for breach of contract following the termination of a Joint Development Agreement dated March 20, 1997 relating to the construction, development and operation of a lignite based thermal power plant at Barsingsar, Rajasthan. On November 21, 2000, the Arbitrators issued their decision and dismissed HDC's claim in full, and TEG was liable for only its own legal costs involved in the case, an estimated (Pounds)1 million ($1.5 million). On December 21, 2000, HDC filed a Request for Clarification of the Arbitrators' decision (Request) under Section 33 of the Arbitration and Conciliation Act, the purpose of which is to entitle a party to arbitration to seek clarification of language used in the Arbitrators' decision. TEG filed its response to the Request on January 15, 2001 asserting that the Request was untimely made and that the language used by the Arbitrators needed no clarification. TXU Europe believes that the Arbitrators' will have no alternative but to dismiss the Request. The effect of filing the Request , however, has been to stay the time HDC has to file an appeal of the Arbitrators' decision.

   In August 2000, the Spanish Stock Market Commission announced it was opening an investigation as to whether TXU Europe and Electrabel acted in concert over share purchases of Hidrocantabrico in order to avoid making a formal takeover bid. TXU Corp. was originally named as a party but is seeking its removal from these proceedings. If the two utilities are found to be in violation of Spanish securities law, they could face a substantial fine and other restrictions. The investigation may last until February 2002. TXU Europe is unable to determine what impact there may be, if any, as a result of the investigation. TXU Europe and TXU Corp. believe there has been no violation of Spanish securities laws and are fully cooperating with the investigation.

   General -- In addition to the above, TXU Corp. and other subsidiaries are involved in various other legal and administrative proceedings which, in the opinion of each, should not have a material effect upon their financial position, results of operations or cash flows.

15. SEGMENT INFORMATION

   TXU Corp. has five reportable operating segments. In 2000, TXU Corp. renamed its US Energy Marketing Segment to US Energy and included its retail energy services and related businesses in that segment. Prior years have been restated to conform to current year presentation.

   (1) US Electric -- operations involving the generation, purchase, transmission, distribution and sale of electric energy in the north central, eastern and western portions of Texas;

   (2) US Gas -- operations involving the purchase, transmission, distribution and sale of natural gas in Texas;

   (3) US Energy -- operations involving purchasing and selling natural gas and electricity and providing risk management and retail energy services for the energy industry throughout the US and parts of Canada;

   (4) Europe -- operations involving the generation, purchase, distribution, marketing and sale of electricity; the purchase and sale of natural gas; and energy merchant trading; within the UK but increasingly throughout the rest of Europe; and

   (5) Australia -- operations involving the generation, purchase, distribution, trading and retailing of electricity and the retailing, storage and distribution of natural gas, primarily in the States of Victoria and South Australia.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. TXU Corp. evaluates performance based on net income or loss. TXU Corp. accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

                                          US              US                        All
                                       Electric US Gas  Energy  Europe  Australia  Other   Eliminations Consolidated
                                       -------- ------  ------  ------- --------- -------  ------------ ------------
Trade Revenues --
 2000................................  $ 7,458  $1,076  $5,511  $ 7,044  $  717   $   203    $    --      $22,009
 1999................................    6,263     828   3,072    6,090     682       183         --       17,118
 1998................................    6,541     813   3,225    3,601     439       117         --       14,736
Affiliated Revenues --
 2000................................        1      31      (3)     --      --        425        (454)        --
 1999................................      --       40     --       --      --        346        (386)        --
 1998................................      --       42     --       --      --        345        (387)        --
Depreciation and Amortization
 (Including Goodwill Amortization) --
 2000................................      619      83       5      395      81        31         --        1,214
 1999................................      650      82       7      421      77        34         --        1,271
 1998................................      759      74       3      240      43        28         --        1,147
Equity in Earnings (Losses) of
 Unconsolidated Subsidiaries --
 2000................................      --      --      --         9      (1)      (18)        --          (10)
 1999................................      --       (1)    --       --       (1)      (14)        --          (16)
 1998................................      --      --      --         4     --        (23)        --          (19)
Interest Income --
 2000................................        1      11       7       90     --         97         (77)        129
 1999................................        3       1       2      102     --         96         (70)        134
 1998................................        3     --        2      106     --        115         (87)        139
Interest Expense and Other Charges --
 2000................................      475      84      24      574     151       360         (77)      1,591
 1999................................      518      79      12      563     131       323         (70)      1,556
 1998................................      580      77       6      447      59       299         (87)      1,381
Income Tax Expense (Benefit) --
 2000................................      386      40     (47)      94     (36)     (100)        --          337
 1999................................      358      (2)    (23)     153     (22)      (15)        --          449
 1998................................      486      (6)     (5)     119      25       (93)        --          526
Net Income (Loss) --
 2000................................      883      49     (88)     215      57      (200)        --          916
 1999................................      773       4     (43)     280       6       (35)        --          985
 1998................................      788     (33)    (11)     140      31      (175)        --          740
Investment in Equity Investees --
 2000................................      --      --       55      107       1      (124)        --           39
 1999................................      --      --       17      100       2       --          --          119
 1998................................      --        4      19        7       1       142         --          173
Total Assets --
 2000................................   19,412   3,132   3,162   16,389   2,835    13,632     (13,572)     44,990
 1999................................   18,854   2,837   1,116   14,425   2,999    14,244     (13,577)     40,898
 1998................................   19,028   2,761   1,530   14,332   1,432    13,326     (12,902)     39,507
Capital Expenditures --
 2000................................      698     126      76      345      79        58         --        1,382
 1999................................      562     152      11      624     171       112         --        1,632
 1998................................      501     184      16      341      63        63         --        1,168

16.SUPPLEMENTARY FINANCIAL INFORMATION

   Sale of Receivables -- TXU Electric has facilities with financial institutions whereby it is entitled to sell and such financial institutions may purchase, on an ongoing basis, undivided interests in customer accounts receivable representing up to an aggregate of $500 million. TXU Gas has a similar facility for $100 million. TXU Europe has facilities with a third party whereby Eastern Electricity may sell up to (Pounds)300 million ($448 million) of its electricity receivables. Additional receivables are continually sold to replace those collected. At December 31, 2000 and 1999, accounts receivable of TXU Electric were reduced by $500 million, and accounts receivable of TXU Gas were reduced by $100 million to reflect the sales of such receivables to financial institutions under such agreements. At December 31, 2000 and 1999, accounts receivable of Eastern Electricity were reduced by (Pounds)164 million ($245 million) and (Pounds)224 million ($362 million), respectively, to reflect the sales of receivables under this program. For 2000, Eastern Electricity sold (Pounds)2.3 billion ($3.4 billion) in receivables under the program. Such sales resulted in no gain or loss. Under the program, Eastern Electricity has a receivables servicing obligation but does not incur a measurable asset or liability.

 Regulatory Assets and Liabilities --

                                                                  December 31,
                                                                  -------------
                                                                   2000   1999
                                                                   ----   ----
Regulatory Assets
Securities reacquisition costs................................... $  425 $  433
Recoverable redirected depreciation..............................    351    146
Rate case costs..................................................     59     55
Litigation and settlement costs..................................     73     73
Voluntary retirement/severance program...........................     64    122
Recoverable deferred income taxes -- net.........................  1,570  1,562
Under-recovered fuel revenue.....................................    852     39
Other regulatory assets..........................................    119    109
                                                                  ------ ------
  Total regulatory assets........................................  3,513  2,539
                                                                  ====== ======
Regulatory Liabilities
Liability to be applied to stranded generation assets............    698    189
ITC and protected excess deferred taxes..........................    366    392
Other regulatory liabilities.....................................     86    101
Reserve for regulatory disallowances.............................     73     73
                                                                  ------ ------
  Total regulatory liabilities...................................  1,223    755
                                                                  ------ ------

  Net regulatory assets.......................................... $2,290 $1,784
                                                                  ====== ======

   Restricted Cash -- At December 31, 2000, $524 million of the deposits classified with investments has been used to cash-collateralize existing future obligations of TXU Europe to certain banks in respect of the funding of the leases of three power stations, and $473 million is matched to lease obligations arising from a leasing arrangement on two other power stations.

   Related Party Transactions -- At December 31, 2000, TXU Corp. has a $336 million, 6% note payable to Pinnacle (a 50% owned joint venture) and provides a $200 million revolving credit facility to TXU Communications, a wholly-owned subsidiary of Pinnacle, expiring 2004. At December 31, 2000, $106 million was outstanding under the revolving credit facility at an average interest rate of 8.1%. Interest expense on the note payable during 2000 totaled $8 million and interest income on the revolving credit facility totaled $3 million. Additionally, TXU Corp. provides administrative services to Pinnacle and its affiliates at cost, which totaled $2 million during 2000.

   Accounts Receivable -- At December 31, 2000 and 1999 accounts receivable are stated net of uncollectible accounts of $75 million and $50 million, respectively.

 Inventories by Major Category --

                                                                   December 31,
                                                                   -------------
                                                                    2000   1999
                                                                    ----   ----
Materials and supplies...........................................  $  218 $  261
Fuel stock.......................................................     141    230
Gas stored underground...........................................     133    131
                                                                   ------ ------
 Total inventories...............................................  $  492 $  622
                                                                   ====== ======

 Property, Plant and Equipment --

                                                               December 31,
                                                              ----------------
                                                               2000     1999
                                                               ----     ----
United States (US):
 Electric.................................................... $24,121  $23,599
 Gas distribution and pipeline...............................   1,509    1,378
  Other......................................................     730    1,004
                                                              -------  -------
   Total.....................................................  26,360   25,981
 Less accumulated depreciation...............................   8,750    8,159
                                                              -------  -------
 Net of accumulated depreciation.............................  17,610   17,822
 Construction work in progress...............................     425      314
 Nuclear fuel (net of accumulated amortization: 2000 --
   $716; 1999 -- $635).......................................     179      171
 Held for future use.........................................      22       24
 Reserve for regulatory disallowances........................    (836)    (836)
                                                              -------  -------
   Net US property, plant and equipment......................  17,400   17,495

Europe -- Electric and other (net of accumulated
 depreciation: 2000 -- $594; 1999 -- $424)...................   4,153    4,394

Australia -- Electric and gas distribution and generation
 (net of accumulated depreciation: 2000 -- $226; 1999 --
  $196)......................................................   1,748    1,751
                                                              -------  -------
   Net property, plant and equipment......................... $23,301  $23,640
                                                              =======  =======

   Goodwill -- At December 31, 2000 and 1999 goodwill is stated net of accumulated amortization of $504 million and $345 million, respectively.

 Supplemental Cash Flow Information --

                                                     Year Ended December 31
                                                     ------------------------
                                                      2000     1999    1998
                                                      ----     ----    ----
Cash payments:
 Interest (net of amounts capitalized).............. $ 1,535  $1,478  $ 1,206
 Income taxes.......................................     182     165      357
Non-cash investing and financing activities:
 Acquisition of FBCC, Norweb Energi and Optima
  (2000),
  TXU Australia Gas (1999) and TEG (1998):
   Fair value of assets acquired.................... $   806  $  681  $10,414
   Goodwill.........................................   1,122     475    5,412
   Common stock issued, net of capitalized
    expenses........................................     --      --    (1,449)
   Loan notes payable...............................     --       (5)    (141)
   Liabilities assumed..............................  (1,119)   (118)  (8,437)
                                                     -------  ------  -------
    Cash used.......................................     809   1,033    5,799
   Cash acquired....................................     --      (20)  (3,265)
                                                     -------  ------  -------
    Net cash used................................... $   809  $1,013  $ 2,534
                                                     =======  ======  =======

   In December 1999, TXU Corp. sold its 20% ownership interest in the partnerships that operate PrimeCo for $357 million and recognized a pre-tax gain of $222 million, net of estimated selling costs of $7 million. The cash proceeds from the sale were received in January 2000. This transaction is reflected within the 2000 Statements of Consolidated Cash Flows.

   Quarterly Information (unaudited) -- In the opinion of TXU Corp., the information below includes all adjustments (constituting only normal recurring accruals) necessary for a fair statement of such amounts. Quarterly results are not necessarily indicative of expectations for a full year's operations because of seasonal and other factors.

                                              Consolidated
                                               Net Income        Earnings
                   Operating      Operating   Available for    Per Share of
                   Revenues        Income     Common stock     Common Stock*
                --------------- ------------- -------------    -------------
Quarter Ended    2000    1999    2000   1999   2000   1999      2000   1999
-------------    ----    ----    ----   ----   ----   ----      ----   ----
March 31....... $ 4,776 $ 4,468 $  622 $  613 $  193 $  182    $ 0.71 $ 0.65
June 30........   4,592   3,729    568    521    227     99      0.87   0.35
September 30...   5,834   4,435    815    885    328    361      1.25   1.31
December 31....   6,807   4,486    472    575    156    343(1)   0.61   1.24(1)
                ------- ------- ------ ------ ------ ------    ------ ------
                $22,009 $17,118 $2,477 $2,594 $  904 $  985
                ======= ======= ====== ====== ====== ======

 * The sum of the quarters may not equal annual earnings per share due to rounding. Diluted earnings per share for all quarters were the same as basic earnings per share.

(1) Includes a $222 million pre-tax ($145 million after-tax) ($0.52 per share) gain from the sale of the 20% interest in PrimeCo.

                                                        [LOGO OF RECYCLED PAPER]

--------------------------------------------------------------------------------

                                                                   [LOGO OF TXU]
P
R       TXU Corp.
O       1601 Bryan Street
X       Dallas, TX 75201-3411
Y
          This Proxy is Solicited on Behalf of the Board of Directors

   The undersigned hereby appoints Erle Nye and J.S. Farrington, and each of them, Proxies with power to appoint a substitute, and hereby authorizes them to represent and to vote all shares of common stock of TXU Corp. held of record by the undersigned on March 12, 2001 at the annual meeting of shareholders of the Company to be held in the Dallas Ballroom of the Conference Center of the Adam's Mark Hotel, 400 North Olive Street, Dallas, Texas, on Friday, May 11, 2001, and at any adjournments thereof, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.

           (Continued, and to be signed and dated, on reverse side)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

--------------------------------------------------------------------------------
This proxy when properly executed will be voted              Please mark
in the manner directed herein. If no direction is            your votes as  [X]
made, this proxy will be voted FOR items 1 and 2.            indicated in
                                                             this example

Directors recommend a vote FOR all Nominees and FOR Item 2.
--------------------------------------------------------------------------------
1. Election of Directors:        2. Approval of Auditors - Deloitte & Touche LLP

     FOR    WITHHELD                        FOR      AGAINST     ABSTAIN
     [ ]      [ ]                           [ ]        [ ]         [ ]

Nominees:

Derek C. Bonham       Margaret N. Maxey
J.S. Farrington       Erle Nye
William M. Griffin    J.E. Oesterreicher
Kerney Laday          Charles R. Perry
Jack E. Little        Herbert H. Richardson

For, except vote withheld from the following nominee(s):

_________________________________

--------------------------------------------------------------------------------


                               NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. In signing as attorney, administrator, executor, guardian, officer, partner or trustee, please give full title as such. Receipt is acknowledged of the Summary Annual Report of the Company for 2000 and the Notice of Annual Meeting of Shareholders, Proxy Statement and Financial Information.


Signature(s)                                            Date
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                             FOLD AND DETACH HERE